UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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The Mosaic Company

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Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

April 2, 2014

Dear Stockholder:

You are cordially invited to attend The Mosaic Company’s 2014 Annual Meeting of Stockholders. The meeting will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 and via the Internet at www.virtualshareholdermeeting.com/MOS14 on May 15, 2014, at 10:00 a.m. local time. A Notice of the Annual Meeting and a Proxy Statement covering the formal business of the meeting appear on the following pages. At the meeting we will report on our operations during the transition period from June 1 through December 31, 2013 (the “Stub Period”) associated with the change in our fiscal year end from May 31 to December 31. Directions to the meeting are included at the end of the accompanying Proxy Statement.

We hope that you will be able to attend the meeting. However, even if you are planning to attend the meeting, please promptly submit your proxy vote by telephone or Internet or, if you received a copy of the printed proxy materials, by completing and signing the enclosed proxy card and returning it in the postage-paid envelope provided. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

Your cooperation and prompt attention to this matter are appreciated. We look forward to seeing you at the Annual Meeting.

Sincerely,

James T. Prokopanko President and Chief Executive Officer

Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

Notice of 2014 Annual Meeting of Stockholders

To Our Stockholders:

The 2014 Annual Meeting of Stockholders of The Mosaic Company, a Delaware corporation, will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on May 15, 2014, at 10:00 a.m. local time, to consider and act upon the following matters, each of which is explained more fully in the accompanying Proxy Statement:

1.	Approval of an amendment to Mosaic’s Restated Certificate of Incorporation to declassify the Board of Directors;

2.	The election of one director for a term expiring in 2015, and the election of four directors for terms expiring in 2015, or if the amendment to our Restated Certificate of Incorporation is not approved, for terms expiring in 2017, each as recommended by the Board of Directors;

3.	Approval of The Mosaic Company 2014 Stock and Incentive Plan;

4.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, as recommended by our Audit Committee;

5.	An advisory vote to approve the compensation of our executive officers disclosed in the accompanying Proxy Statement; and

6.	Any other business that may properly come before the 2014 Annual Meeting of Stockholders or any adjournment or postponement thereof.

In accordance with our Bylaws and resolutions of the Board of Directors, only stockholders of record at the close of business on March 24, 2014 are entitled to notice of and to vote at the 2014 Annual Meeting of Stockholders.

By Order of the Board of Directors

Richard L. Mack

Executive Vice President, General Counsel and Corporate Secretary

April 2, 2014

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on May 15, 2014:

Our Proxy Statement and Stub Period Report to Stockholders, are available at www.mosaicco.com/proxymaterials.

SUMMARY INFORMATION

This summary highlights information in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Stub Period Report to Stockholders carefully before voting.

The Mosaic Company Annual Meeting of Stockholders

• Date and Time:	May 15, 2014; 10:00 a.m. local time
• Place:	Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441
• Virtual Meeting:	www.virtualshareholdermeeting.com/MOS14
• Record Date:	March 24, 2014

General Information

Corporate website:	www.mosaicco.com
Investor website:	www.mosaicco.com/investors
Stub Period Report to Stockholders:	www.mosaicco.com/proxymaterials

Voting Matters

	Board Recommendation	Page
Declassification of Board	FOR	11
Election of Five Directors	FOR each director nominee	12
Approval of Stock and Incentive Plan	FOR	78
Ratification of KPMG LLP as our independent registered public accounting firm	FOR	89
Say-on-Pay Advisory Proposal	FOR	89

Our Business

We are the world’s leading producer and marketer of concentrated phosphate and potash crop nutrients. We are the largest integrated phosphate producer in the world and one of the largest producers and marketers of phosphate-based animal feed ingredients in the United States. We are the fourth largest producer of potash in the world. Through our broad product offering, we are a single source supplier of phosphate- and potash-based crop nutrients and animal feed ingredients. We serve customers in approximately 40 countries. We mine phosphate rock in Florida and process rock into finished phosphate products at facilities in Florida and Louisiana. We mine potash in Saskatchewan and New Mexico. We have other production, blending or distribution operations in Brazil, China, India, Argentina, and Chile, as well as strategic equity investments in a phosphate rock mine in the Bayovar region in Peru, and a joint venture recently formed to develop a phosphate rock mine and chemical complexes in the Kingdom of Saudi Arabia (the “Northern Promise Joint Venture”). Our operations serve the top four nutrient-consuming countries in the world. We plan to sell our assets in Argentina and Chile and exit our distribution business in those countries, which we do not expect to significantly affect our sales in Latin America.

We were formed through the October 2004 business combination of IMC Global Inc. (“IMC”) and the fertilizer businesses of Cargill, Incorporated (individually, or in any combination with its subsidiaries, “Cargill”). On May 25, 2011, we facilitated Cargill’s exit from its ownership interest in us through a split-off (the “Split-off”) to its stockholders and a debt exchange with certain of its debt holders, and initiated the first in a series of transactions intended to result in the ongoing orderly disposition of the approximately 64% (285.8 million) of our shares that Cargill formerly held. We refer to these transactions as the “New Horizon Transaction” and have included additional information on the disposition of these shares under “Business Highlights” below and “Certain Relationships and Related Transactions” on page 77.

Business Highlights

For the Stub Period, net earnings attributable to Mosaic were $340 million, or $0.80 per diluted share, compared to $1.2 billion, or $2.73 per diluted share, for the seven months ended December 31, 2012. Earnings for the Stub Period were impacted by market conditions that resulted in lower phosphate and potash selling prices compared to the same period in the prior year, among other items. We generated $889.4 million in cash flows from operations during the Stub Period, and maintained cash and cash equivalents of $5.3 billion as of December 31, 2013 compared to $3.7 billion at May 31, 2013.

During the Stub Period, we made significant progress on our strategic plans and other priorities:

•	Growth: Grow our production of essential crop nutrients and operate with increasing efficiency
➢

Northern Promise Joint Venture:  We entered into a definitive agreement to form the Northern Promise Joint Venture to develop, own and operate integrated phosphate production facilities in the Kingdom of Saudi Arabia. We own 25% of the joint venture and will market approximately 25% of the production of the joint venture.

➢

CF Phosphate Assets Acquisition:  We entered into an agreement to acquire the Florida phosphate assets and assume certain related liabilities of CF Industries, Inc. (“CF”). This transaction closed on March 17, 2014.

•

We also signed strategic supply agreements with CF under which CF will provide us with ammonia. We believe the natural gas-based pricing under one of these agreements will provide us with a competitive advantage in the future.

•

We expect our cost for the CF Phosphate Assets Acquisition, together with amounts we expect to spend to develop reserves, improve existing mines and acquire marine assets to transport ammonia from Louisiana to our Florida facilities, to be offset by capital savings that our transactions with CF allow us to achieve. These capital savings relate to cancellations of construction of a proposed ammonia manufacturing plant in Louisiana and a planned beneficiation facility for our future Ona phosphate rock mine in Florida. We also expect to capture significant additional operating efficiencies as a result of the CF Phosphate Assets Acquisition.

➢

We successfully completed a test run of the expanded capacity at our Esterhazy, Saskatchewan, potash mine, which increased our share of sales of Canpotex, Limited (“Canpotex”) from approximately 39.9% to 42.5% effective January 1, 2014. Canpotex is an export association of Canadian potash producers through which we sell our Canadian potash products outside the U.S. and Canada.

•	Market Access: Expand our reach and impact by continuously strengthening our distribution network
➢

We are increasing our investment in Brazil – a key growth region and strategically important country for crop nutrients. We expect our investments in Brazil will enable us to grow our share of sales in this key country.

•	Innovation: Build on our industry-leading products, process and sustainability innovations
➢	Sales volume for our premium MicroEssentials® products increased approximately 13% from the prior year period, contributing to a new record for our sales of MicroEssentials®.
•	Total Shareholder Return: Deliver strong financial performance and provide meaningful returns to our shareholders
➢

We entered into a share repurchase agreement (the “MAC Trusts Share Repurchase Agreement”) with two former Cargill stockholders (the “MAC Trusts”) to purchase all of the remaining Class A Shares held by the MAC Trusts through a series of transactions through July 30, 2014. As of the date of this Proxy Statement, all 21,647,007 Class A Shares, Series A-3, held by the MAC Trusts, and 6,184,858 Class A Shares, Series A-2, had been repurchased for an aggregate of $1.3 billion and 15,462,150 Class A Shares, Series A-2, remain to be purchased.

➢	We completed a $2.0 billion public debt offering at attractive interest rates.

➢	We upsized and extended our prior $750 million unsecured revolving credit facility with a new unsecured five-year revolving credit facility in the amount of $1.5 billion.
➢

Subsequent to year-end, we initiated a $1 billion share repurchase program (the “Repurchase Program”), allowing us to repurchase Class A Shares or Common Stock, through direct buybacks or in the open market. As of the date of this Proxy Statement, we had purchased 155,000 shares of our Common Stock under the Repurchase Program.

•

As part of the Repurchase Program, we entered into share repurchase agreements (the “Family Trusts Share Repurchase Agreements”) with certain Cargill family member trusts (the “Family Trusts”) to purchase an aggregate of approximately 8.2 million Class A Shares under the Repurchase Program. These purchases have been completed for an aggregate of approximately $387.3 million.

We have included additional information on these matters in this Proxy Statement or in our accompanying Stub Period Annual Report.

Compensation Highlights

•	Say-on-Pay:
➢	2013 “Say-on-Pay” advisory proposal approved by 98% of votes cast.
➢	Say-on-Pay advisory proposals submitted to stockholders annually.
•	Stub Period Executive Compensation:
➢	Compensation aligned with strategic interests of our investors.
➢	Target direct compensation for Named Executive Officers commensurate with prior fiscal year financial results and progress on our strategic priorities, and reflects our compensation philosophy.
➢	Target compensation for Named Executive Officers designed to be competitive with evolving trends and best practice.
➢	High proportion of target direct compensation “at risk” based on individual and company performance and more than half in the form of long-term incentives paid in the form of equity:

➢

Further enhanced alignment of executive compensation with stockholder interests by introducing a “sharing rate” concept to the Operating Earnings measure under our short-term incentive plan, with participants sharing in our Operating Earnings with payouts increasing as return on invested capital increases.

➢

Below-target short-term incentive plan payouts reflected achievement of a below-target level of operating earnings, strong performance on cost control objectives and the number of employee and contractor injuries, and below-threshold performance under an incentive measure that measures the severity of employee and contractor injuries.

➢

Long-term equity incentive “burn rate” (the target ratio of shares of our Common Stock, par value $0.01 per share (“Common Stock”) subject to equity incentive awards granted as part of our Stub Period grant as a percentage of our outstanding stock) of 0.16% as of May 31, 2013.

•	Compensation Governance:

➢ Executive Employment Agreements:	No
➢ Executive Change-in-Control Agreements:	Double Trigger; No Tax Gross-Up
➢ Stock Ownership Guidelines:	Yes
➢ “Clawback” Policy:	Yes
➢ Hedging Policy:	Yes
➢ Independent Compensation Consultant:	Yes
➢ Access to Other Independent Advisors:	Yes
➢ Independent Compensation Committee and Compensation Adviser under new Independence Standards:	Yes
•	Compensation Philosophy: Utilize our executive compensation program to:

➢ Align strategic interests with stockholders’ interests.
➢ Achieve short and long-term business objectives.
➢ Attract, retain and motivate employees.
➢ Pay for performance.
•	Compensation Risk: Balanced set of rewards without encouraging excessive risk-taking.
•

Perquisites and Other Special Executive Benefits:  Standard benefits and limited special executive perquisites and other benefits. Reportable perquisites and other special executive benefits not generally available to salaried domestic employees did not exceed $16,900 for any Named Executive Officer for the Stub Period.

Corporate Governance Highlights

•

Declassification of Board of Directors.  At the 2014 Annual Meeting of Stockholders (“2014 Annual Meeting”), we are submitting to our stockholders a management proposal to eliminate the classification of our Board of Directors. Directors elected at the 2014 Annual Meeting and subsequently would be elected for one-year terms. The terms of office for directors elected prior to the 2014 Annual Meeting would not be shortened by this proposal.

•

Independent Directors.  All of our directors, except our CEO and one director who is an executive officer of Cargill, are independent. All of the members of our Audit, Compensation and Corporate Governance and Nominating Committees are independent.

•	Majority Vote Standard. Our Bylaws provide for the election of directors by a majority of votes cast in uncontested elections.
•	Independent Non-Executive Chairman. Our Board is led by an independent non-executive Chairman.
•	Director Stock Ownership. $425,000 minimum guideline for directors with five years of service.
•

Succession Planning.  Rigorous framework for Corporate Governance and Nominating Committee annual review of succession planning for our CEO and for Compensation Committee annual review of succession planning for other executive officers and key executives.

•	Environmental, Health, Safety and Sustainable Development.

➢ Dedication to protecting our employees and the communities in which we operate, and to being a good steward of natural resources.
➢ Separate standing Board committee to oversee environmental, health, safety, security and sustainable development.
•	Annual Board and Committee Evaluations.

➢ Annual self-evaluation by Board and each standing committee, including peer review.
➢ Annual review of each standing committee’s charter.

Risk Oversight

•

Standing management Enterprise Risk Management, or ERM, Committee assists in achieving business objectives through systematic approach to anticipate, analyze and review material risks. Consists of cross-functional team of executives and senior leaders.

•	Board oversees management’s actions, with assistance from each of its standing committees. Management reports on enterprise risks to the full Board on a regular basis.

Declassification of our Board of Directors

Our Board is proposing an amendment to our Restated Certificate of Incorporation to declassify our Board of Directors. If the proposed amendment is approved by our stockholders, implementation of the declassification of our Board would commence at the 2014 Annual Meeting. Director nominees standing for election at the 2014 Annual Meeting, and at each annual meeting thereafter, would be elected to serve a one-year term, resulting in the Board of Directors being fully declassified (and all Board members standing for annual elections) commencing with the 2016 annual meeting of stockholders. The amendment would not change the unexpired three-year terms of directors elected prior to effectiveness of the amendment.

Proposal to Approve 2014 Stock and Incentive Plan

•

Purpose:  Allow us to motivate, reward and retain employees, officers and directors through stock and cash-based incentive compensation, provide opportunities for their stock ownership and align their interests with those of stockholders.

•	Number of Shares Subject to Plan: 25,000,000.
➢	Limits on Share Recycling
➢	Three Year Average Burn Rate as of March 7, 2014: 0.16%.
•	Types of Awards: stock options; stock appreciation rights; other cash and stock-based performance awards; restricted stock; restricted stock units; other stock grants and stock-based awards.
•	Duration of Plan: Additional awards may not be made after May 15, 2024.
•	Governance Highlights:
➢	Administration: For officers and employees, Compensation Committee; for directors, full Board.
➢	No initial in-the-money option or stock appreciation right grants
➢	No repricing of underwater options or stock appreciation rights
➢

“Full value” awards (stock-based performance awards (excluding options and stock appreciation rights); restricted stock; restricted stock units) reduce shares available under plan by twice the stated number of shares

➢	Accelerated vesting not triggered solely by stockholder approval of business combination transaction
➢	Dividend equivalents:
•	Not payable until awards vest.
•	Not available on options or stock appreciation rights.
➢	Maximum term for options and stock appreciation rights: Ten years.
•	Treatment of Prior Plan: No further awards will be made under our current stock and incentive plan if our stockholders approve the new plan.

Directors and Director Nominees

The table below shows summary information about each director and nominee for election as a director. Each director nominee is elected by a majority of the votes cast. If our Board declassification proposal is approved by our stockholders, these director nominees will be elected for terms that expire in 2015. Otherwise, if our Board declassification proposal is not approved by our stockholders, each of these director nominees, other than Ms. Johnson, will be elected for terms that expire in 2017, and Ms. Johnson would be elected for a term that expires in 2015. Each director was present for at least 93% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during the Stub Period and subsequent to the election of such director to the Board.

Name	Age	Director Since	Occupation	Experience/ Qualifications		Committee Memberships				Other Company Boards
					Independent	AC	Comp	Gov	EHSS
Nominees for Election as Directors
Denise C. Johnson	47	New Nominee	Vice President, Integrated Manufacturing Operation Division, Caterpillar, Incorporated	•Global Operational Leadership •Operational Excellence •Strategic Business Planning	X
Nancy E. Cooper	60	2011	Retired, former Executive Vice President and CFO, CA, Inc. (“CA Technologies”)	•Financial Expertise and Leadership •Audit Committee Experience •Software Technology •Ethics and Compliance	X					Teradata Corporation Brunswick Corporation
James L. Popowich	69	2007	Retired, former CEO, Elk Valley Coal Corporation	•Executive and Operational Leadership •Mining •Environment, Health, Safety and Sustainability	X					Canadian Institute of Mining, Metallurgy and Petroleum
James T. Prokopanko	60	2004	President and CEO, Mosaic	•Management Interface with Board •Agriculture/ Fertilizer						Vulcan Materials Company
Steven M. Seibert	58	2004	Attorney, The Seibert Law Firm	•Government and Public Policy •Statewide and Local Issues in Florida •Environment and Land Use	X
Continuing Directors
Directors whose Term of Office Expires in 2015
Gregory L. Ebel	49	2012	President and CEO, Spectra Energy Corp	•Executive Leadership •Finance •Business Development	X					Spectra Energy Corp Spectra Energy Partners, LP
Robert L. Lumpkins	70	2004	Retired, former Vice Chairman and CFO, Cargill	•Executive Leadership •Finance •Agricultural/ Fertilizer Business •Formation of Mosaic	X					Ecolab, Inc.
William T. Monahan	66	2004	Retired, former Chairman, President and CEO, Imation Corp.	•Executive and Operational Leadership •Marketing •Executive Compensation	X					Pentair Ltd.

Name	Age	Director Since	Occupation	Experience/ Qualifications		Committee Memberships				Other Company Boards
					Independent	AC	Comp	Gov	EHSS
Directors whose Term of Office Expires in 2016
Timothy S. Gitzel	51	2013	President and CEO, Cameco Corporation	•Executive Leadership •Business, Government and Regulatory Affairs in Canada •Mining	X					Cameco Corporation
William R. Graber	70	2004	Retired, former Senior Vice President and CFO, McKesson Corporation	•Financial Expertise and Leadership •Audit Committee Financial Expert •Executive Leadership	X					Kaiser Permanente
Emery N. Koenig	57	2010	Executive Vice Chairman and Chief Risk Officer, Cargill	•Executive Leadership •Finance •Risk Management •Agricultural Business						Cargill, Incorporated
David T. Seaton	52	2009	Chairman and CEO, Fluor Corporation	•Project Management •Executive Leadership •Global Operations •Energy and Chemicals Markets	X					Fluor Corporation

AC:	Audit Committee
Comp:	Compensation Committee
Gov:	Corporate Governance and Nominating Committee
EHSS:	Environmental, Health, Safety and Sustainable Development Committee

:	Committee Chair

:	Committee Member

Auditors

As a matter of good corporate governance, we are requesting our stockholders to ratify our selection of KPMG LLP as our independent registered public accounting firm. The table below shows information about KPMG LLP’s fees for services in the Stub Period, fiscal 2013 and 2012:

	Stub Period ($)	2013 ($)	2012 ($)
Audit Fees	3,995,000	4,750,000	4,415,000
Audit-Related Fees	1,252,000	657,000	470,000
Tax Fees	290,000	386,000	433,000
All Other Fees	0	42,000	0

Frequently Asked Questions and Directions to Meeting

We provide answers to many frequently asked questions about the 2014 Annual Meeting and voting, including how to vote shares held in employee benefit plans, in the Questions and Answers section beginning on page 95. We have included directions to the 2014 Annual Meeting on the back cover of this Proxy Statement.

Page

SUMMARY INFORMATION	3
The Mosaic Company Annual Meeting of Stockholders	3
General Information	3
Voting Matters	3
Our Business	3
Business Highlights	4
Compensation Highlights	5
Corporate Governance Highlights	6
Risk Oversight	7
Declassification of Board of Directors	7
Proposal to Approve 2014 Stock and Incentive Plan	7
Directors and Director Nominees	8
Auditors	9
Frequently Asked Questions and Directions to Meeting	9

PROXY STATEMENT	11

PROPOSAL NO. 1 – APPROVAL OF AN AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS	11

PROPOSAL NO. 2 – ELECTION OF DIRECTORS	12
Nomination and Selection of Directors	12
Director Qualifications	13
Nominee for Election as Director whose Term Expires in 2015	14
Nominees for Election as Directors whose Terms Expire in 2015 or, in the alternative, if Proposal 1 is not approved by our stockholders, for three-year terms expiring in 2017	15
Class II Directors Whose Terms Expire in 2015	17
Class III Directors Whose Terms Expire in 2016	18

DIRECTOR STOCK OWNERSHIP GUIDELINES	20

CORPORATE GOVERNANCE	21
Board Independence	21
Board Oversight of Risk	21
Committees of the Board of Directors	22
Other Policies Relating to the Board of Directors	26
Code of Business Conduct and Ethics	31

DIRECTOR COMPENSATION	32
Non-Employee Directors	32
Employee Directors	32
Non-Employee Director Compensation Table	32

EXECUTIVE COMPENSATION	34
Table of Contents	34
Compensation Discussion and Analysis	35
Compensation Committee Report	61
Compensation Risk Analysis	61
Executive Compensation Tables	61

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	77

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	78

PROPOSAL NO. 3 – APPROVAL OF THE MOSAIC COMPANY 2014 STOCK AND INCENTIVE PLAN	78

PROXY STATEMENT

The Board of Directors (the “Board”) of The Mosaic Company is soliciting proxies for use at the 2014 Annual Meeting to be held on May 15, 2014, and at any adjournment or postponement of the meeting. The proxy materials are first being mailed or available to stockholders on or about April 2, 2014.

References in this Proxy Statement to “Mosaic” refer to The Mosaic Company and references to the “Company,” “we,” “us,” or “our” refer to Mosaic and its direct and indirect subsidiaries, individually or in any combination.

Through May 31, 2013, our fiscal year ended on May 31, and references in this Proxy Statement to fiscal 2013 or any prior fiscal year are to the twelve months ended May 31 of that year. As previously reported, we have changed our fiscal year end to December 31 from May 31 and have filed a transition report on Form 10-K with the Securities and Exchange Commission (“SEC”) for the Stub Period (the “Stub Period 10-K Report”).

PROPOSAL NO. 1 – APPROVAL OF AN AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS

Our Restated Certificate of Incorporation currently provides that the Board be divided into three classes, with members of each class of directors serving a three-year term. The classification of the Board results in staggered elections, with a different class of directors standing for election each year. We are asking you to approve an amendment to our Restated Certificate of Incorporation to declassify our Board.

This proposal is a result of the ongoing review by our Board of corporate governance matters generally, and, in particular, the advantages and disadvantages of maintaining a classified board structure. It is also the result of our open dialog and communication with our stockholders. The Board and its Corporate Governance and Nominating Committee believe that our classified structure has helped to ensure the continuity of our business strategies and has reinforced a commitment to long-term stockholder value. Although these are important benefits, the Board and Corporate Governance and Nominating Committee recognize that there is a growing sentiment among stockholders and the investment community in favor of declassified boards and the annual election of all directors. Ultimately, the Board and Corporate Governance and Nominating Committee concluded that the Board would continue to be effective in protecting stockholder interests under an annual election system. We also received a stockholder proposal in 2013 to put declassification of the Board on the ballot for our 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”). After discussion with representatives of the stockholder making that proposal, our Board agreed to bring to a vote at the 2014 Annual Meeting a management proposal to declassify our Board, following which the stockholder proposal was withdrawn. Accordingly, upon the recommendation of our Corporate Governance and Nominating Committee, our Board unanimously approved an amendment to Article VIII of our Restated Certificate of Incorporation to declassify the Board (the “Amendment”), subject to stockholder approval at the 2014 Annual Meeting, and declared the Amendment to be advisable. A copy of Article VIII of the Restated Certificate of Incorporation, as it would be implemented upon stockholder approval of this Proposal No. 1, is attached as Appendix A to this Proxy Statement.

In addition, the Board, upon recommendation of the Corporate Governance and Nominating Committee, has provisionally approved amendments to our Amended and Restated Bylaws relating to the filling of director vacancies, to reflect the proposed declassification of the Board. The amendments to our Amended and Restated Bylaws have been approved by the Board but are conditioned upon stockholder approval of the Amendment pursuant to this proposal.

If the proposed Amendment is approved by our stockholders, implementation of the declassification of our Board would commence at the 2014 Annual Meeting. Director nominees standing for election at the 2014 Annual Meeting, and at each annual meeting thereafter, would be elected to serve a one-year term, resulting in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2016 annual meeting of stockholders. The Amendment would not change the unexpired three-year terms of directors elected prior to effectiveness of the Amendment. In accordance with our Amended and Restated Bylaws, as amended by the Board conditioned upon stockholder approval of the Amendment pursuant to this proposal, any director chosen as a result of a newly created directorship or to fill a vacancy on the Board would hold office until the next annual meeting of stockholders. If our stockholders do not approve the Amendment at the 2014 Annual Meeting, then no changes will be made to our Restated Certificate of Incorporation or Amended and Restated Bylaws and our Board will remain classified. This description of the effect of the proposed Amendment is a summary and is qualified by the full text of the proposed Amendment, attached as Appendix A to this Proxy Statement.

The Board of Directors recommends a vote FOR approval of the amendment to the Restated Certificate of Incorporation to declassify our Board of Directors.

PROPOSAL NO. 2 – ELECTION OF DIRECTORS

Our Board has nominated one director for election at the 2014 Annual Meeting to hold office for a one-year term expiring in 2015; and four directors for election at the 2014 Annual Meeting to hold office for one-year terms expiring in 2015 or, in the alternative, if Proposal No. 1 is not approved by our stockholders, for three-year terms expiring in 2017.

Our Board currently consists of 11 members and is divided into three classes. Prior to the 2014 Annual Meeting, the members of each class were elected to serve three-year terms, with the term of office for each class ending in consecutive years. In accordance with our bylaws, our Board has determined to set the number of directors at 12 members, effective as of the date of the 2014 Annual Meeting with the additional director added to the class that would stand for election at our 2015 Annual Meeting of Stockholders.

Our Board has nominated Denise C. Johnson for election at the 2014 Annual Meeting for a one-year term expiring in 2015. Nancy E. Cooper, James L. Popowich, James T. Prokopanko and Steven M. Seibert, each of whom is currently serving in the class of directors whose term expires at the 2014 Annual Meeting, will stand for re-election at the 2014 Annual Meeting for one-year terms expiring in 2015 or, in the alternative, if Proposal No. 1 is not approved by our stockholders, for three-year terms expiring in 2017. Each nominee has indicated a willingness to serve another term on the Board.

If one or more nominees should become unavailable to serve as a director, it is intended that shares represented by the proxies will be voted for such substitute nominee or nominees as may be selected by the Board.

Nomination and Selection of Directors

The Corporate Governance and Nominating Committee identifies and evaluates potential director candidates in a variety of ways:

•	Periodic solicitation of input from Board members.

•	Consultations with senior management and director search firms.

•	Candidates nominated by stockholders who have complied with the advance notice procedures set forth in our Bylaws.

The Corporate Governance and Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines its nominees after considering the recommendation of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee evaluates all candidates on the same basis regardless of the source of the referral.

Our Bylaws provide that a stockholder entitled to vote at an annual meeting who wishes to nominate a candidate for election to the Board is required to give written notice to our Corporate Secretary of his or her intention to make such a nomination. In accordance with the advance notice procedures in our Bylaws, a notice of nomination is required to be received within the prescribed time and must contain certain information about both the nominee and the stockholder making the nomination as described in our Policy Regarding Identification and Evaluation of Potential Director Nominees. The full text of this policy is available on our website www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption. The Corporate Governance and Nominating Committee may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. Additionally, the notice of nomination must include a statement whether each such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election, an irrevocable resignation letter to be effective upon acceptance by the Board, in accordance with our Corporate Governance Guidelines. The remainder of the requirements of the advance notice procedures are described in this Proxy Statement under the caption “Stockholder Proposals and Nominations for the 2015 Annual Meeting of Stockholders.” A nomination that does not comply with the advance notice procedures may be disregarded.

Director Qualifications

In order to be nominated by the Board as a director, director nominees should possess, in the judgment of the Corporate Governance and Nominating Committee, the qualifications set forth in our Corporate Governance Guidelines, including:

•	Personal characteristics:

➢	highest personal and professional ethics, integrity and values;

➢	an inquisitive and objective perspective; and

➢	practical wisdom and mature judgment;

•	Broad experience at the policy-making level in international business, trade, agriculture, government, academia or technology;

•

Expertise that is useful to us and complementary to the background and experience of other directors, so that an appropriate balance of skills and experience of the membership of the Board can be achieved and maintained;

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance;

•	Involvement only in activities or interests that do not create a material conflict with the director’s responsibilities to us and our stockholders;

•	Commitment in advance of necessary time for Board and committee meetings; and

•	A personality reasonably compatible with the existing Board members.

In evaluating director nominees, the Board and the Corporate Governance and Nominating Committee believe that diversity in the broadest sense, as stated in our Corporate Governance Guidelines, including background, experience, geographic location, gender and ethnicity, is an important consideration in the composition of the Board as a whole. The committee discusses diversity considerations in connection with each director candidate. When seeking the assistance of a director search firm to identify candidates, the Corporate

Governance and Nominating Committee requests that the search firm consider diversity, in addition to other factors, in its search criteria.

Our Corporate Governance and Nominating Committee annually reviews our Corporate Governance Guidelines, including the provisions relating to diversity, and recommends to the Board any changes it believes appropriate to reflect best practices. In addition, our Board assesses annually its overall effectiveness by means of a self-evaluation process. This evaluation includes, among other things, a peer review and an assessment of the overall composition of the Board, including a discussion as to whether the Board has adequately considered diversity, among other factors, in identifying and discussing director candidates.

The full text of our Corporate Governance Guidelines is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

Nominee for Election as Director whose Term Expires in 2015

Denise C. Johnson Vice President and Officer – Integrated Manufacturing Operations Caterpillar, Incorporated Age: 47 New Nominee Independent: Yes	Ms. Johnson has served as Vice President and Officer – Integrated Manufacturing Operations of Caterpillar, Incorporated (“Caterpillar”), a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives, since May 2013. Prior to becoming Vice President and Officer – Integrated Manufacturing Operations, Ms. Johnson served as Vice President and Officer – Diversified Products Division from January 2013 to May 2013 and as General Manager – Specialty Products from May 2011 to January 2013 of Caterpillar. Ms. Johnson began her career at General Motors Corporation and continued at General Motors Company, an automobile and truck manufacturer, where she held increasingly important roles from 1989 through 2011, including President and Managing Director of General Motors do Brasil Ltda. from June 2010 to March 2011; Vice President and Officer, General Motors Labor Relations, from December 2009 to June 2010; Vehicle Line Director and Vehicle Chief Engineer, Global Small Cars, from April 2009 to December 2009; and Plant Manager, Flint Truck Assembly & Flint Metal Center Plants, from November 2008 to April 2009.
Skills and Qualifications:

Global Operational Leadership – Significant experience in leading complex global operations, labor negotiations and product development, improvement and launches.

Operational Excellence – Experience in lean manufacturing and supply chain management.

Strategic Business Planning – Experience in developing global leadership strategies to optimize core business value.

Nominees for Election as Directors whose Terms Expire in 2015 or, in the alternative, if Proposal No. 1 is not approved by our stockholders, for three-year terms expiring in 2017

Nancy E. Cooper

Retired, former Executive Vice President and Chief Financial Officer

CA Technologies

Age: 60

Director Since: October 2011

Stub Period Meeting Attendance: 93.75%

Independent: Yes

Mosaic Committee Membership:

• Audit (Chair)

• Corporate Governance and

    Nominating

Ms. Cooper served as Executive Vice President and Chief Financial Officer of CA Technologies, an IT management software provider, from August 2006 until she retired in May 2011. Ms. Cooper joined CA Technologies with nearly 30 years of finance experience, including as Chief Financial Officer for IMS Health Incorporated, a leading provider of market intelligence to the healthcare industry, from 2001 to August 2006, and, prior to that, Reciprocal, Inc., a leading digital rights management and consulting firm. In 1998, she served as a partner responsible for finance and administration at General Atlantic Partners, a private equity firm focused on software and services investments. Ms. Cooper began her career at IBM Corporation where she held increasingly important roles over a 22-year period that focused on technology strategy and financial management.
Skills and Qualifications:

Financial Expertise and Leadership and Audit Committee Experience – Extensive experience as a Chief Financial Officer and in other financial leadership roles at several public companies, as well as service on the audit committee of two other public companies; allows her to serve as an “audit committee financial expert” within the meaning of SEC rules.

Software Technology Experience – Experience in technology matters.

Ethics and Compliance – Ethics and compliance focus.

Other Board Service:
• Teradata Corporation (Audit Committee) • Brunswick Corporation (Audit Committee)

James L. Popowich

Retired, former Chief Executive Officer

Elk Valley Coal Corporation

Age: 69

Director Since: December 2007

Stub Period Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

• Compensation

• Environmental, Health, Safety

    and Sustainable Development

Mr. Popowich served as President and Chief Executive Officer of Elk Valley Coal Corporation (“EVCC”), a producer of metallurgical hard coking coal, in Calgary, Alberta, from January 2004 to August 2006, and as President of the Fording Canadian Coal Trust, a mutual fund trust that held a majority ownership interest in EVCC, from January 2004 until his retirement in December 2006. Mr. Popowich was Executive Vice President of EVCC from February 2003 to January 2004. He is a director of the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”), an industry technical association dedicated to education and identifying best practices in the mineral industry. Mr. Popowich was Past President of CIM from May 2008 through May 2009, and President of CIM from May 2007 to May 2008.
Skills and Qualifications:

Executive and Operational Leadership Experience – Significant executive and operational experience.

Mining Experience – Extensive experience in the mining business, including both shaft and open-pit; member of the Association of Professional Engineers, Geologist and Geophysicists of Alberta; received the CIM Fellowship award for contributions to the coal industry in Canada; and serves as a consultant to the mining industry with a focus on operational excellence.

Environment, Health, Safety, and Sustainability – Familiarity with addressing environmental, health, safety, corporate social responsibility and greenhouse gas matters in Canada.

Other Board Service:
• CIM • Climate Change Central (an organization established by the Alberta government dedicated to the reduction of greenhouse gasses, 2002 – 2010)

James T. Prokopanko President and Chief Executive Officer The Mosaic Company Age: 60 Director Since: October 2004 Stub Period Meeting Attendance: 100% Independent: No	Mr. Prokopanko has been our President and Chief Executive Officer since January 2007. He joined us as our Executive Vice President and Chief Operating Officer in July 2006, serving in such offices until he was elected President and Chief Executive Officer. Previously, he was a Corporate Vice President of Cargill from 2004 to 2006. He was Cargill’s Corporate Vice President with executive responsibility for procurement from 2002 to 2006 and a leader of Cargill’s Ag Producer Services Platform from 1999 to 2006. After joining Cargill in 1978, he served in a wide range of leadership positions, including being named Vice President of the North American crop inputs business in 1995. During his Cargill career, Mr. Prokopanko was engaged in retail agriculture businesses in Canada, the United States, Brazil, Argentina and the United Kingdom. Mr. Prokopanko is the sole director who is a member of management.
Skills and Qualifications:

Management Interface with Board – Principal interface between management and our Board; facilitates our Board’s performance of its oversight function by communicating the Board’s and management’s perspectives to each other.

Agriculture/Fertilizer – Longstanding experience in the agriculture and fertilizer industry through executive and operational roles for Cargill.

Other Board Service:
• Vulcan Materials Company (Compensation Committee; Governance Committee)

Steven M. Seibert

Attorney

The Seibert Law Firm

Age: 58

Director Since: October 2004

Stub Period Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

• Corporate Governance and

    Nominating

• Environmental, Health, Safety

    and Sustainable Development

    (Chair)

Mr. Seibert is a land use and environmental attorney and has been a Florida Supreme Court-certified mediator for over 20 years. He has operated The Seibert Law Firm in Tallahassee, Florida since January 2003, and in early 2013 co-founded a strategy consulting firm, TriSect LLC. From July 2008 until September 2011, Mr. Seibert was Senior Vice President and Director of Strategic Visioning for the Collins Center for Public Policy, a non-partisan, non-profit policy research organization. He also served as the Executive Director of the Century Commission for a Sustainable Florida from 2005 until July 2008. Prior to re-starting his law practice in 2003, Mr. Seibert was the gubernatorial appointed Secretary of the Florida Department of Community Affairs from 1999 to 2003 and, before that, Mr. Seibert was an elected County Commissioner representing Pinellas County, Florida from 1992 to 1999.
Skills and Qualifications:

Government and Public Policy; Statewide and Local Issues in Florida – Service in various public policy and governmental roles in Florida, as well as his law practice, contribute to our Board’s understanding of public policy and other statewide and local issues in Florida, where most of our phosphate operations are located.

Environment and Land Use Experience – Insights gained through his experience in environmental, land and water use and emergency management in Florida enhance our Board’s perspective on these matters. Facilitates his leadership of our Environmental, Health, Safety and Sustainable Development Committee.

Class II Directors Whose Terms Expire in 2015

Gregory L. Ebel

President and Chief Executive Officer

Spectra Energy Corp

Age: 49

Director Since: October 2012

Stub Period Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

• Audit

• Compensation

Mr. Ebel has served as President and Chief Executive Officer of Spectra Energy Corp which, through its subsidiaries and equity affiliates, owns and operates a large and diversified portfolio of complementary natural gas-related energy assets, since January 1, 2009. Prior to January 2009, Mr. Ebel served as Group Executive and Chief Financial Officer of Spectra Energy from January 2007, President of Union Gas Limited, a subsidiary of Spectra Energy, from January 2005 until January 2007, and Vice President, Investor & Shareholder Relations of Duke Energy Corporation from November 2002 until January 2005. Mr. Ebel joined Duke Energy in March 2002 as Managing Director of Mergers and Acquisitions in connection with Duke Energy’s acquisition of Westcoast Energy Inc.
Skills and Qualifications:

Executive Leadership – Breadth of senior executive and policy-making roles at Spectra Energy and Duke Energy, and in a number of leadership positions in the areas of finance, operations and strategic development.

Finance – Experience in financial matters and as a financial executive, including Chief Financial Officer of Spectra Energy and Vice President, Investor and Shareholder Relations of Duke Energy.

Business Development – Experience in leading organization in the areas of strategic development and mergers and acquisitions at Spectra Energy and Duke Energy.

Other Board Service:
• Spectra Energy Corp • Spectra Energy Partners

Robert L. Lumpkins

Retired, former Vice Chairman and Chief Financial Officer

Cargill, Incorporated

Non-Executive Chairman of Mosaic’s Board

Age: 70

Director Since: January 2004

Stub Period Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

• Corporate Governance and

    Nominating (Chair)

Mr. Lumpkins served as Vice Chairman of Cargill from August 1995 to October 2006 and as its Chief Financial Officer from 1989 to 2005. As Vice Chairman of Cargill, Mr. Lumpkins played a key role in the formation of Mosaic through the combination of IMC and Cargill’s fertilizer businesses.
Skills and Qualifications:

Executive Leadership – Experience in various senior executive and policy-making roles at Cargill, including as Vice Chairman for over a decade; international management; strong and effective Board leadership and governance.

Finance – Served in various financial leadership roles at Cargill, including Chief Financial Officer for over ten years.

Agricultural and Fertilizer Business Expertise; Formation of Mosaic – Experience in Cargill’s agricultural and fertilizer businesses and service as one of Cargill’s key leaders in the conception and formation of Mosaic; possesses unique strategic and business insights into our business.

Other Board Service:
• Ecolab, Inc. (Chair, Safety, Health and Environment Committee; Audit Committee) • Howard University • Airgas, Inc. (2010 – August 2013) • Webdigs, Inc. (2007 – 2010)

William T. Monahan

Retired, former Chairman of the Board, President and Chief Executive Officer

Imation Corp.

Age: 66

Director Since: October 2004

Stub Period Meeting Attendance: 93.75%

Independent: Yes

Mosaic Committee Membership:

• Audit

• Compensation (Chair)

Mr. Monahan served as Chairman of the Board, President and Chief Executive Officer of Imation Corp., a developer, manufacturer, marketer and distributor of removable data storage media products and accessories, from 1996 to 2004. Previously, he served as Group Vice President of 3M Company responsible for its Electro and Communications Group, Senior Managing Director of 3M’s Italy business and Vice President of 3M’s Data Storage Products Division.
Skills and Qualifications:

Executive and Operational Leadership – Broad experience as CEO, Chairman, and lead director of other public companies. Experienced in international management, financial management, mergers and acquisitions and corporate structure development.

Marketing – Experienced in worldwide marketing and distribution, and business to business sales development.

Executive Compensation Background – Strong background in executive compensation matters as a former CEO and in other executive roles, as well as his service as a member and chairman of compensation committees for other public companies, facilitates his leadership of our Compensation Committee.

Other Board Service:

• Pentair Ltd. (Lead Director; Compensation Committee; Governance Committee)

• Hutchinson Technology, Inc. (2000 – December 2012; Chair, Compensation Committee)

• Solutia Inc. (2008 – July 2012; Lead Director)

• Novelis Inc. (2005 – May 2007; Chairman of the Board and Interim CEO, August 2006 to 2007)

Class III Directors Whose Terms Expire in 2016

Timothy S. Gitzel

President and Chief Executive Officer

Cameco Corporation

Age: 51

Director Since: 2013

Stub Period Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

• Corporate Governance and

    Nominating

Mr. Gitzel has been President and Chief Executive Officer of Cameco Corporation, a uranium producer and provider of processing services required to produce fuel for nuclear power plants, since July 2011. From May 2010 to July 2011, Mr. Gitzel served as President of Cameco and from January 2007 to May 2010, as its Senior Vice President and Chief Operating Officer. Prior to joining Cameco, Mr. Gitzel was Executive Vice President, mining business unit for Areva SA in Paris, France from 2004 to January 2007 with responsibility for global uranium, gold, exploration and decommissioning operations in eleven countries, and served as President and Chief Executive Officer of Cogema Resources Inc., now known as Areva Resources Canada, from 2001 to 2004.
Skills and Qualifications:

Executive Leadership – Executive leadership experience in multi-national companies.

Experience in Business, Government and Regulatory Affairs in Canada – Extensive experience in business, governmental and regulatory affairs in Canada and the Province of Saskatchewan, where most of our Potash business’ mines are located.

Mining Experience – More than 19 years of senior management experience in Canadian and international uranium and mining activities including global exploration and decommissioning operations.

Other Board Service:
• Cameco Corporation

William R. Graber

Retired, former Senior Vice President and Chief Financial Officer

McKesson Corporation

Age: 70

Director Since: October 2004

Stub Period Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

• Audit

• Corporate Governance and

    Nominating

Mr. Graber is the retired Senior Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services company. Mr. Graber held this position since joining McKesson in February 2000 through his retirement in May 2004. From 1991 to 1999, Mr. Graber was with Mead Corporation where, prior to becoming Vice President and Chief Financial Officer, he served as Controller and Treasurer. From 1965 to 1991, Mr. Graber held a variety of financial management positions at General Electric Company.
Skills and Qualifications:

Financial Expertise and Leadership – Experience as CFO and other financial and accounting leadership roles for several other companies; facilitates his service on our Audit Committee.

Executive Leadership:  Extensive experience as both a senior executive and a director of other public companies in a wide variety of businesses, including cyclical businesses, short-cycle, long-cycle, manufacturing and service businesses.

Other Board Service:
• Kaiser Permanente • Archimedes, Inc. (2005 – 2013) • Solectron Corporation (2004 – 2007)

Emery N. Koenig

Executive Vice President, Chief Risk Officer and member of Corporate Leadership Team

Cargill, Incorporated

Age: 57

Director Since: October 2010

Stub Period Meeting Attendance: 100%

Independent: No

Mosaic Committee Membership:

• Environmental, Health, Safety

    and Sustainable Development

Mr. Koenig was elected the Vice Chairman and Chief Risk Officer of Cargill in September 2013 and has served as a member of its Corporate Leadership Team since December 2009. Mr. Koenig has also served, concurrently since April 2006, as leader of the Cargill Agricultural Supply Chain Platform. Previously, Mr. Koenig served as Executive Vice President and Chief Risk Officer of Cargill from June 2011 to September 2013; as Senior Vice President at Cargill from June 2010 to June 2011; and as leader of the Cargill Energy, Transportation and Industrial Platform from June 2007 to July 2011. Since joining Cargill in 1978, Mr. Koenig has had 14 years of agricultural commodity trading and managerial experience in various locations in the United States and 15 years in Geneva, Switzerland leading Cargill’s global trading and risk management activities. Mr. Koenig currently serves as Chairman of Black River Asset Management, a subsidiary of Cargill, a trustee for Minnesota Public Radio and a director of CARE USA and the Catholic Community Foundation.
Skills and Qualifications:

Executive Leadership – Experience in various senior executive and policy-making roles at Cargill, including broad experience in management of a global business.

Finance – Experience as executive and leader in commodity trading, international trading and asset management businesses.

Risk Management – Executive experience in risk management functions of a large, multinational business.

Agricultural Business Expertise – Extensive experience in agricultural commodity trading and management.

Other Board Service:
Cargill, Incorporated

David T. Seaton

Chairman and Chief Executive

Officer

Fluor Corporation

Age: 52

Director Since: April 2009

Stub Period Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

• Compensation

• Environmental, Health, Safety

    and Sustainable Development

Mr. Seaton is the Chairman and Chief Executive Officer of Fluor Corporation, a professional services firm. He was elected chairman in February 2012 and became a member of Fluor’s board of directors and Chief Executive Officer in February 2011. Prior to his appointment as Chief Executive Officer, Mr. Seaton was Chief Operating Officer of Fluor from November 2009 to February 2011. Mr. Seaton served as Senior Group President of the Energy and Chemicals, Power and Government business groups for Fluor from March 2009 to November 2009 and as Group President of Energy and Chemicals for Fluor from February 2007 to March 2009. Since joining Fluor in 1984, Mr. Seaton has held numerous positions in both operations and sales globally.
Skills and Qualifications:

Project Management – Extensive experience in leading major projects.

Executive Leadership – Experience as a CEO and in other executive leadership and policy-making roles in a public company.

Leadership of Global Operations – Experience in leadership of a large, global business.

Energy and Chemicals Markets Experience – Experience in energy and chemicals markets.

Other Board Service:
• Fluor Corporation (Chairman; Chair, Executive Committee)

DIRECTOR STOCK OWNERSHIP GUIDELINES

We have stock ownership guidelines for non-employee directors. These guidelines call for each director to acquire shares with a value of at least $425,000 within five years of becoming a director. For purposes of computing a director’s holdings under our stock ownership guidelines, restricted stock units (whether vested or unvested) owned by a director are included. The following table shows information about each non-employee director’s status with respect to the ownership guidelines at February 28, 2014:

Director	Shares Included Under Guidelines		Value (1) in Excess of Guidelines
	#	Value (1)
Nancy E. Cooper	7,818	$405,428	(2)
Gregory E. Ebel	4,443	$323,481	(2)
Timothy S. Gitzel	1,997	$90,424	(2)
William R. Graber	23,302	$707,073	$282,073
Emery N. Koenig	13,609	$713,434	$288,434
Robert L. Lumpkins	25,663	$1,157,917	$732,917
William T. Monahan	30,181	$879,060	$454,060
James L. Popowich	15,863	$747,361	$322,361
David T. Seaton	10,807	$559,530	$134,530
Steven M. Seibert	19,669	$746,668	$321,668

(1) Under our stock ownership guidelines for non-employee directors, restricted stock units are valued at the date of grant and other shares are valued at their date of purchase.

(2) Director has not yet completed five years of service. Ms. Cooper, Mr. Ebel and Mr. Gitzel will complete five years of service on October 6, 2016, October 4, 2017 and October 3, 2018, respectively, if they remain as directors of Mosaic.

Our stock ownership guidelines for executive officers, including executive officers who are directors, are described under “Stock Ownership Guidelines” in our Compensation Discussion and Analysis on page 60.

CORPORATE GOVERNANCE

Our Board oversees the management of our business and determines overall corporate policies. The Board’s primary responsibilities are directing our fundamental operating, financial and other corporate strategies and evaluating the overall effectiveness of our management. Our Board currently is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. At the 2014 Annual Meeting, our Board is recommending that you approve an amendment to our Restated Certificate of Incorporation to declassify our Board, as discussed in above under “Proposal No. 1 – Approval of an Amendment to Mosaic’s Restated Certificate of Incorporation to Declassify our Board of Directors.”

Board Independence

The New York Stock Exchange (“NYSE”) listing standards require our Board to formally determine each year which directors of Mosaic are independent. In addition to meeting the minimum standards of independence adopted by the NYSE, we do not consider a director “independent” unless our Board affirmatively determines that the director has no material relationship with us.

Our Board has adopted Director Independence Standards setting forth specific criteria by which the independence of our directors will be determined. These criteria include restrictions on the nature and extent of any affiliations directors and their immediate family members may have with us, our independent accountants, or any commercial or non-profit entity with which we have a relationship. A copy of our Director Independence Standards is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

Our Board, as recommended by the Corporate Governance and Nominating Committee, has determined that our directors, Nancy E. Cooper, Gregory L. Ebel, Timothy S. Gitzel, William R. Graber, Robert L. Lumpkins, William T. Monahan, James L. Popowich, David T. Seaton and Steven M. Seibert, and our director nominee, Denise C. Johnson, have no material relationships with us, satisfy all of the additional standards of independence included in our Director Independence Standards and are independent. Our Board previously made the same determinations with respect to our former directors, Phyllis E. Cochran and Harold H. MacKay, who retired from our Board at the 2013 Annual Meeting. In making its independence recommendations, our Corporate Governance and Nominating Committee reviewed all of our directors’ relationships with us based primarily on a review of each director’s response to questions regarding employment, business, familial, compensation and other relationships with us and our management. James T. Prokopanko is not independent because he is our current President and Chief Executive Officer. Emery N.  Koenig is not independent because he is a current executive of Cargill, our former parent company.

Board Oversight of Risk

It is the role of management to operate the business, including managing the risks arising from our business, and the role of our Board to oversee management’s actions.

Management’s ERM Committee assists us in achieving our business objectives by creating a systematic approach to anticipate, analyze and review material risks. The ERM Committee consists of a cross-functional team of our executives and senior leaders. The ERM Committee has the responsibility for establishing the context of our ERM process, as well as identifying, analyzing, evaluating and ensuring that appropriate protocols are in place to mitigate the risks.

Our Board is responsible for oversight of our management of enterprise risk. Our Board provides guidance with regard to our enterprise risk management practices; our strategy and related risks; and significant operating, financial, legal, regulatory, legislative and other risk-related matters relating to our business. As an integral part of the Board’s oversight of enterprise risk management, the Board has directed the ERM Committee to review its activities with the full Board on a periodic basis, and the Board monitors management’s processes, reviews management’s risk analyses and evaluates our ERM performance. In addition, each regularly-scheduled meeting of our Board generally includes an in-depth review of one or more significant enterprise risk focus topics.

Pursuant to their respective charters, committees of our Board assist in the Board’s oversight of risk:

•

In accordance with its charter and NYSE governance requirements, our Audit Committee regularly reviews with management, our Vice President – Risk Advisory and Assurance Services, and our independent registered public accounting firm, the quality and adequacy of our system of internal accounting, financial, disclosure and operational controls, including policies, procedures and systems to assess, monitor and manage business risks, as well as compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, and discusses with management and our Vice President – Risk Advisory and Assurance Services policies regarding risk assessment and risk management.

•

Our Environmental, Health, Safety and Sustainable Development (“EHSS”) Committee oversees management’s plans, programs and processes to evaluate and manage EHSS risks to our business, operations and products; the quality of management’s processes for identifying, assessing, monitoring and managing the principal EHSS risks in our businesses; and management’s objectives and plans (including means for measuring performance) for implementing our EHSS risk management programs.

•

Our Corporate Governance and Nominating Committee oversees succession planning for our CEO and oversees from a corporate governance perspective the manner in which the Board and its committees review and assess enterprise risk.

•	Our Compensation Committee oversees risks related to our executive and employee compensation policies and practices, as well as succession planning for senior management other than our CEO.

Each of these Committees reports to the full Board on significant matters discussed at their respective meetings, including matters relating to risk oversight.

Committees of the Board of Directors

Our Board has four standing committees:

•	Audit;

•	Compensation;

•	Corporate Governance and Nominating; and

•	Environmental, Health, Safety and Sustainable Development.

Each of these Committees plays a significant role in the discharge of our Board’s duties and obligations. Each of the committees routinely meets in private session without the CEO or other members of management in attendance. Each of the four committees operates under a written charter. The charters are available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

Audit Committee
Four Members:
• Nancy E. Cooper, Chair • Gregory L. Ebel • William R. Graber • William T. Monahan

The Board has determined that all of the Audit Committee’s members meet the independence and experience requirements of the NYSE and the SEC.

The Board has further determined that Nancy E. Cooper qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC.

Meetings During the Stub Period: Five

Key Responsibilities:

• appointment, retention, compensation and oversight of the work of our independent registered public accounting firm;

• reviewing the scope and results of the annual independent audit and quarterly reviews of our financial statements with the independent registered public accounting firm, management and internal auditor;

• reviewing the internal audit plan and audit results;

• reviewing the quality and adequacy of internal control systems with management, the internal auditor and the independent registered public accounting firm; and

• reviewing with the independent registered public accounting firm and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on our financial statements and reports.

Compensation Committee
Four Members:
• William T. Monahan, Chair • Gregory L. Ebel • James L. Popowich • David T. Seaton	None of our Compensation Committee’s members are officers or employees of ours, and all of its members, including its Chair, meet the independence requirements of the NYSE and the SEC.

Meetings During the Stub Period: Five

Key Responsibilities:

Assists the Board in oversight of compensation of our executives and employees and other significant human resource strategies and policies. This includes, among other matters, the principles, elements and proportions of total compensation to our CEO as well as other executive officers and key employees, the evaluation of our CEO’s performance and broad-based compensation, benefits and rewards and their alignment with our business and human resource strategies. The responsibilities of our Compensation Committee include, among others:

• Chief Executive Officer Compensation:

➢  reviewing and recommending to our independent directors the amount and mix of direct compensation paid to our CEO; and

➢  establishing the amount and mix of executive benefits and perquisites for our CEO.

• Other Executive Officers’ Compensation. Establishing the amount and nature of direct compensation and benefit programs for our other executive officers.

•       Severance, Change-in-Control and Other Termination Arrangements:

➢  reviewing and recommending to our independent directors the levels of compensation under severance, change-in-control and other termination arrangements for our CEO;

➢  establishing any change-in-control and other termination arrangements for our other executive officers; and

➢  adopting appropriate forms of agreements reflecting such arrangements.

•      Incentive Plans:

➢  reviewing and recommending to our Board performance goals and associated payout percentages under short- and long-term incentive plans for executive officers;

➢  recommending to our independent directors awards under these plans to our CEO; and

➢  approving awards under these plans to our other executive officers.

•    Other Benefit Plans. Overseeing the design and administration of our stock option, incentive and other executive benefit plans.

Also oversees:

•    our public disclosure of compensation matters in our proxy statements;

•    our solicitation of stockholder approval of compensation matters, including approval of the 2014 Stock and Incentive Plan included in this Proxy Statement as Proposal No. 3 and the advisory Say-on-Pay Proposal included in this Proxy Statement as Proposal No. 5;

•    risks related to our executive and employee compensation policies and practices, including the design of executive and employee compensation programs to mitigate financial, stockholder, reputation and operations risks; and

•    succession planning for senior management other than the CEO and related risks.

Additional information about our Compensation Committee’s responsibilities and its processes and procedures for consideration and determination of executive compensation is included in our Compensation Discussion and Analysis, under the titles “Compensation Philosophy and Objectives,” “Executive Compensation Setting Process and Participants,” and “Elements of Compensation.”

Delegations of Authority:

•    Our Compensation Committee’s charter provides that it may delegate its authority to a subcommittee of its members.

•    Our Compensation Committee also may delegate its authority when authorized to do so by one of our compensation plans. Our 2004 Omnibus Stock and Incentive Plan expressly permits the committee to delegate authority as it deems appropriate.

Our Compensation Committee has from time to time delegated authority to its Chair to review and approve particular matters, including services and fees of its independent compensation consultant.

Our Compensation Committee has also from time to time delegated to certain members of senior management the authority to grant long-term equity awards within prescribed parameters to certain employees. The employees to whom such awards have been made have not included any of our executive officers.

Corporate Governance and Nominating Committee
Five Members:
• Robert L. Lumpkins, Chair • Nancy E. Cooper • Timothy S. Gitzel • William R. Graber • Steven M. Seibert
All of the members of the Corporate Governance and Nominating Committee are independent.

Meetings During the Stub Period: Four

Key Responsibilities:

•    recommending to the Board a set of corporate governance principles and providing ongoing oversight of governance;

•    recommending to the Board nominees for director;

•    recommending to the Board all committee assignments;

•    developing a compensation and benefits program for the Board;

•    overseeing the Board and committee annual evaluation process;

•    overseeing from a corporate governance perspective the manner in which the Board and its Committees review and assess enterprise risk;

•    reviewing and approving certain transactions involving related persons; and

•    reviewing the succession plan for the CEO.

Environmental, Health, Safety and Sustainable Development Committee
Four Members: • Steven M. Seibert, Chair • Emery N. Koenig • James L. Popowich • David T. Seaton

Meetings During the Stub Period: Three

Key Responsibilities:

Provides oversight of our environmental, health, safety and sustainable development (“EHSS”) strategic vision and performance, including the safety and health of employees and contractors; environmental performance; the systems and processes designed to manage EHSS risks, commitments, public responsibilities and compliance; relationships with and impact on communities with respect to EHSS matters; public policy and advocacy strategies related to EHSS issues; and achieving societal support of major projects. Its responsibilities include, among others:

•    overseeing the effectiveness of management’s systems, policies and processes that support our EHSS goals, commitments and compliance obligations;

•    conducting an annual environment, health and safety management system review;

•    reviewing with management compliance with environmental, health and safety laws, and pending or threatened environmental, health and safety proceedings;

•    overseeing management’s responses to significant emerging EHSS issues;

•    reviewing sustainability issues, including product stewardship;

•    reviewing our interactions relating to EHSS matters with communities, customers and other key stakeholders; and

•    overseeing the management of EHSS risks.

Other Policies Relating to the Board of Directors

Board Leadership Structure

As provided in our Corporate Governance Guidelines, our Board retains the right to exercise its discretion in combining or separating the offices of Chairman and CEO. Our Board believes that this issue is part of the succession planning process and that it is in the best interests of Mosaic for the Board to make a determination when it elects a new CEO.

At the present time, we have separated these two offices, with Mr. Lumpkins serving as our non-executive Chairman and Mr. Prokopanko serving as our CEO. In continuing the separation of the offices of Chairman and CEO, which is an emerging good governance practice, our Board has taken into account a number of factors, including:

•	Separating these positions allows our non-executive Chairman to focus on the Board’s role of providing advice to, and independent oversight of, management; and

•	The time and effort our CEO needs to devote to the management and operation of Mosaic, and the development and implementation of our business strategies.

In his role as non-executive Chairman, Mr. Lumpkins, among other things:

•	Leads the Board’s process for assessing the performance of the CEO;

•	Acts as a liaison between the Board and senior management;

•	Establishes, prior to the commencement of each fiscal year and in consultation with the Corporate Governance and Nominating Committee, a schedule of agenda subjects to be discussed during the year;

•	Establishes the agenda for each regular Board meeting;

•	Presides over each Board meeting; and

•	Presides over private sessions of the non-management directors at regular Board meetings.

Private Sessions of Non-Management Directors

The non-management directors meet in private session at each regular Board meeting without the CEO or other members of management in attendance. Our Chairman of the Board, Robert L. Lumpkins, presides at these sessions. Similarly, all Board committees regularly meet in executive session without management. In addition, our independent directors meet separately in executive session without the presence of any other non-management directors at least annually.

Compensation of Directors

Non-Employee Directors. The Corporate Governance and Nominating Committee reviews our director compensation program on an annual basis to ensure that it is competitive with market practices. Although matters of director compensation ultimately are the responsibility of the full Board, the Corporate Governance and Nominating Committee evaluates director compensation levels, makes recommendations regarding the structure of director compensation, and develops a director pay philosophy that is aligned with the interests of our stockholders. Although our director compensation program is reviewed annually, our Corporate Governance and Nominating Committee expects that, absent special circumstances, director compensation levels would be adjusted no more frequently than every two years.

As provided in our Corporate Governance Guidelines, our Corporate Governance and Nominating Committee, in making recommendations regarding director compensation, is guided by three goals:

•	Compensation should fairly pay directors for work required for a company of our size and scope;

•	Compensation should align directors’ interests with the long-term interests of stockholders; and

•	The structure of compensation should be simple, transparent and easy for our stockholders to understand.

In the course of conducting its review of director compensation, the Corporate Governance and Nominating Committee from time to time reviews various formal studies regarding director compensation practices at public companies, as well as a variety of other data sources. Our Corporate Governance and Nominating Committee also has the sole authority to select, retain and terminate an independent compensation consultant and to approve the consultant’s fees and other retention terms. In addition, our Corporate Governance and Nominating Committee routinely seeks information from management on matters for consideration by our Corporate Governance and Nominating Committee. Our Executive Vice President, General Counsel and Corporate Secretary participates in meetings of our Corporate Governance and Nominating Committee but is not generally present during private sessions.

In fiscal 2013, our Corporate Governance and Nominating Committee retained Hugessen Consulting Inc. to assist it in assessing our director compensation policy in relation to those of peer companies. No changes to our director compensation policy were made in fiscal 2013 or the Stub Period. We have included a description of our non-employee director compensation under “Director Compensation” on page 32.

Employee Directors. Employee directors (currently, Mr. Prokopanko) receive no fees or remuneration for service on the Board or any committee of the Board.

Attendance

Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and to spend the time necessary to properly discharge their responsibilities. In addition to attendance at Board and committee meetings, directors discharge their responsibilities throughout the year by personal meetings and telephone contact with our executive officers and others regarding our business and affairs. Our full Board held three regular and four special meetings during the Stub Period. Each director was present for at least 93% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during the Stub Period and subsequent to the election of such director to the Board.

All directors and director nominees for election or re-election to the Board at an Annual Meeting of Stockholders are expected to attend that annual meeting. Last year, all of our then serving directors and our director nominee attended the 2013 Annual Meeting.

Majority Vote Standard for Election of Directors

Our Bylaws provide that in uncontested elections a nominee for director will be elected to our Board if the number of votes cast “FOR” the nominee’s election exceeds the number of votes cast “AGAINST” that nominee’s election. The vote standard for directors in a contested election (an election in which the number of nominees for director is greater than the number of directors to be elected) is a plurality of the votes cast at the meeting.

In accordance with our Corporate Governance Guidelines, our Board will nominate for election or re-election as a director only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation letter that will be effective upon acceptance by our Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation letter, promptly following their appointment to our Board.

Our Corporate Governance Guidelines further provide that if an incumbent director fails to receive the required vote for re-election, our Corporate Governance and Nominating Committee will act within 90 days after certification of the stockholder vote to determine whether to accept the director’s resignation, and will submit a recommendation for prompt consideration by our Board. Our Corporate Governance and Nominating Committee and our Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. Our Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding his or her resignation.

Thereafter, our Board will promptly disclose its decision and decision-making process regarding whether to accept the director’s resignation offer (and the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC.

If directors constituting less than a quorum of the members of our Corporate Governance and Nominating Committee receive the required vote in favor of their elections in the same election, then those independent directors who did receive the required vote will appoint a committee amongst themselves to consider the resignation offers and recommend to our Board whether to accept any or all of them. Furthermore, if the only directors who received the required vote in the same election constitute three or fewer directors, all independent directors may participate in the decision regarding whether to accept any or all of the tendered resignations.

Each director nominee named in this Proxy Statement has offered to tender an irrevocable resignation as a director in accordance with our Corporate Governance Guidelines, which resignation will become effective if he or she fails to receive the required vote for election at the annual meeting and our Board accepts his or her resignation.

Retirement from the Board

The Board has a retirement policy which provides that a non-employee director will voluntarily retire from the Board by submitting a letter of resignation to the Chairman to be effective not later than the date on which our Annual Meeting of Stockholders is to be held during the calendar year in which the non-employee director has attained or will attain the age of 72. A director who meets this criteria shall submit his or her letter of resignation without regard to the term for which he or she was previously elected to the Board. In addition, it is the policy of the Board that employee-directors (other than the CEO) resign from the Board upon their retirement from Mosaic. The Board also has a policy that any non-employee director or the CEO of Mosaic submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has an unresolved conflict of interest with Mosaic. The Board will accept or reject any of the foregoing resignations based on the best interests of Mosaic.

Communications with the Board

The Board believes that accessibility to the members of our Board is an important element of our corporate governance practices and, pursuant to the recommendation of the Corporate Governance and Nominating Committee, has adopted a policy regarding communications with our Board. The policy sets forth the methods of communication with the Board as a whole and with individual directors. Pursuant to the policy, our Executive Vice President, General Counsel and Corporate Secretary serves as confidential intermediary between stockholders or other interested parties and our Board.

Stockholders and interested parties are offered several methods for communication with the Board, including via e-mail and through a toll-free telephone number monitored by the office of our Executive Vice President, General Counsel and Corporate Secretary. They may:

•	contact our Board via our toll-free telephone number at (877) 261-2609 inside the United States, or call collect to (503) 726-3224 outside the United States;

•

send written communication in care of our Executive Vice President, General Counsel and Corporate Secretary at The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441;

•	send e-mail messages to our Board, including the presiding director of our non-management directors or the non-management directors as a group, to directors@mosaicco.com; or

•	send communications relating to accounting, internal accounting controls or auditing matters by means of e-mail messages to auditchair@mosaicco.com.

Any such communications by employees may be made on a confidential and/or anonymous basis. Stockholders making such communication are encouraged to state that they are security holders and provide the exact name in which their shares are held and the number of shares held.

It is the responsibility of our Executive Vice President, General Counsel and Corporate Secretary to process in a timely manner each communication from stockholders or other interested parties and to forward such communications:

•	for communications addressed to the Board as a whole, to the Chairman of the Board;

•

for communications addressed to the presiding director of the non-management directors’ private sessions or to the non-management directors as a group, to the director designated by the Corporate Governance and Nominating Committee;

•	for communications addressed to a committee of the Board, to the chair of such committee;

•	for communications addressed to an individual director, to such named director; and

•	for communications relating to accounting, internal accounting controls or auditing matters, to the members of the Audit Committee.

“Spam” such as advertising, solicitations for business, requests for employment or requests for contributions will not be forwarded.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, may handle in his discretion any communication that is described within any of the following categories. In that case, he will provide a copy of the original communication to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) and advise of any action taken with respect to the communication:

•	routine questions, complaints and comments that management can appropriately address;

•	routine invoices, bills, account statements and related communications that management can appropriately address;

•	surveys and questionnaires; and

•	requests for business contacts or referrals.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff, will forward any communications not clearly addressed as set forth above to the Chairman of the Board for handling.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, will maintain a summary log of all communications (other than those excluded as described above), and on a periodic basis will provide to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) a copy of all log entries made (to the extent any communications have been received) since the immediately preceding report was provided. Our Executive Vice President, General Counsel and Corporate Secretary will promptly provide to any director, upon his or her request, a copy of any part, or all, of the log.

Any director receiving such communications may, at his or her discretion, forward copies of any such communications to any other directors, any Board committee, the other non-employee directors or the entire Board for information and/or action as deemed appropriate.

The full text of our policy regarding stockholder communications with the Board is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

Policy and Procedures Regarding Transactions with Related Persons

Our Board, upon the recommendation of the Corporate Governance and Nominating Committee, has adopted a Related Person Transactions Approval Policy. A copy of the policy is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

This policy delegates to our Corporate Governance and Nominating Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any director, executive officer or 5% stockholder and members of their immediate family.

Our Related Person Transactions Approval Policy applies to transactions that involve a related person where we are a participant and the amount involved exceeds, or is reasonably expected to exceed, $120,000, and in which the related person otherwise has a direct or indirect material interest, as well as any amendment or modification to an existing related person transaction.

No director may participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director is required to provide to the Corporate Governance and Nominating Committee all material information concerning the related person transaction as may be requested by the committee. Any related person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or such other actions will be taken in each case as determined by the Corporate Governance and Nominating Committee so as to avoid or otherwise address any resulting conflict of interest.

Related person transactions under the policy do not include:

•

Any transaction where the related person’s interest derives solely from the fact that he or she serves as a director or officer of a not-for-profit organization or charity that receives donations from us in accordance with a matching gift program of ours that is available on the same terms to all of our employees;

•	Indemnification payments made pursuant to our Certificate of Incorporation or Bylaws or pursuant to any agreement between us and the related person;

•

Any transaction that involves compensation to a director (if such arrangement has been approved by our Board) or executive officer (if such arrangement has been approved, or recommended to the Board for approval, by the Compensation Committee of our Board or is otherwise available generally to all of our salaried employees) in connection with his or her duties to us, including the reimbursement of business expenses incurred in the ordinary course in accordance with our expense reimbursement policies that are applicable generally to all salaried employees; or

•

Any transaction entered into in the ordinary course of business pursuant to which the related person’s interest derives solely from his or her service as a director or employee (including an executive employee) of another corporation or organization that is a party to the transaction and (i) the related person does not receive directly any compensation or other direct material benefit of any kind from the other corporation or organization due, in whole or in part, to the creation, negotiation, approval, consummation or execution of the transaction, and (ii) the related person is not personally involved, in his or her capacity as a director or employee of the other corporation or organization, in the creation, negotiation or approval of the transaction.

In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominating Committee will consider, among others, the following factors to the extent it deems relevant:

•

Whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or 5% stockholder of ours;

•	Whether there are demonstrable business reasons for us to enter into the related person transaction;

•	Whether the related person transaction could impair the independence of a director under our Director Independence Standards;

•

Whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors our Corporate Governance and Nominating Committee deems relevant; and

•	Whether the related person transaction is permitted under the covenants pursuant to our material debt agreements.

Code of Business Conduct and Ethics

Our Board and management are dedicated to sound corporate governance principles. Our Code of Business Conduct and Ethics (the “Code of Ethics”) is a statement of our high standards for ethical and legal compliance, and it governs the manner in which we conduct our business. All of our employees, officers, directors, agents and representatives, including consultants, are expected to comply with our Code of Ethics. Each of our directors and officers, as well as over 3,300 other employees, is requested annually to certify compliance with the Code of Ethics. A copy of our Code of Ethics is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

DIRECTOR COMPENSATION

Non-Employee Directors

The director compensation policy in effect for the Stub Period provides for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $180,000 to our Chairman of the Board and $90,000 to each other director;

•	an annual cash retainer of $20,000 to the Chair of our Audit Committee;

•	an annual cash retainer of $15,000 to the Chair of our Compensation Committee; and

•	an annual cash retainer of $10,000 to each director who serves as Chair of our Corporate Governance and Nominating Committee or Environmental, Health, Safety and Sustainable Development Committee.

In addition, the policy in effect during the Stub Period provided for a single annual grant of restricted stock units, valued at $260,000 for our Chairman of the Board and $155,000 for each other director. The annual grant of restricted stock units awarded to the non-employee directors during the Stub Period was prorated to 7/12 of the normal annual award under our director compensation policy. Additional information about our annual grants of restricted stock units to directors is included in note (4) to the Non-Employee Director Compensation Table below.

We also reimburse our directors for travel and business expenses incurred in connection with meeting attendance. We do not pay meeting fees, and we do not provide any perquisites to our non-employee directors except for reimbursement of travel expenses when spouses attend Board functions.

Employee Directors

Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees. During the Stub Period, James T. Prokopanko, our current CEO, was both an employee and a director. All of our compensation to our CEO for the Stub Period is set forth under “Executive Compensation Tables” beginning on page 61.

The following table and accompanying narrative and notes provide information about our compensation for service during the Stub Period by directors who were not employees at any time during the Stub Period.

Stub Period Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)(2)	Stock Awards ($) (3)(4)(5)	All Other Compensation ($) (6)	Total ($)
Phyllis E. Cochran (7)	30,734	—	2,313	33,047
Nancy E. Cooper	57,337	90,424	—	147,761
Gregory L. Ebel	52,500	90,424	—	142,924
Timothy S. Gitzel	22,101	90,424	—	112,526
William R. Graber	59,330	90,424	2,313	152,067
Emery N. Koenig	52,500	90,424	2,313	145,237
Robert L. Lumpkins	110,833	151,688	4,628	267,149
Harold H. MacKay (7)	30,734	—	2,313	33,047
William T. Monahan	61,250	90,424	2,313	153,987
James L. Popowich	52,500	90,424	2,313	145,237
David T. Seaton	52,500	90,424	2,313	145,237
Steven M. Seibert	58,333	90,424	2,313	151,071

(1)	Reflects the aggregate amount of the cash retainers paid for the Stub Period.

(2)

Our unfunded non-qualified deferred compensation plan permits a director to elect to contribute up to 100% of the director’s fees on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance accrues gains or losses at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available for selection by participants as investments under the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code (“Code”), except that our Common Stock is excluded. Because the rate of return is based on actual investment measures, no above-market earnings are paid. No directors participated in the non-qualified deferred compensation plan during the Stub Period.

Our non-qualified deferred compensation plan provides that our Board, as constituted immediately before a change-in-control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

(3)	Reflects the grant date fair value for restricted stock units granted to directors, determined in accordance with Accounting Standards Codification (“ASC”) 718. The assumptions used in our valuation of these awards are discussed in note 18 to our audited financial statements for the Stub Period.

(4)	The date of our annual grant of restricted stock units to non-employee directors in the Stub Period was October 4, 2013, the date of our 2013 Annual Meeting.

We establish the number of shares subject to the grant of restricted stock units by dividing the target value of the grant by the closing price of a share of our Common Stock on the date of grant.

The restricted stock units granted in the Stub Period to non-employee directors represent 7/12 of the Annual Equity Compensation Award most recently approved under Mosaic’s Non-Employee Director Compensation Program and will vest completely on the date of the 2014 Annual Meeting. If a director ceases to be a director prior to vesting, the director will forfeit the restricted stock units except in the event of death (in which case the restricted stock units will vest immediately) or unless otherwise determined by our Corporate Governance and Nominating Committee. For vested restricted stock units, Common Stock will be issued immediately, in the event of the director’s death, or on the second anniversary of the vesting date, except that restricted stock units of a director who is removed for cause will be forfeited. The Stub Period restricted stock unit awards include dividend equivalents which provide for payment of an amount equal to the dividends paid on an equivalent number of shares of our Common Stock and which will be paid at the same time as we issue shares of our Common Stock after the awards vest. A director may elect that up to half of the restricted stock units granted to the director in the Stub Period be paid in cash rather than shares of Common Stock.

(5)	The following table shows the number of restricted stock units held at December 31, 2013 by each director who was not an employee at any time during the Stub Period:

Director	Restricted Stock Units Held at December 31, 2013 (#)	Vesting Date (a)
Robert L. Lumpkins	4,878	10/6/2012
	4,719	10/4/2013
	3,350	(b)
Each of Nancy E. Cooper, William R. Graber, Emery N. Koenig,	2,908	10/6/2012
William T. Monahan, James L. Popowich, David T. Seaton and	2,813	10/4/2013
Steven M. Seibert	1,997	(b)
Each of Phyllis E. Cochran and Harold H. MacKay	2,908	10/6/2012
	2,813	10/4/2013
Gregory L. Ebel	2,813	10/4/2013
	1,997	(b)
Timothy S. Gitzel	1,997	(b)

(a)	These restricted stock units vest or vested on the earlier of (a) the date indicated in this column or (b) subject to the approval of the Corporate Governance and Nominating Committee in its sole discretion, a director’s departure from the Board, for reasons other than removal for cause, before the one year anniversary of the date of grant. See note (4) above with respect to issuance of Common Stock following the vesting date.

(b)	These restricted stock units vest on the date of the 2014 Annual Meeting.

(6)	Reflects dividend equivalent payments for the Stub Period. Dividend equivalents are unfunded, do not bear interest and are not paid unless the shares that are subject to the restricted stock unit are issued.

(7)	Ms. Cochran and Mr. MacKay retired from the Board upon conclusion of the 2013 Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we explain the material elements of our executive compensation program for our CEO and our other “Named Executive Officers” whose compensation is in the “Executive Compensation Tables” section beginning on page 61:

•	James T. Prokopanko, President and Chief Executive Officer

•	Lawrence W. Stranghoener, Executive Vice President and Chief Financial Officer

•	James (“Joc”) C. O’Rourke, Executive Vice President – Operations and Chief Operating Officer

•	Richard L. Mack, Executive Vice President, General Counsel and Corporate Secretary

•	Richard N. McLellan, Senior Vice President – Commercial

The Executive Compensation Tables section provides additional important information regarding the compensation and benefits awarded to, earned by or paid to our Named Executive Officers over the Stub Period and our last three fiscal years, as well as the compensation programs in which the Named Executive Officers are eligible to participate, and you should read that section in conjunction with this one.

Executive Summary

Pay-for-Performance Highlights

As discussed above under “Summary Information – Business Highlights” on page 4, during the Stub Period, we made significant progress on our strategic plans and priorities. Earnings were lower compared to the same period in the prior year, impacted by lower phosphate and potash selling prices, among other matters. Our compensation decisions described in the following pages were generally made in July 2013 or earlier, and our pay-for-performance decisions that affected the Stub Period were primarily based upon Company and individual performance in fiscal 2013. For fiscal 2013, net earnings attributable to Mosaic were $1.9 billion, or $4.42 per diluted share. We generated $1.9 billion in cash flows from operations, and maintained cash and cash equivalents of $3.7 billion as of May 31, 2013.

During fiscal 2013, we concluded an extensive strategy review, establishing the strategic priorities listed below in order to create value for stockholders, and took the following steps toward achieving them:

•	People: We continued to improve on safety performance, setting a second straight annual record low for our recordable injury frequency rate.

•	Growth:

➢	We entered into an agreement to form the Northern Promise Joint Venture. We have a 25% interest in the joint venture and will market approximately 25% of its production.

➢	We continued the expansion of capacity in our Potash segment.

➢

We ended our obligation to supply potash from our Esterhazy mine under a tolling agreement and received credit for 1.2 million tonnes of potash capacity at our Esterhazy mine for purposes of calculating our relative share of annual sales of potash to Canpotex Limited, an export association of certain Canadian potash producers.

•	Market Access: We announced plans to increase our investment in our distribution operations in Brazil – a key growth region and strategically important country.

•	Innovation: Sales of our premium MicroEssentials® product increased approximately 28%, setting a new record.

•	Total Stockholder Return:

➢	We increased our annual dividend rate 100%, to $1.00 per share, from the level of $0.50 per share announced in February 2012.

➢

We reviewed our capital management philosophy, which is founded on the principals of maintaining a solid, sustainable financial foundation that will allow us to take advantage of strategic opportunities, while improving the efficiency of our balance sheet. This review led to several of the key strategic initiatives we have taken since the beginning of the Stub Period to improve the efficiency of our balance sheet, including issuing long-term debt, increasing the size of our revolving credit agreement and stock repurchases, as discussed under “Summary Information- Business Highlights” on page 4.

Other highlights for fiscal 2013 included:

•

Continued Progress on our Land Use Strategy:  Two golf courses and the clubhouse opened at our Streamsong® destination resort and conference center, built on reclaimed property that we had previously mined, as part of our long-term business strategy to maximize the value and utility of our extensive land holdings in Florida.

•	Fiscal Year Change: We announced the change of our fiscal year end to December 31 from May 31.

We have included additional information on these matters in this Proxy Statement or in our accompanying Stub Period Report to Stockholders.

As a result of these financial results and other accomplishments, as well as the relative positioning of our Named Executive Officers’ compensation compared to market data and the other factors discussed under “Compensation Decisions in the Stub Period” on page 40 below and elsewhere throughout this Executive Compensation section of our Proxy Statement, we increased target total direct compensation for Mr. Prokopanko, our CEO, by 1.5%, and for our other Named Executive Officers by 1.7% to 16.9%. Compensation for our Named Executive Officers remains primarily in the form of at-risk long-term performance-based equity incentives and performance based short-term cash incentives.

The compensation information for the Stub Period that we report in this Proxy Statement also includes actual results for Stub Period performance under our short-term incentive plan. Our short-term incentive plan payouts for the Stub Period performance were made in March 2014 and reflected overall achievement of the performance measures at 75.63% of the target level. This below-target performance, in turn, reflected a level of operating earnings that was below our target, and below-threshold performance under an incentive measure based on severity of employee and contractor injuries. We achieved performance against our goals for controlling cost of goods sold and selling, general and administrative expenses, and continued reduction in the number of employee and contractor injuries, that was better than our target levels.

Compensation Highlights
Compensation Governance

•   Our Compensation Committee – consisting solely of independent directors – or the independent members of our Board, oversees our executive compensation program for our executive officers.

•   For the Stub Period, our Compensation Committee retained Hay Group, Inc. as its independent compensation consultant. Hay Group furnished data and advice to our Compensation Committee independent of management, and regularly attended meetings of our Compensation Committee.

•   Our Compensation Committee has determined that Hay Group is independent within the meaning of NYSE listing standards and that Hay Group’s work has raised no conflict of interest within the meaning of SEC rules.

•   Our Compensation Committee facilitates the consideration by the independent directors of our CEO’s compensation, with the advice of Hay Group, based on a comprehensive and rigorous set of business objectives established at the beginning of each fiscal year.

•   Our Compensation Committee also sets the compensation of our executive officers (other than our CEO) after consideration of our CEO’s recommendations and with the advice of Hay Group.

Compensation Philosophy

•   We seek to utilize our executive compensation program to align our strategic interests with our stockholders’ interests, achieve our short and long-term business objectives, and optimize our ability to attract, retain and motivate employees to create stockholder value.

•   We develop compensation programs for our Named Executive Officers that are designed to take into account evolving best practices of the companies with which we compete for executive talent while focusing on considerations that are unique to us.

•   Pay positioning of individual executive officers is established based on the judgment of our Compensation Committee and/or Board about company and individual performance in light of competitive market practices as well as other factors they believe to be relevant.

•   We embrace a pay-for-performance philosophy for our executive officers, with a large portion of potential compensation in the form of “at risk” incentive compensation;

We operate in a cyclical industry whose profitability is heavily influenced by, among other factors, worldwide supply and demand for our products and the key inputs we use to produce them. While some of these factors are controllable, others are not. As a result, our executive compensation program seeks to provide short-term rewards that balance financial and operating criteria and align with longer-term value creation, to promote sustainability, financial health and stockholder value over the longer term.

➢ Our short-term incentive compensation program ties payouts to achievement of pre-established goals. Half of the target payout for the Named Executive Officers under our short-term incentive plan was based on the levels of operating earnings and return on invested capital that we achieved. The other half was based on achievement of operational excellence objectives, consisting of cost control measures to help further our competitive position and safety measures to enhance our sustainability; and

➢     Our long-term incentives consist of stock-based awards that, together with our executive stock ownership guidelines, create an ownership culture, tie compensation to total stockholder return over time and serve as a tool for our retention of key management talent.

Compensation Risk

•  We believe that our executive compensation program does not create risks that are reasonably likely to have a material adverse effect on us. We have included additional information on compensation risk under “Compensation Risk Analysis” on page 61.

Stub Period Executive Compensation Changes

•  We changed the basis for payouts under the Operating Earnings measure under our short-term incentive plan from a fixed payout determined by performance against our budgeted level of Operating Earnings to a sharing rate concept under which participants share in a percentage of Operating Earnings that is determined by reference to our Return on Invested Capital, or ROIC.

•  We substituted the OSHA recordable Lost-Time Injury Frequency Rate for our prior self-constructed Safety Index measure for assessing the severity of injuries.

•  We changed to a sharing rate concept for the Operating Earnings measure to address the cyclical swings that affect our industry and made it difficult to set realistic target levels of our operating earnings at the beginning of the year while continuing to focus employees on the importance of our overall level of profitability. In addition, by increasing the sharing rate as ROIC increases, the revised measure incorporates capital management decisions into the short-term incentive program.

• The Lost-Time Injury Frequency Rate is a widely-recognized measure of injury severity and its use allows us to benchmark our performance against data that is readily publicly available.

Stub Period Short-term incentive Results

•  Payouts for our Named Executive Officers at 75.63% of their targeted individual bonus opportunities under our short-term incentive plan reflected:

➢   Our level of operating earnings and return on invested capital were below our targets, resulting in performance at 21% of the targeted level under the Operating Earnings measure.

➢   A continued strong focus on cost control resulted in performance at 130% of the targeted level under the Controllable Operating Costs measure and performance at 184% of the targeted level under the Adjusted Selling, General and Administrative Expenses measure.

➢   We improved our employee and contractor recordable injury frequency rate, resulting in performance at 155% of the targeted level under that component of our Safety performance measure, while our lost-time injury frequency rate for our employees and contractors did not meet the threshold level for any payouts despite an improvement from the comparable period of the prior year.

Other Significant Compensation Features

•  We have stock ownership guidelines for our executive officers. Each Named Executive Officer has satisfied the applicable requirements of the guidelines or has not yet served in his current position for the full six-year compliance period, except for Mr. McLellan who plans to acquire additional shares of Common Stock to satisfy his ownership guidelines.

•  Our executive change-in-control agreements do not provide for tax “gross-ups.”

•  Our executive change-in control agreements require a “double trigger” (change-in-control coupled with termination of employment) before they provide benefits. Long-term equity incentive awards granted beginning in fiscal 2012 also require a double trigger before vesting in the event of a change-in-control.

•  We offer limited “perquisites” and other special executive benefits.

•  Our equity award plan prohibits repricing of stock options.

•  We do not have employment agreements with any of our executive officers.

•  Our insider trading policy includes an anti-hedging policy for our directors and executive officers.

Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast a Say-on-Pay vote each year. At our 2013 Annual Meeting, approximately 98% of the votes cast on the Say-on-Pay proposal were voted in favor of it.

Our Compensation Committee considered this favorable outcome and believed it conveyed our stockholders’ strong support for our Compensation Committee’s decisions and our executive compensation programs and practices. After considering this support and other factors, our Compensation Committee made no material changes in its decision-making process or our executive compensation programs or practices for the Stub Period except as discussed above.

In keeping with your 95% approval of our proposal to do so at our 2011 annual meeting of stockholders, we submit Say-on-Pay advisory proposals to you on an annual basis. Our Compensation Committee will continue to consider results from future Say-on-Pay advisory proposals in its ongoing evaluation of our compensation programs and practices.

Compensation Philosophy and Objectives

The philosophy of our executive compensation program is to align our strategic interests with our stockholders’ interests, to achieve our business objectives, and to optimize our ability to attract, retain and motivate key executives to create stockholder value. Within this overall compensation philosophy, our Compensation Committee makes performance-based executive officer compensation decisions in light of its judgment about both internal and external factors:

•

Internal factors include, among others, key accountabilities of the role; leadership of our business strategies; individual attributes (such as experience, competencies and reputation); relative value of the position to the positions of other executive officers; three-year growth in total compensation; and performance against individual goals.

•

External factors include, among others, the relevant compensation market data for a compensation comparator “peer” group that our Compensation Committee selects as described below under “Benchmarking,” as well as other compensation market data for general industry and the chemical and mining industries reported for comparable executive officer positions and general corporate market data, including changes in the mix of compensation and our performance on key financial and stockholder measures relative to our comparator group, including those members of our comparator group that are direct competitors.

These factors help provide our Compensation Committee with a comprehensive understanding of how total compensation for each executive officer relates to the external value of the position (as determined by the use of compensation market data) and the internal value of the position (as determined by our Compensation Committee). The factors are not given specific weightings by our Compensation Committee but contribute to a holistic view of the comprehensive set of information our Compensation Committee has available in exercising its judgment about compensation decisions.

We believe that directly linking compensation to the achievement of the business priorities that our Board has established and to the market price of our Common Stock best serves stockholder interests and creates stockholder value. We believe that this occurs both by motivating our key executives to achieve those business priorities and by attracting and retaining key executives by extending a total compensation opportunity with a strong risk and reward relationship. We also seek to design our employee compensation policies and practices so that they are not reasonably likely to have a material adverse effect on us, as we discuss in more detail in the Compensation Risk Analysis on page 61. We intend that total compensation to key executives, including base salary, short-term incentives, long-term incentives and benefits, be consistent with the compensation philosophy adopted by our Compensation Committee described above.

Executive Compensation Program

Our executive compensation program is comprised of a mix of elements designed to work together as parts of an integrated total compensation package to further our compensation objectives. The elements of our executive compensation program include:

•	direct compensation in the form of base salary, short-term incentives and long-term incentives;

•	special awards to address specific individual circumstances; and

•

indirect compensation in the form of standard employee benefit programs, limited perquisites and other special executive benefits, matching charitable contributions and severance and change-in-control agreements.

In making compensation decisions, our Compensation Committee (together with our other independent directors, in the case of our CEO) exercises its judgment on the overall level of compensation provided by this total compensation package rather than on individual elements of compensation in isolation from each another.

We discuss the separate elements of our Named Executive Officers’ total compensation in more detail under “Elements of Compensation” on page 50.

Compensation Decisions in the Stub Period

Our Compensation Committee (together with our other independent directors, in the case of our CEO) establishes the target levels of direct compensation – consisting of base salary, short-term incentive awards and annual long-term incentive awards – for the Named Executive Officers in a manner consistent with our executive compensation philosophy, based upon their judgment about both internal and external factors and a desired mix of total compensation, as discussed above under “Compensation Philosophy and Objectives.” Historically, they generally made these decisions in July of each year. Accordingly, the decisions with respect to the target levels of direct compensation for the Stub Period were made in July 2013, and the decisions for fiscal 2013, fiscal 2012 and fiscal 2011 were made in July 2012, 2011 and 2010, respectively. As a result of our transition to a December 31 fiscal year end, beginning in 2014 these decisions are expected to generally be made in February of each year.

Individual considerations with respect to the target direct compensation decisions made in July 2013 for each of the Named Executive Officers Period are discussed below. For comparative purposes, the levels of base salary and short-term incentive awards shown below are set forth on an annualized basis that reflects a full twelve months although actual base salary and target short-term incentive awards for the Stub Period were prorated to 7/12ths of the amounts shown to reflect the seven month length of the Stub Period. Because we are making our annual long-term incentive awards only once each year both before and after our transition to a December 31 fiscal year end, the actual long-term incentive awards shown in the tables and charts below were not prorated as a result of our change in fiscal year end.

James T. Prokopanko, President and Chief Executive Officer

The following table and chart show the components of Mr. Prokopanko’s target direct compensation as set by our independent directors in July 2013 and 2012, as well as the positioning of his target direct compensation within our comparator group:

			Change
James T. Prokopanko	July 2013	July 2012	Dollars	Percent
Annual Base Salary	$1,200,000	$1,150,000	$50,000	4.3%
Annualized Short-Term Incentive Plan
Target Percent of Base Salary	135%	135%
Target Dollars	$1,620,000	$1,552,500	$67,500	4.3%
Long-Term Incentive Target
Target as Percent of Base Salary	442%	461%
Target Dollars	$5,300,000	$5,300,000	$—	0.0%
Target Total Direct Compensation	$8,120,000	$8,002,500	$117,500	1.5%

(dollars in thousands)

In July 2013, our Board, upon the recommendation of our Compensation Committee, increased Mr. Prokopanko’s target total direct compensation to $8,120,000 from the $8,002,500 set in July 2012, or 1.5%, in the form of a 4.3% increase in base salary and a corresponding increase in the target dollar amount of his short-term incentive. Our Board’s and Compensation Committee’s decision primarily reflected the overall level of pay increases for the Company as a whole. In setting the new amount and mix of Mr. Prokopanko’s target total direct compensation, our Board and Compensation Committee also considered the relative positioning of his compensation within our comparator group; specific results against CEO objectives including our significant process in fiscal 2013 on our strategic priorities as discussed above under “Stub Period Pay-for-Performance Highlights” on page 35; and our financial performance for fiscal 2013. Our Board, upon the recommendation of our Compensation Committee, maintained Mr. Prokopanko’s target short-term incentive award as a percentage of base salary, and the target dollar amount of his long-term incentive award, at the same levels as in the prior year, because our Board believed these levels continued to reflect an appropriate amount of compensation in light of the factors discussed above.

Lawrence W. Stranghoener, Executive Vice President and Chief Financial Officer

The following table and chart show the components of Mr. Stranghoener’s target direct compensation as set by our Compensation Committee in July 2013 and 2012, as well as the positioning of his target direct compensation within our comparator group:

			Change
Lawrence W. Stranghoener	July 2013	July 2012	Dollars	Percent
Annual Base Salary	$675,000	$650,000	$25,000	3.8%
Annualized Short-Term Incentive Plan
Target Percent of Base Salary	85%	85%
Target Dollars	$573,750	$552,500	$21,250	3.8%
Long-Term Incentive Target
Target as Percent of Base Salary	222%	231%
Target Dollars	$1,500,000	$1,500,000	$—	0.0%
Target Total Direct Compensation	$2,748,750	$2,702,500	$46,250	1.7%

(dollars in thousands)

In July 2013, our Compensation Committee increased Mr. Stranghoener’s target total direct compensation to $2,748,750 from the $2,702,500 set in July 2012, or 1.7%, in the form of a 3.8% increase in base salary and a corresponding increase in the target dollar amount of his short-term incentive. In setting the new amount and mix of Mr. Stranghoener’s target total direct compensation, our Compensation Committee considered the relative positioning of his compensation within our comparator group; their assessment of his individual performance, leadership behaviors and contributions to the progress we made on our strategic priorities as discussed above under “Stub Period Pay-for-Performance Highlights;” the contributions of our Finance team to our financial performance for fiscal 2013 and future periods; and our financial performance for fiscal 2013. Specific achievements included his leadership roles in the establishment of our dividend policy, development and communication of our capital management philosophy, the change in our fiscal year end to December 31 and our entry into the Northern Promise Joint Venture. Our Compensation Committee maintained Mr. Stranghoener’s target short-term incentive award as a percentage of his base salary, and the target dollar amount of his long-term incentive award, at the same levels as in the prior year, because our Compensation Committee believed these levels continued to reflect an appropriate amount of compensation in light of the factors discussed above.

James (“Joc”) C. O’Rourke, Executive Vice President – Operations and Chief Operating Officer

The following table and chart show the components of Mr. O’Rourke’s target direct compensation as set by our Compensation Committee in July 2013 and July 2012, as well as the positioning of his target direct compensation within our comparator group and survey data described under “Benchmarking – Third Party Surveys” on page 49:

			Change
James (“Joc”) C. O’Rourke	July 2013	July 2012	Dollars	Percent
Annual Base Salary	$730,000	$700,000	$30,000	4.3%
Annualized Short-Term Incentive Plan
Target Percent of Base Salary	100%	100%
Target Dollars	$730,000	$700,000	$30,000	4.3%
Long-Term Incentive Target
Target as Percent of Base Salary	260%	271%
Target Dollars	$1,900,000	$1,900,000	$—	0.0%
Target Total Direct Compensation	$3,360,000	$3,300,000	$60,000	1.8%

(dollars in thousands)

In July 2013, our Compensation Committee increased Mr. O’Rourke’s target total direct compensation to $3,360,000 from the $3,300,000 set in July 2012, or 1.8%, in the form of a 4.3% increase in base salary and a corresponding increase in the target dollar amount of his short-term incentive. In setting the new amount and mix of Mr. O’Rourke’s target total direct compensation, our Compensation Committee considered the relative positioning of his compensation within our comparator group; their assessment of his individual performance, leadership behaviors and contributions to the progress we made on our strategic priorities as discussed above under “Stub Period Pay-for-Performance Highlights;” and our financial performance for fiscal 2013. Specific achievements included his leadership roles in expansion of the production capacity of our Potash business segment and our premium MicroEssentials® phosphates product, operational effectiveness initiatives including continuing cost control and operating efficiency efforts and employee and contractor safety improvements, and initiation of an environmental, health and safety management system. Our Compensation Committee maintained Mr. O’Rourke’s target short-term incentive award as a percentage of his base salary, and the target dollar amount of his long-term incentive award, at the same levels as in the prior year, because our Compensation Committee believed these levels continued to reflect an appropriate amount of compensation in light of the factors discussed above.

Richard L. Mack, Executive Vice President, General Counsel and Corporate Secretary

The following table and chart show the components of Mr. Mack’s target direct compensation as set by our Compensation Committee in July 2013 and July 2012, as well as the positioning of his target direct compensation within our comparator group and survey data:

			Change
Richard L. Mack	July 2013	July 2012	Dollars	Percent
Annual Base Salary	$550,000	$525,000	$25,000	4.8%
Annualized Short-Term Incentive Plan
Target Percent of Base Salary	80%	70%
Target Dollars	$440,000	$367,500	$72,500	19.7%
Long-Term Incentive Target
Target as Percent of Base Salary	218%	229%
Target Dollars	$1,200,000	$1,200,000	$—	0.0%
Target Total Direct Compensation	$2,190,000	$2,092,500	$97,500	4.7%

(dollars in thousands)

In July 2013, our Compensation Committee increased Mr. Mack’s target total direct compensation to $2,190,000 from the $2,092,500 set in July 2012, or 4.7%, in the form of a 4.8% increase in base salary and an increase in his target percent under our short-term incentive plan from 70% to 80% of base salary. In setting the new amount and mix of Mr. Mack’s target total direct compensation, our Compensation Committee considered the relative positioning of his compensation within our comparator group; their assessment of his individual performance, leadership behaviors and contributions to the progress we made on our strategic priorities as discussed above under “Stub Period Pay-for-Performance Highlights;” and our financial performance for fiscal 2013. Specific achievements included his leadership roles in successful resolution of several significant pending legal matters, including termination of the tolling agreement at our Esterhazy mine, his contribution to our entry into the Northern Promise Joint Venture, and his leadership of the development of our land use strategy in Florida. Our Compensation Committee maintained the target dollar amount of Mr. Mack’s long-term incentive award at the same level as in the prior year, because our Compensation Committee believed this level continued to reflect an appropriate amount of compensation in light of the factors discussed above.

Richard N. McLellan, Senior Vice President – Commercial

The following table and chart show the components of Mr. McLellan’s target direct compensation as set by our Compensation Committee in July 2013 and July 2012, as well as the positioning of his target direct compensation within survey data:

			Change
Richard N. McLellan	July 2013	July 2012	Dollars	Percent
Annual Base Salary	$485,000	$460,000	$25,000	5.4%
Annualized Short-Term Incentive Plan
Target Percent of Base Salary	75%	70%
Target Dollars	$363,750	$322,000	$41,750	13.0%
Long-Term Incentive Target
Target as Percent of Base Salary	206%	174%
Target Dollars	$1,000,000	$800,000	$200,000	25.0%
Target Total Direct Compensation	$1,848,750	$1,582,000	$266,750	16.9%

(dollars in thousands)

In July 2013, our Compensation Committee increased Mr. McLellan’s target total direct compensation to $1,848,750 from the $1,582,000 set in July 2012, or 16.9%, in the form of a 5.4% increase in base salary, an increase in his target percent under our short-term incentive plan from 70% to 75% of base salary and a 25% increase in the dollar amount of his target long-term incentive award. In setting the new amount and mix of Mr. McLellan’s target total direct compensation, our Compensation Committee considered the relative positioning of his compensation within our comparator group; their assessment of his individual performance, leadership behaviors and contributions to the progress we made on our strategic priorities as discussed above under “Stub Period Pay-for-Performance Highlights;” and our financial performance for fiscal 2013. Specific achievements included his leadership roles in our increased sales of MicroEssentials® and improvements in customer loyalty metrics.

Executive Compensation Setting Process and Participants

Our executive compensation program is the result of a continuing interaction between our Compensation Committee and management. It is the role of management to operate the business and the role of our Board and Compensation Committee to oversee management’s actions. The table below lists the primary roles of the key participants in our executive compensation setting process:

Participants	Key Roles in Named Executive Officer Compensation Process
Board
Compensation Committee	Executive Compensation Oversight:

•  Assist Board in oversight of executive and employee compensation and other significant human resource strategies and policies.

•  Establish principles, elements and proportions of total executive compensation, including for CEO.

•  Evaluate broad-based compensation, benefits and rewards.

•  Establish compensation philosophy.

•  Oversee design and administration of executive compensation programs.

•  Recommend to Board overall performance goals under incentive plans.

CEO Compensation:

•  Annually recommend to Board corporate goals and objectives relevant to the compensation of our CEO.

•  Facilitate Board processes for approval of mix and amount of CEO direct compensation.

•  Approve CEO benefits and the forms of any CEO compensation agreements.

CEO pay decisions are not recommended by management but management does furnish the Committee with market data and proxy analyses for market context.

Compensation of Other Named Executive Officers:

•  Annually set target level and mix of base salary, short-term incentives and long-term incentives as part of a total compensation decision, exercising its discretion in making or changing its compensation decisions based upon factors it determines are relevant, which may include, among others:

➢   Our compensation philosophy and objectives.

➢   Advice from its independent compensation consultant.

➢   CEO recommendations.

➢   Past performance.

➢   Internal and external factors including market data.

Independent Directors (including Compensation Committee)

•  Annually review performance of CEO.

•  Annually approve mix and amount of CEO direct compensation based on performance evaluation.

•  Establish level of compensation payable to CEO under any employment, severance, change-in-control or similar compensation arrangements.

•  Members of Environmental, Health, Safety and Sustainable Development Committee furnish Compensation Committee with input on short-term incentive plan safety measures.

Chairman of the Board	• Independent, non-executive Chairman. • Lead Board processes for CEO goals and objectives, performance evaluation and compensation.
All Directors	• Approve overall performance goals under significant incentive plans as recommended by Compensation Committee.

Independent Compensation Consultant

• Hay Group Inc.

•    Selected by our Compensation Committee as its independent consultant based on the Committee’s interviews with, and other information requested by Committee from, a number of compensation consulting firms.

•    Furnishes independent data and advice to our Compensation Committee.

•    Regularly attends and participates in Compensation Committee meetings as requested by our Compensation Committee.

➢  Advises Committee on the principal aspects of our executive compensation program, including compensation philosophy and specific elements of executive compensation.

➢  Advises Committee on specific matters under consideration.

➢  Provides market information and analysis regarding competitiveness of program design and evolving practices and trends.

Our Compensation Committee has sole authority to select, retain and terminate its independent compensation consultant and to approve the consultant’s fees and other retention terms.

The Committee or its Chair directly retains and approves all services provided to us by Hay Group. During the Stub Period, Hay Group did not provide us with any services other than services related to executive compensation and market data reports.

Management
CEO

•    Attends Compensation Committee meetings as requested by the Committee.

•    Not present during executive sessions except at the invitation of the Committee and does not participate in deliberations regarding his own compensation.

•    Leads management in furnishing the advice and recommendations requested by the Compensation Committee.

•    Provides perspective on operating the business including attracting, retaining and motivating our workforce, including key executives, and focusing our workforce’s attention on established goals. Includes:

➢  Compensation philosophy and program design.

➢  Specific recommendations for non-CEO executive compensation.

•    Annually reviews with Compensation Committee compensation of each other executive officer and presents compensation recommendations to Compensation Committee.

Human Resources Department

•    Senior Vice President – Human Resources and Senior Director – Compensation generally attend Compensation Committee meetings as requested by the Committee.

•    Furnishes the Compensation Committee with market data and proxy analyses for market context and other information and analyses as requested.

•    During the Stub Period, our Human Resources Department retained Towers Watson to assist in reporting to our Compensation Committee on our pay for performance practices, furnish market data and make recommendations regarding our long-term equity incentive grant guidelines and furnish market data regarding our executive severance and change in control arrangements. In assessing the material prepared by Towers Watson, our Compensation Committee took into account the retention of Towers Watson by management.

Other Support

•    The Compensation Committee’s charter provides it authority to retain counsel and other experts and consultants as appropriate to discharge its duties and responsibilities.

•    Law, Finance, Tax and other internal departments and external advisors also furnish support as requested.

Use of Tally Sheets

To facilitate our Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program, our Compensation Committee makes use of “tally sheets” which show targeted and actual compensation to our executive officers for the past three fiscal years, as well as company stock ownership. The tally sheets are intended to assist our Compensation Committee in their overall evaluation of our executive compensation program.

Benchmarking

Use of Market Data

We use compensation market data as a reference for understanding the competitive pay positioning of each pay element and total compensation. Our Compensation Committee does not seek to manage total compensation of our executive officers within a prescribed competitive position or percentile of the comparator group or compensation market data. Instead, in exercising its judgment about compensation decisions, our Compensation Committee reviews compensation for each executive officer in relation to the middle of the market (defined by the 25th, 50th and 75th percentiles of the compensation market data) that, along with internal and other external factors, provides context for executive pay decisions.

Comparator Group

We benchmark the total compensation of our top four paid Named Executive Officers using proxy data reported by a comparator group. Our comparator group for the Stub Period consisted of 18 companies in the basic materials industry, including three direct competitors. Our Compensation Committee, with the advice of its independent compensation consultant and recommendations of our CEO and our Senior Vice President – Human Resources, reviews the composition of our comparator group annually. The criteria used to determine our Stub Period comparator group focused on companies in the basic materials sector (such as agricultural chemicals, specialty chemicals, industrial metals and minerals, and nonmetallic mining). The specific criteria used for the Stub Period comparator group were three-year average revenue, return on total capital, total assets, operating profit, number of employees, business complexity, international presence and markets served. Our Compensation Committee believes that the use of the current comparator group and selection criteria provided useful compensation benchmark information as a result of a close fit between Mosaic and the comparator group companies in terms of the industry and performance profile.

Our comparator group for the Stub Period consisted of:

COMPARATOR GROUP

Agrium Inc.	CONSOL Energy Inc.	Newmont Mining Corp.
Air Products & Chemicals, Inc.	Eastman Chemical Company	Peabody Energy Corporation
Ashland Inc.	Ecolab, Inc.	Potash Corporation of Saskatchewan Inc.
Barrick Gold Corporation	Freeport-McMoRan Copper & Gold Inc.	PPG Industries, Inc.
Celanese Corp.	Huntsman Corporation	Praxair, Inc.
CF Industries Holdings, Inc.	Monsanto Company	Teck Resources Limited

The table below compares Mosaic to the members of our comparator group across several key metrics for their respective most recent fiscal periods ending on or before May 31, 2013, prior to the compensation decisions we made in July 2013 for the Stub Period:

(dollars in billions)

	3-Year Average Revenue ($)	Return on Total Capital (%)	Total Assets ($)	Operating Profit ($)	Employees (#)
Comparator Group
75th Percentile	10.8	13.9	18.2	2.9	21,400
50th Percentile	9.6	10.4	16.5	2.0	14,000
25th Percentile	7.1	7.2	12.6	1.1	8,524

Mosaic	10.3	10.3	18.1	2.2	8,400

Third-Party Surveys

For the compensation decisions we made in July 2013, our Compensation Committee also utilized compensation market data for companies in the chemical and mining industries and from general industry. This data was compiled for us by Towers Watson from several sources that included:

•	2012 Mercer Benchmark Database Executive Compensation Survey – Greater Than $5 Billion Revenue Sample;

•	2012 Hay Executive Survey – Total Sample Data;

•	2012 Towers Watson CDB Executive Compensation Survey – $6 Billion to $20 Billion Revenue Sample;

•	2012 Towers Watson Compensation Survey Resource – Total Sample Data (Size Adjusted to Mosaic Revenue Scope Using Regression Analysis); and

•	2012 Towers Watson CDB Executive Compensation Survey – Chemical and Gases Industry (Median Revenue Size $6 Billion).

This survey data was among the competitive market data used to benchmark the compensation decisions for Messrs. O’Rourke, Mack and McLellan. We have listed in Appendix C to this Proxy Statement the companies included in the survey data.

We also review broad-based third-party survey data for the United States and market trends to obtain a general understanding of current compensation practices and evolving best practice.

Elements of Compensation

The elements of our executive compensation program for our executive officers include:

What We Pay	Why We Pay It
Direct Target Compensation
Annual
Base Salary	Provide a fixed compensation level competitive in the marketplace.
Short-Term Cash Incentives	Motivate short-term performance against specified financial or other targets. Performance based.
Long-Term
Long-Term Incentives
Stock Options	Link management compensation to stockholder returns. Link management compensation to stock price increase. Performance based.
Performance Units	Link management compensation to stockholder returns. Retention. Performance based.
Restricted Stock Units	Link management compensation to stockholder returns. Retention.
Special Awards	Address special situations, such as rewarding special achievements, promoting specific retention goals or addressing other objectives that are not fully addressed by other elements of our executive compensation program.

Stub Period: None

Fiscal 2013: None

Fiscal 2012: One-time, fixed value retention awards payable in Mosaic stock to help assure continuity of management, strategy and execution of our business priorities following the New Horizon Transaction.

Fiscal 2011: One-time cash awards to recognize extraordinary efforts in achieving the New Horizon Transaction.

Indirect Compensation
Benefit Programs	Provide competitive programs for wellness, health care, financial security and capital accumulation for retirement.
Health Care
Retirement
Deferred Compensation
Limited Perquisites	Optimize the ability of our executives to devote their attention to our affairs and/or to facilitate accomplishment of our business objectives.
Charitable Matching Contributions	Further our overall program of community giving; encourage community involvement by our employees.
Severance and Change-in-Control Agreements	Provide protection against job loss due to reasons beyond the executive’s control.

Base Salary

Our Compensation Committee establishes base salary levels for executive officers based on their judgment about internal and external factors, as discussed above under “Compensation Philosophy and Objectives” and “Compensation Decisions for the Stub Period.” Our Compensation Committee reviews base salary levels annually, but adjustments to individual base salaries are not automatically made on an annual basis. Historically, any adjustments to base salary were typically made effective October 1; in light of our change in our fiscal year end, we are now typically making base salary adjustments effective March 1 of each year.

Short-Term Cash Incentives

Short-term incentives for key employees, including executive officers, consist of cash awards under our Management Incentive Plan. Our Management Incentive Plan was established pursuant to our 2004 Omnibus Stock and Incentive Plan, which we refer to as our 2004 Stock and Incentive Plan. Our executive officers share in the incentive pool established under the plan as set forth below.

Individual Target Bonus Opportunity and Percentage. Our Compensation Committee establishes, or, in the case of our CEO, our independent directors establish, an individual target bonus opportunity for each participant based on the same types of factors as are used for setting base salary. The individual target amount is set as a percentage of the participant’s base salary. For the Stub Period, the target bonus opportunity was prorated to reflect the seven month length of the Stub Period.

Individual Base Salary ($)	x	Individual Bonus Opportunity, at Target (%)	=	Individual Bonus Opportunity, at Target ($)

For the Stub Period, the target percentage for Mr. Prokopanko was 135% of base salary and for the other Named Executive Officers ranged from 75% to 100%. The target bonus opportunity was prorated to reflect the seven month length of the Stub Period.

Amount of Pool. The amount of the incentive pool, at target, is the sum of the target bonus opportunities for all participants. For the Stub Period, after proration to reflect its seven month length, the total incentive pool, at target, was $14.0 million.

Total Incentive Pool, at Target ($14.0 million)	=	S (Individual Bonus Opportunity, at Target, all Participants) ($)

The total pool, at target, has two equally weighted components: Operating Earnings and Operational Excellence. For the executive officers, the Operational Excellence pool has three components: Controllable Operating Costs per Tonne; Selling, General and Administrative Expense; and Safety.

Amount of Actual Individual Payouts. Actual individual payouts are established by multiplying the individual’s bonus opportunity, at target, by a Performance Factor:

Individual Bonus Opportunity, at Target ($)	x	Performance Factor	=	Payout

The Compensation Committee reserves the right under the plan to exercise negative discretion to reduce the payout for any executive officer by up to 25% or to eliminate payouts if it deems appropriate. Our Compensation Committee did not exercise this discretion for the Stub Period.

Performance Factor. The Performance Factor has two components, one for Operating Earnings and one for Operational Excellence.

For the Operating Earnings component, an actual Operating Earnings Pool is established by multiplying Adjusted Operating Earnings by a Sharing Rate, and dividing that amount by the Operating Earnings Pool, at target, to a maximum of 150%:

Operating Earnings Performance Factor (Maximum 150%)	=	Actual Stub Period Adjusted Operating Earnings ($) x Sharing Rate (%) ÷ Operating Earnings Pool, at Target ($)

The Operational Excellence component is based on the level of performance achieved under each of the Operational Excellence performance measures, to a maximum of 100%:

S {Performance Factor for each Operational Excellence Measure}	=	Operational Excellence Performance Factor (Maximum 100%)

Performance Measures. Our Compensation Committee, or our Board, after recommendations by our Compensation Committee, pre-establishes performance goals for our executive officers for each performance period. Stub Period performance goals for executive officers were generally similar to those for fiscal 2013 and reflected broad overall goals for Mosaic as a whole. The most significant change for the Stub Period was that, instead of basing the payout for the Operating Earnings measure on our budgeted level of Operating Earnings, the Operating Earnings portion of the Management Incentive Plan pool was determined by multiplying Adjusted Operating Earnings by a sharing rate that was determined by reference to the level of our Return on Invested Capital, or ROIC. We made this change to address the cyclical swings that affect our industry and made it difficult to set realistic target levels of our operating earnings at the beginning of the year, while continuing to focus employees on the importance of our overall level of profitability. In addition, by increasing the sharing rate as ROIC increases, the revised measure incorporates capital management decisions into the short-term incentive program.

We also substituted the OSHA recordable Lost-Time Injury Frequency Rate for our prior self-constructed Safety Index measure for assessing the severity of injuries, because the new measure is a widely-recognized measure of injury severity and its use allows us to benchmark our performance against data that is readily publicly available.

Performance Measures for Executive Officers
Metric	Weight	Basis of Metric, Purpose, and Importance
Adjusted Consolidated Operating Earnings	50%	Basis: Consolidated operating earnings determined in accordance with GAAP and adjusted as specified below multiplied by a sharing rate determined by our ROIC:

Consolidated operating earnings are adjusted to exclude any restructuring charges, non-cash write-offs of long-term assets and expenses related to merger and acquisition activities. Our Compensation Committee provided for these adjustments because it did not want the incentive plan to discourage management from undertaking activities that impose a cost in the current year but are intended to increase stockholder value in the longer term.

Return on Invested Capital is:

Adjusted Operating Earnings + Equity in net earnings (loss) of nonconsolidated companies – Provision for income taxes (before discrete items)

÷

Average Invested Capital

Average Invested Capital is the average as of each month end of total assets minus non-interest bearing liabilities, excluding goodwill, expansion construction in progress, new borrowing arrangements, stock repurchases and non-cash write-offs of long-term assets.

Purpose: Focus attention on:

•  the production of earnings and cash flow to support and grow our business, drive positive stock appreciation, pay dividends and build cash reserves for economic downturns; and

•  use of capital.

Importance: Assigned the highest weight because the primary purpose of the Management Incentive Plan was to motivate and reward participants for profitability and to align participant and stockholder interests.

Controllable Operating Costs	25%

Basis: Arithmetic average of payout percentages for separate measures for our Phosphates and Potash business segments controllable operating costs per sales tonne.

Purpose: Promote control of costs that management can directly influence and establish an incentive for keeping production tonnes consistent with prevailing sales volumes.

Importance: Assigned the second highest weight because of the strategic importance of improving upon our position as a low cost producer of fertilizer products.

Controllable Operating Costs:

•   cost of goods sold as determined under GAAP at specified levels of sales tonnes, less any restructuring charges

+

•   adjusted selling, general and administrative expenses as defined below

–

•   costs of purchased commodities, depreciation, depletion and amortization, Esterhazy brine inflow costs, Potash segment income-based royalties and taxes, costs paid by third parties, unrealized derivative gains and losses, corporate allocations of selling, general and administrative expenses, incentive program and employee benefit expense and eliminations under GAAP for profits for sales to Canpotex Limited for product remaining in Canpotex’ inventory for U.S. and Canadian operations of our Phosphates and Potash business segments.

Potash sales tonnes includes muriate of potash and K-Mag®. Phosphates sales tonnes includes intrasegment sales to our international distribution operations and excludes specialty items.

Performance Measures for Executive Officers
Metric	Weight	Basis of Metric, Purpose, and Importance
Safety:
• Recordable Injury Frequency Rate (RIFR)	6.25%

Basis: OSHA recordable injury frequency rate for employees and contractors.

Purpose: Direct attention to the effectiveness of our safety systems, policies, programs and procedures in relation to the incidence rates reported for companies in similar industries.

Importance: Assigned equal weighting and a combined weighting of 12.5% because of our continuing commitment to providing safe workplaces for employees and contractors, as measured by the frequency and severity of recordable injuries.

• Lost-Time Injury Frequency Rate (LTIFR)	6.25%

Basis: OSHA recordable lost-time injury frequency rate for employees and contractors. Any fatality results in a 0% payout under this measure.

Purpose: Direct attention to the severity of work-related injuries.

		Our Compensation Committee selected the two safety measures and the respective goals for them after discussion with our Chief Operating Officer and members of our Environmental, Health, Safety and Sustainable Development Committee about the operational goals for safety established for the Stub Period by management and the Environmental, Health, Safety and Sustainable Development Committee.

Adjusted Selling, General and Administrative Expenses	12.5%

Basis: Selling, general and administrative expenses determined in accordance with GAAP less incentive program and other employee benefits expenses, any restructuring charges and expenses related to merger and acquisition activities.

Purpose: Promote the efficient management and control of expenses not included in costs of goods sold for services relating to finance, treasury, strategy development, information technology, legal, risk management and public affairs functions.

Importance: Assigned a weighting of 12.5% to drive continuous improvement in expenses that are not included in cost of goods sold.

Operating Earnings Sharing Rate. For the Operating Earnings measure, no payout was to be made unless ROIC was 5% or higher, and the maximum Operating Earnings Pool was capped at $21 million. The following table shows the Operating Earnings sharing rates at different levels of ROIC:

ROIC %	<5	5	6	7	8	9	10	11	12	13	14	≥15
Sharing Rate %	0	0.1	0.2	0.3	0.5	0.6	0.7	0.8	1.0	1.2	1.4	1.6

Operational Excellence Measure Metrics. For each of the Operational Excellence performance measures, we set minimum, target and maximum levels of performance:

	Minimum		Target		Maximum
Measure	Performance Level	Payout Percentage	Performance Level	Payout Percentage	Performance Level	Payout Percentage
Controllable Operating Costs	$144	0%	$137	25%	$130	50%
Safety-RIFR	1.30	0%	1.15	6.25%	0.95	12.5%
Safety-LTIFR	0.11	0%	0.09	6.25%	0.08	12.5%
Adjusted Selling, General and Administrative Expense ($ in millions)	$182	0%	$173	12.5%	$165	25%
Total Payout		0%		50%		100%

Performance Measure Goal Setting Process. Our Compensation Committee and Board, in exercising their judgment regarding the appropriate levels for the Stub Period performance measures, considered a number of factors that included:

•	Historical results for the performance measure.

•	Internal expectations for the performance measure.

•	External expectations for the performance measure.

•	Sensitivity analysis to ascertain correlations to or other relationships between the performance measures.

•	Expected degree of difficulty and likelihood of achieving the minimum, target and maximum goals over multi-year, rolling time periods.

•	The effect on upside opportunities of expected industry-wide capacity expansions.

•	The effects of the anticipated operating rates of our business units.

•	Anticipated creation of stockholder value, net of related earnings dilution, for achieving minimum, target and maximum goals.

Our Compensation Committee did not assign specific weightings to any of the above factors in evaluating them.

Payouts for Stub Period. Based on actual Stub Period results, the payout percentage for executive officers for the Stub Period was 75.63% of their individual bonus opportunity, at target. The table below shows the final results against the target goal for each performance measure. The actual payout for each Named Executive Officer is set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Measure	Percent Attainment	Payout Percent
Operating Earnings	21%	10.52%
Controllable Operating Costs	130%	32.42%
Safety RIFR	155%	9.70%
Safety LTIFR	0%	—
Unadjusted Selling, General and Administrative Expenses	184%	22.99%
Total Payout Percentage of Target		75.63%

Long-Term Incentives

We make long-term equity incentive awards shortly after the beginning of each fiscal year under our 2004 Stock and Incentive Plan. Currently, our long-term incentive awards for executive officers consist of equal portions of non-qualified stock options, restricted stock units and performance units. Stock options reinforce a longer-term view of Mosaic stock performance by recipients, and provide a strong link to total stockholder return. Restricted stock units and performance units likewise compensate participants based on our stockholder return, and foster continued retention of recipients by requiring the executive to remain with Mosaic for three years in order to earn a payout. We believe these equity-based awards help align the interests of executive officers and other key employees with those of our stockholders by tying significant portions of the recipients’ compensation to the market price of our Common Stock.

Key terms of our Stub Period stock options, restricted stock units and performance units include:

•

Stock options generally become exercisable in equal annual installments in the first three years following the date of grant, expire ten years after the date of grant, and allow grantees to purchase our Common Stock at the full market price of our Common Stock on the day the options were granted. Upon termination of employment, option installments that are vested are generally exercisable for three months after termination; unvested installments generally are forfeited.

The 2004 Stock and Incentive Plan expressly prohibits the repricing of options or granting options with exercise prices less than the fair market value of our Common Stock on the date of grant.

•

Restricted stock units and performance units provide grants of our Common Stock that vest after continued employment through the specified performance period, which is generally three years. Restricted stock unit awards and performance units include dividend equivalents which provide for payment of an amount equal to the dividends paid on an equivalent number of shares of our Common Stock and which will be paid only when we issue shares of our Common Stock to recipients after the awards vest.

•	Stock options provide that:

➢

Unvested stock option installments held by a Named Executive Officer whose employment terminates due to retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), death or disability vest in accordance with the normal vesting schedule; and

➢

Following termination of employment due to retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), death or disability, stock options are exercisable for up to the earlier of (i) five years or (ii) the remaining term of the option.

•

Restricted stock units and performance units vest on a pro rata basis in the event of retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), disability, or, for awards granted prior to the Stub Period, death. Beginning with awards made during the Stub Period, restricted stock units and performance units vest fully upon a participant’s death.

•	The number of shares issued upon vesting of performance units is determined as set forth below:

Performance Units Awarded (#)	x	Common Stock Market Price at Vesting Date + Dividends Payable on Common Stock ÷ Common Stock Market Price at Grant Date	=	Number of Shares Issued

•   Common Stock market price based upon thirty day trading average.

•   No shares issued if market price of Common Stock at vesting date is less than 50% of market price at grant date.

•   Maximum number of shares issued limited to twice the number of performance units awarded.

•   Maximum value of shares issued limited to 500% of value of performance units awarded.

•   No payout for executive officers unless Company has profit over three-fiscal-year performance period.

Long-term incentive awards are part of the total compensation decision regarding the level and mix of compensation. Our Compensation Committee sets a target value for long-term incentive awards for each executive officer based on its judgment about the internal and external factors used in setting executive officer total compensation described under “Compensation Philosophy and Objectives” on page 39 as well as our Compensation Committee’s judgment regarding the desired mix of base salary, short-term incentives and long-term incentives. Our Compensation Committee also considers key trends in equity award granting practices by U.S. multi-national companies, historical and current grant rates within the basic materials sector, outstanding vested and non-vested equity awards to executive officers, the stock ownership levels of executive officers and the potential dilutive effect on our stockholders. The target ratio of shares of our Common Stock subject to equity incentive awards granted as part of our July 2013 long-term incentive grant as a percentage of our outstanding stock, or “burn rate,” was 0.16% as of May 31, 2013.

Once we determined the target value of a recipient’s long-term incentive awards and the proportion to be represented by stock options, restricted stock units and performance units, we established the specific number of shares to be subject to the stock option, restricted stock unit and performance unit awards as follows:

•

Stock Options and Performance Units. The number of shares to be subject to stock options and performance units was calculated using the valuation models we use for our financial statements determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718.

•

Restricted Stock Units. The number of shares subject to the annual grant of restricted stock units was established by dividing the target value of the grant by the closing price of a share of our Common Stock on the date of grant. This is the same valuation model we use for our financial statements determined in accordance with ASC 718.

Employee Benefits

As part of a competitive total compensation program, we also offer our executives the ability to participate in customary employee benefit programs.

•

Retirement Benefits. Each of the Named Executive Officers and other salaried employees in the United States are eligible to participate in the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Code. We have included our contributions to the accounts of the Named Executive Officers for the Stub Period and fiscal 2013, 2012 and 2011 in the “All Other Compensation” column in the Summary Compensation Table.

In addition, we have an unfunded non-qualified deferred compensation plan that has restoration provisions under which we credit the accounts of the Named Executive Officers and other key employees with amounts that would have been contributed under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Code. We have included our contributions to the accounts of the Named Executive Officers for the Stub Period and fiscal 2013, 2012 and 2011 under our deferred compensation plan in the “All Other Compensation” column in the Summary Compensation Table.

•

Deferred Compensation Plan. In addition to the restoration provisions discussed above under “Retirement Benefits,” our unfunded non-qualified deferred compensation plan permits the Named Executive Officers and other key employees in the United States who we select to elect to contribute from 5% to 80% of base salary and bonus to the plan. Our directors may contribute up to 100% of directors’ fees and any other compensation paid in cash. Contributions are made on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance (including balances arising from the restoration provisions described above under “Retirement Benefits”) accrues gains or losses at rates equal to those on various investments selected by the participant. The investment alternatives are the same as are available to participants generally as investments under the Mosaic Investment Plan, except that our Common Stock is excluded.

•

Cargill Pension Plans. Certain of our employees who were employees of Cargill before the 2004 business combination between IMC and Cargill’s fertilizer businesses participate in Cargill’s U.S. salaried employees’ pension plan. Although no additional years of credited service are accrued under this pension plan after December 31, 2004, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits includes compensation paid by us to the executive subsequent to the business combination.

In accordance with the agreement between IMC and Cargill relating to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill and its subsidiaries under certain pension plans, including Cargill’s U.S. salaried employees’ pension plan, and charges them to us, including charges for Messrs. Mack and McLellan, two of our Named Executive Officers. The amount that Cargill may charge to us for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of December 31, 2013, the unused portion of the $19.2 million cap was $3.7 million. Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s U.S. salaried employees’ pension plan.

In addition, certain of our employees who were employees of Cargill before the 2004 business combination, including Mr. McLellan, participated in Cargill’s international retirement plan. To put them in a position intended to be comparable to that of our U.S. participants in Cargill’s U.S. salaried employees pension plan, in fiscal 2013 we entered into two arrangements:

➢	an agreement under which we paid Cargill $470,000 for the participation of the affected employees in Cargill’s international pension plan through December 31, 2010; and

➢

supplemental agreements with the affected employees that provide for payment of a lump sum that increases each year to age 65. For Mr. McLellan, the lump sum payment began at $119,000 if termination of employment had occurred at age 56 and increases annually to $760,000.

We have included the changes for the Stub Period and fiscal 2013, 2012 and 2011 in the actuarial present value of the accumulated benefit under Cargill’s U.S. salaried employees’ pension plan for Messrs. Mack and McLellan and Cargill’s international pension plan for Mr. McLellan, as well as Mr. McLellan’s benefits under his supplemental agreement, in the “Change in Pension Values and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table. We have included additional information regarding Mr. Mack’s and Mr. McLellan’s benefits under the plans and supplemental agreement, including the actuarial present value of their accumulated benefits under the plans and supplemental agreement, the benefit formula for the plans, and the elements of compensation upon which benefits under the plans are determined, in the Pension Benefits Table and accompanying narrative and notes.

•

Group Life, Health and Disability Plans. We have established group life, health and disability plans for salaried employees in the United States. The Named Executive Officers may participate in these plans on the same basis as other salaried employees.

•

Executive Life and Disability Plans. We provide certain key executives, including the Named Executive Officers, additional life and disability insurance coverage that supplements the coverage limits available under the group plans. Supplemental life coverage is equal to one times base salary (up to $1.0 million) and the supplemental disability coverage is equal to an additional 12% of eligible earnings (base salary plus bonus) up to $420,000.

•

Perquisites and Other Benefits. We furnish a limited number of perquisites to our Named Executive Officers. During the Stub Period, we furnished the following perquisites to our Named Executive Officers that meet the threshold for reporting in the “All Other Compensation” column in the Summary Compensation Table under the rules of the Securities and Exchange Commission:

➢	An executive physical exam program pursuant to which key executives, including the Named Executive Officers, are entitled to reimbursement for the costs of physicals.

➢

An executive financial planning program pursuant to which our executive officers and certain other key executives are eligible for reimbursement of up to $7,000 per calendar year for the costs of financial and tax planning.

➢

A corporate travel policy that covers travel expenses for business purposes by spouses of our employees, including travel to industry or investor conferences. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee.

➢	We match employee donations to a limited number of charitable organizations. The matching program is available to all U.S. employees.

Severance and Change-in-Control Arrangements

We have established senior management severance and change-in-control agreements with each of our executive officers as well as certain other officers or executives designated by our Compensation Committee and Board. Our Compensation Committee (and, in the case of our CEO, our Board) established the terms of these agreements to be consistent with our compensation philosophy and practices as discussed above. These agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of employment.

These agreements are intended by our Compensation Committee (and, in the case of our CEO, our Board), to:

•	Help us attract and retain executive talent in a competitive marketplace.

•	Enhance the prospects that our executive officers would remain with us and devote their attention to our performance in the event of a potential change in control.

•	Foster their objectivity in considering a change-in-control proposal.

•	Facilitate their attention to our affairs without the distraction that could arise from the uncertainty inherent in change-in-control and severance situations.

•	Protect our confidential information and prevent unfair competition following a separation of an executive officer’s employment from us.

The Severance and Change-in-Control Compensation Table on page 76, together with the accompanying narrative and notes, explains in detail the benefits under these arrangements and the circumstances under which a Named Executive Officer would be entitled to them.

Policy on Deductibility of Compensation

Section 162(m) of the Code limits the tax deductibility by a corporation of annual compensation in excess of $1 million paid to the corporation’s principal executive officer or any of its three most highly compensated executive officers (other than the principal executive officer or principal financial officer). However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors.” All of the members of our Compensation Committee qualify as outside directors for this purpose.

While the tax impact of any compensation arrangement is one factor to be considered, it is evaluated in conjunction with our overall compensation philosophy. We consider ways to maximize the deductibility of executive compensation while retaining the discretion we deem necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

However, from time to time we may award compensation which is not fully deductible if we determine that the award is consistent with our philosophy and is in the best interests of Mosaic and our stockholders.

Our 2004 Stock and Incentive Plan is designed to permit employee stock options, performance units and awards under the Management Incentive Plan to meet the performance-based criteria of Section 162(m). Our restricted stock units do not meet the performance-based criteria of Section 162(m).

We also consider the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Code.

Forfeiture of Incentive Awards for Misconduct (“Clawback”)

Our 2004 Stock and Incentive Plan provides for the forfeiture of awards in the event of certain types of misconduct. All of the annual and long-term incentive awards that we describe in this Proxy Statement, including Management Incentive Plan awards, restricted stock units, stock options and performance units, are subject to these forfeiture provisions. For awards granted in fiscal 2009 or subsequent years, our Board may require forfeiture if:

•

fraudulent or intentional misconduct contributes to the need for a material restatement of our financial statements filed with the Securities and Exchange Commission or contributes to the use of inaccurate metrics to determine the amount of any award or the amount of incentive compensation to a participant;

•	the participant knowingly or grossly negligently engaged in the misconduct or grossly negligently failed to prevent the misconduct; and

•	the amount of the participant’s award or incentive compensation was greater than it would have been absent the misconduct.

These forfeiture provisions are in addition to any other disciplinary or other action available to us with respect to the misconduct.

Stock Ownership Guidelines

Our Compensation Committee has adopted guidelines for ownership of our stock by our executive officers. Executive officers must achieve and maintain the following levels of ownership:

•	CEO, five times base salary; and

•	Executive Vice Presidents (three persons) and Senior Vice Presidents (four persons), three times base salary.

Among other provisions of our stock ownership guidelines are that:

•	the value of Common Stock owned is based on the current stock price at that time;

•	unexercised employee stock options and unvested restricted stock units and performance units are not counted; and

•

an executive officer must hold all “net profit shares” (the shares of Common Stock remaining after deducting the number of shares required to be sold in order to pay tax obligations, the exercise price of employee stock options and other costs) from employee stock option exercises and the vesting of restricted stock units until an executive officer has met the required ownership level.

Executive officers are required to achieve their respective ownership targets within six years of the time of hire or promotion.

Our Compensation Committee reviews each participant’s compliance or progress towards compliance annually, and may impose conditions, restrictions or limitations on any participant in order to achieve the purposes of the stock ownership guidelines. The Chair of our Board and our CEO may jointly grant exemptions in the event of hardship.

The following table shows the stock ownership guideline for each Named Executive Officer and the Named Executive Officer’s holdings at December 31, 2013:

Name	Ownership Guidelines ($)	Value of Shares Held ($)	Value of Shares Held in Excess of (Less Than) Guideline ($)
James T . Prokopanko	6,000,000	6,787,027	787,027
Lawrence W. Stranghoener	2,025,000	5,284,124	3,259,124
James (“Joc”) C. O’Rourke	2,190,000	1,107,300	(1)
Richard L. Mack	1,650,000	2,442,110	792,110
Richard N. McLellan	1,455,000	905,740	(549,260) (2)

(1)	Mr. O’Rourke became our Executive Vice President – Operations in January 2009. Accordingly, his stock ownership guideline will not apply until January 2015.

(2)	Mr. McLellan became our Senior Vice President – Commercial in April 2007. Accordingly, his stock ownership guideline first applied in April 2013. Mr. McLellan has advised us that he plans to acquire additional shares of Common Stock in order to satisfy his stock ownership guidelines.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Stub Period 10-K Report.

Respectfully submitted,

William T. Monahan, Chair

Gregory L. Ebel

James L. Popowich

David T. Seaton

Compensation Risk Analysis

Our Compensation Committee, with the advice of its independent compensation consultant and input from management, has reviewed the design of our employee compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. Significant factors considered by our Compensation Committee in reaching its conclusion include:

•

The balance of base pay, short-term incentives and long-term incentives, and an emphasis on compensation in the form of long-term incentives that increase along with employees’ levels of responsibility;

•

A long-term incentive program that grants an equal mix of stock options, restricted stock units and performance units to mitigate the risk of actions intended to capture short-term stock appreciation gains at the expense of sustainable total stockholder return over the longer-term;

•	Vesting of long-term incentive awards over a number of years;

•	Caps on annual cash incentives;

•

Broad performance ranges for minimum, target and maximum operating earnings goals for annual cash incentives that reduce the risk of accelerating or delaying revenue or expense recognition in order to satisfy the threshold or next tier for incentive payouts;

•

The range of performance measures we utilize under our short-term incentive plan, which for executive officers include not only operating earnings but also controllable operating costs per sales tonne, two safety measures and adjusted selling, general and administrative expenses; and

•

Other features in our incentive programs that are intended to mitigate risks from our compensation program, particularly the risk of short-term decision-making. These features include the potential for forfeiture of all types of incentive awards for executives in the event of misconduct as described under “Compensation Discussion and Analysis – Forfeiture of Incentive Awards for Misconduct” on page 59; stock ownership guidelines, including holding period requirements, for our executive officers and certain other key executives as described under “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 60; and the ability of our Compensation Committee to exercise negative discretion to reduce or eliminate payouts under our Management Incentive Plan if it deems appropriate.

Executive Compensation Tables

The following tables and accompanying narratives and notes summarize information about the total compensation awarded to, earned by or paid to each of our Named Executive Officers for the Stub Period and fiscal 2013, 2012 and 2011.

We have included a narrative discussion of our compensation philosophy, processes and components and the bases upon which we make compensation decisions in the Compensation Discussion and Analysis on page 35.

The following tables and accompanying narratives and notes provide quantitative data and additional information about the compensation we paid our Named Executive Officers for the Stub Period and fiscal 2013, 2012 and 2011 and should be read in conjunction with the Compensation Discussion and Analysis.

Stub Period and Fiscal 2013, 2012 and 2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)(2)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (2)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)	Total ($)
James T . Prokopanko	Stub Period	683,333	—	3,533,341	1,766,667	714,700	—	210,863	6,908,904
President and Chief	2013	1,116,667	—	3,533,338	1,766,656	2,285,591	—	643,043	9,345,295
Executive Officer	2012	1,033,333	—	4,933,330	1,466,668	1,470,000	—	512,293	9,415,624
	2011	983,333	1,000,000	1,950,007	1,949,991	1,250,000	—	530,833	7,664,164
Lawrence W. Stranghoener	Stub Period	385,417	—	999,984	499,995	253,100	—	66,643	2,205,139
Executive Vice President	2013	638,333	—	999,994	499,997	813,391	—	244,520	3,196,234
and Chief Financial Officer	2012	606,667	—	2,866,641	433,347	516,600	—	203,309	4,626,564
	2011	580,000	1,000,000	549,988	549,994	442,500	—	174,335	3,296,817
James (“Joc”) C.O’Rourke(9)	Stub Period	415,833	—	1,266,648	633,325	322,100	—	65,767	2,703,673
Executive Vice President -	2013	678,333	—	1,266,665	633,341	1,030,540	—	256,692	3,865,572
Operations and Chief	2012	625,000	—	2,999,972	500,004	533,400	—	230,245	4,888,621
Operating Officer	2011	586,667	500,000	499,981	499,992	453,750	—	250,981	2,791,371
Richard L. Mack	Stub Period	312,500	—	800,001	399,992	194,100	8,700	38,350	1,753,643
Executive Vice President,	2013	516,667	—	800,015	400,011	541,034	10,000	157,492	2,425,219
General Counsel and	2012	490,000	—	2,666,647	333,346	392,000	50,000	131,935	4,063,928
Corporate Secretary	2011	463,333	1,000,000	374,986	374,988	329,000	27,000	127,707	2,697,014
Richard N. McLellan	Stub Period	274,583	—	666,638	333,337	160,500	96,100	53,364	1,584,522
Senior Vice President,	2013	446,667	—	533,343	266,666	474,048	441,000	190,894	2,352,618
Commercial	2012	406,667	—	1,399,989	200,002	305,760	38,000	134,443	2,484,861
	2011	366,667	500,000	249,991	250,008	247,000	25,000	130,245	1,768,911

(1)	Reflects the dollar amount of base salary paid in the designated fiscal year.
(2)	Includes any amounts deferred at the officer’s election to the officer’s account under our qualified and non-qualified defined contribution retirement plans and under our deferred compensation plan.
(3)	Fiscal 2011 amounts reflect one-time cash awards to recognize extraordinary efforts in achieving the New Horizon Transaction.
(4)	Reflects the grant date fair value for each Named Executive Officer’s grants of restricted stock units and performance units in the applicable fiscal year, and, for fiscal 2012, one-time, fixed value retention awards payable in Mosaic stock to help assure continuity of management, strategy and execution of our business priorities following the New Horizon Transaction, determined in accordance with ASC 718. In accordance with SEC rules, the grant date fair value for performance units excludes the effect of estimated forfeitures. The assumptions used in the valuation are discussed in note 18 to our audited financial statements for the Stub Period.

The table below shows the grant date fair value determined in accordance with ASC 718 of each component of the amount of Stock Awards for the Stub Period:

	Grant Date ASC 718 Fair Value ($)
Name	Restricted Stock Units	Performance Units
James T . Prokopanko	1,766,673	1,766,668
Lawrence W. Stranghoener	499,994	499,990
James (“Joc”) C. O’Rourke	633,340	633,308
Richard L. Mack	399,984	400,017
Richard N. McLellan	333,311	333,327

The table below shows the value of the performance units granted for the Stub Period assuming that the highest level of performance conditions will be achieved:

Name	Value of Performance Units at Grant Date Assuming Highest Level of Performance Achieved ($) (a)
James T . Prokopanko	8,073,742
Lawrence W. Stranghoener	2,284,973
James (“Joc”) C. O’Rourke	2,894,243
Richard L. Mack	1,828,092
Richard N. McLellan	1,523,316

(a)	Requires that the 30-day trading average price of a share of our Common Stock plus dividends be at least $282.20 when the performance units vest.

(5)	Reflects the grant date fair value for each Named Executive Officer’s grants of stock options in the applicable fiscal year, determined in accordance with ASC 718. The assumptions used in the valuation are discussed in note 18 to our audited financial statements for the Stub Period.

(6)	Reflects awards under our Management Incentive Plan. We have included additional information about our Management Incentive Plan, including the performance measures for the Stub Period and the levels of performance that were achieved, under “Elements of Compensation – Short-Term Cash Incentives” on page 51 in our Compensation Discussion and Analysis.

(7)	Includes the aggregate increase in the actuarial value of pension benefits for the Stub Period and fiscal 2013, 2012 and 2011 under Cargill’s U.S. salaried employees’ pension plan for Messrs. Mack and McLellan and under Cargill’s international employees’ pension plan for Mr. McLellan.

We have included additional information about these plans, including the plan measurement dates, methodology and assumptions used in determining the amounts in this column, in the Pension Benefits Table and accompanying narrative and notes on page 69.

For Mr. McLellan, fiscal 2013 also includes the amount at May 31, 2013 of benefits under a supplemental agreement that we entered into with Mr. McLellan in fiscal 2013, and the Stub Period includes the increase in the amount of the benefit under this agreement during the period June 1, 2013 through December 31, 2013. This agreement was part of arrangements intended to place certain of our employees, including Mr. McLellan, who participated in Cargill’s international retirement plan, in a position which, together with their benefits under Cargill’s international retirement plan, is comparable to that of our employees who are participants in Cargill’s U.S. salaried employees pension plan. We have discussed the benefits under Cargill’s U.S. salaried employees pension plan and international retirement plan, and Mr. McLellan’s supplemental agreement, in additional detail in our Compensation Discussion and Analysis under “Elements of Compensation – Employee Benefits – Cargill Pension Plans” on page 57, “Pension Benefits” on page 68 and “Potential Payments upon Termination or Change-in-Control – Supplemental Agreements for Cargill International Retirement Plan Participants” on page 75.

Because the arrangements for Mr. McLellan with respect to Cargill’s international retirement plan and our supplemental agreement with him were not put in place until fiscal 2013 but the amount shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for Mr. McLellan for these arrangements for fiscal 2013 reflects increases in his base salary since the formation of Mosaic in 2004, a period of more than eight years, the amount shown for fiscal 2013 is not indicative of the change in value that can be expected for Mr. McLellan with respect to these arrangements in any single future year.

No non-qualified deferred compensation earnings are reflected in this column because our deferred compensation arrangements do not offer above-market earnings.

(8)	The table below shows the components of compensation that are included in this column for the Stub Period:

			Other ($)(a)(c)

Name	Reportable Perquisites ($) (a)	Company Contributions to Defined Contribution Plans ($) (b)	Matching Charitable Contributions ($)	Dividend Equivalents ($)	Other ($)	Total ($)
James T . Prokopanko	—	25,450	110,000	64,016	11,397	210,863
Lawrence W. Stranghoener	—	11,404	28,000	18,055	9,184	66,643
James (“Joc”) C. O’Rourke	16,853	11,983	13,200	16,414	7,317	65,767
Richard L. Mack	—	8,983	10,000	12,310	7,057	38,350
Richard N. McLellan	—	10,975	26,000	8,207	8,182	53,364

(a)	Perquisites that are identified in the table above in accordance with SEC rules include:

•	Amounts paid under our executive physical exam program;

•	Amounts reimbursed under our executive financial planning program; and

•

Amounts reimbursed under our travel policy for travel by spouses to industry and investor conferences. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee. In accordance with applicable rules of the SEC, the tax gross-up is included in the “Other” column in the table above. Tax gross-up payments are determined after the end of each calendar year. As a result, the tax gross-up amount included in the table above reflects the amount reimbursed for calendar 2013.

Except as shown in the table above, the incremental cost to us of perquisites for the Stub Period did not exceed $10,000 for any Named Executive Officer.

(b)	Reflects our contributions for Named Executive Officers to the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Code. Also reflects contributions that we would have made under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Code that are contributed to our unfunded non-qualified deferred compensation plan. We have included additional information about our unfunded non-qualified deferred compensation plan under “Non-Qualified Deferred Compensation” on page 71.

(c)	Includes:

•	Contributions we made to match charitable donations made by the Named Executive Officers to United Way;

•	Dividend equivalents paid upon vesting of restricted stock units in the Stub Period; and

•

Premiums we paid for executive life and disability plans. We have discussed additional detail about the executive life and disability plans in our Compensation Discussion and Analysis under – “Elements of Compensation – Employee Benefits – Executive Life and Disability Plans” on page 58.

(9)	Mr. O’Rourke was our Executive Vice President – Operations until August 13, 2012 when he became our Executive Vice President – Operations and Chief Operating Officer.

Grants of Plan-Based Awards

The following table and accompanying narrative and notes provide information about our awards under our Management Incentive Plan, as well as our grants of stock options, restricted stock units and performance units to each of our Named Executive Officers for the Stub Period. We did not grant any other award under any equity or non-equity incentive plan in the Stub Period that would be paid out in a future fiscal year.

Stub Period Grants of Plan-Based Awards Table

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (# or $)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James T. Prokopanko	—	—	0 (5)	945,000	2,362,500	—	—	—	—	—	—	—
	7/18/2013	7/18/2013	—	—	—	—	—	—	—	83,649	54.03	1,766,667
	7/18/2013	7/18/2013	—	—	—	—	—	—	32,698 (6)	—	—	1,766,673
	7/18/2013	7/18/2013	—	—	—	0	28,610	57,220	—	—	—	1,766,668
Lawrence W. Stranghoener	—	—	0 (5)	334,688	836,719	—	—	—	—	—	—	—
	7/18/2013	7/17/2013	—	—	—	—	—	—	—	23,674	54.03	499,995
	7/18/2013	7/17/2013	—	—	—	—	—	—	9,254 (6)	—	—	499,994
	7/18/2013	7/17/2013	—	—	—	0	8,097	16,194	—	—	—	499,990
James (“Joc”) C. O’Rourke	—	—	0 (5)	425,833	1,064,583	—	—	—	—	—	—	—
	7/18/2013	7/17/2013	—	—	—	—	—	—	—	29,987	54.03	633,325
	7/18/2013	7/17/2013	—	—	—	—	—	—	11,722 (6)	—	—	633,340
	7/18/2013	7/17/2013	—	—	—	0	10,256	20,512	—	—	—	633,308
Richard L. Mack	—	—	0 (5)	256,667	641,667	—	—	—	—	—	—	—
	7/18/2013	7/17/2013	—	—	—	—	—	—	—	18,939	54.03	399,992
	7/18/2013	7/17/2013	—	—	—	—	—	—	7,403 (6)	—	—	399,984
	7/18/2013	7/17/2013	—	—	—	0	6,478	12,956	—	—	—	400,017
Richard N. McLellan	—	—	0 (5)	212,188	530,469	—	—	—	—	—	—	—
	7/18/2013	7/17/2013	—	—	—	—	—	—	—	15,783	54.03	333,337
	7/18/2013	7/17/2013	—	—	—	—	—	—	6,169 (6)	—	—	333,311
	7/18/2013	7/17/2013	—	—	—	0	5,398	10,796	—	—	—	333,327

(1)	The date of grant for all of our Stub Period annual long-term incentive awards was the date our Board approved the recommendation of our Compensation Committee for our Stub Period long-term incentive award for our CEO.
(2)	This column shows the threshold, target and maximum potential number of shares to be paid out upon vesting of performance units granted in the Stub Period.
(3)	Shows the number of shares subject to stock options granted in the Stub Period.
(4)	Reflects the grant date fair value for each Named Executive Officer’s grants of restricted stock units, stock options or performance units granted in the Stub Period, determined in accordance with ASC 718. In accordance with SEC rules, the grant date fair value for performance units excludes the effect of estimated forfeitures.
(5)	This row shows the threshold, target and maximum potential annual awards under our Management Incentive Program for the Stub Period. We paid the actual awards for the Stub Period in March 2014. The amount of the actual Stub Period payout for each Named Executive Officer is set forth in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table. We have included additional information about our Management Incentive Plan, including the performance measures for the Stub Period and the levels of performance that were achieved, under “Compensation Process and Components – Short-term incentives – Management Incentive Plan” in our Compensation Discussion and Analysis.
(6)	This row shows the numbers of shares subject to restricted stock units granted.

Outstanding Equity Awards

The following table and accompanying narrative and notes summarize the outstanding equity awards held by the Named Executive Officers as of December 31, 2013.

Stub Period Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James T. Prokopanko	129,388	—	15.45	8/4/2016	20,768 (3)	981,703		18,085 (4)	854,878 (4)
	53,957	—	20.70	2/1/2017	30,661 (5)	1,449,345		24,816 (6)	1,173,052 (6)
	83,433	—	40.03	8/2/2017	32,698 (7)	1,545,634		28,610 (8)	1,352,395 (8)
	23,409	—	127.21	7/31/2018	(9)	2,000,000	(9)
	48,077	—	52.72	7/27/2019
	79,011	—	44.93	7/27/2020
	31,581	15,792 (10)	70.62	7/21/2021
	25,738	51,476 (11)	57.62	7/19/2022
	—	83,649 (12)	54.03	7/18/2023
Lawrence W. Stranghoener	12,084	—	15.04	10/29/2014	6,136 (3)	290,049		5,343 (4)	252,564 (4)
	64,935	—	17.29	8/1/2015	8,678 (5)	410,209		7,023 (6)	331,977 (6)
	61,120	—	15.45	8/4/2016	9,254 (7)	437,437		8,097 (8)	382,745 (8)
	25,328	—	40.03	8/2/2017	(9)	2,000,000	(9)
	7,315	—	127.21	7/31/2018
	14,423	—	52.72	7/27/2019
	22,285	—	44.93	7/27/2020
	9,331	4,666 (10)	70.62	7/21/2021
	7,284	14,569 (11)	57.62	7/19/2022
	—	23,674 (12)	54.03	7/18/2023
James (“Joc”) C. O’Rourke	12,019	—	52.72	7/27/2019	7,080 (3)	334,672		6,165 (4)	291,420 (4)
	20,259	—	44.93	7/27/2020	10,992 (5)	519,592		8,896 (6)	420,514 (6)
	10,766	5,384 (10)	70.62	7/21/2021	11,722 (7)	554,099		10,256 (8)	484,801 (8)
	9,227	18,454 (11)	57.62	7/19/2022	(9)	2,000,000	(9)
	—	29,987 (12)	54.03	7/18/2023
Richard L. Mack	36,382	—	17.29	8/1/2015	4,720 (3)	223,114		4,110 (4)	194,280 (4)
	47,319	—	15.45	8/4/2016	6,942 (5)	328,148		5,619 (6)	265,610 (6)
	19,368	—	40.03	8/2/2017	7,403 (7)	349,940		6,478 (8)	306,215 (8)
	5,486	—	127.21	7/31/2018	(9)	2,000,000	(9)
	10,216	—	52.72	7/27/2019
	15,194	—	44.93	7/27/2020
	7,177	3,590 (10)	70.62	7/21/2021
	5,827	11,656 (11)	57.62	7/19/2022
	—	18,939 (12)	54.03	7/18/2023
Richard N. McLellan	21,593	—	15.04	10/29/2014	2,832 (3)	133,869		2,466 (4)	116,568 (4)
	13,915	—	17.29	8/1/2015	4,628 (5)	218,766		3,746 (6)	177,073 (6)
	16,562	—	15.45	8/4/2016	6,169 (7)	291,609		5,398 (8)	255,163 (8)
	12,574	—	40.03	8/2/2017	(9)	1,000,000	(9)
	2,926	—	127.21	7/31/2018
	6,611	—	52.72	7/27/2019
	10,130	—	44.93	7/27/2020
	4,306	2,154 (10)	70.62	7/21/2021
	3,885	7,770 (11)	57.62	7/19/2022
	—	15,783 (12)	54.03	7/18/2023

(1)	The exercise price for all stock options is the fair market value of our Common Stock on the date of grant, which is equal to the closing price as reflected on the NYSE composite tape.

(2)	The amounts for restricted stock units were calculated by multiplying the closing market price of our Common Stock on December 31, 2013 of $47.27 per share by the number of unvested shares.
(3)	These restricted stock units vest on July 21, 2014.
(4)	These performance units vest on July 21, 2014. Amounts shown assume that the sum of our profits and losses for the three fiscal years preceding the vesting date is positive. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 31, 2013.
(5)	These restricted stock units vest on July 19, 2015.
(6)	These performance units vest on July 19, 2015. Amounts shown assume that the sum of our profits and losses for the three fiscal years preceding the vesting date is positive. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 31, 2013.
(7)	These restricted stock units vest on July 18, 2016.
(8)	These performance units vest on July 18, 2016. Amounts shown assume that the sum of our profits and losses for the three fiscal years preceding the vesting date is positive. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 31, 2013.
(9)	Dollar amounts shown represent the fixed value of New Horizon retention awards that will be paid out upon vesting. The retention awards will vest on July 21, 2014 and be paid in the form of shares of our Common Stock having a fair market value on the date of vesting equal to the dollar amount shown, if the Named Executive Officer is employed by us on the vesting date.
(10)	These stock options vest on July 21, 2014.
(11)	Half of these stock options vest on July 19, 2014 and half will vest on July 19, 2015.
(12)	One-third of these stock options vest on July 17 in each of 2014, 2015 and 2016.

Option Exercises and Stock Vested

The following table and accompanying notes set forth information about stock options that the Named Executive Officers exercised during the Stub Period and restricted stock units of the Named Executive Officers that vested during the Stub Period.

Stub Period Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James T. Prokopanko	—	—	43,401	2,283,327
Lawrence W. Stranghoener	—	—	12,241	643,999
James (“Joc”) C. O’Rourke	—	—	11,128	585,444
Richard L. Mack	—	—	8,346	439,083
Richard N. McLellan	—	—	5,564	292,722

(1)	We calculated these amounts by multiplying the number of shares exercised times the difference between (a) the closing price of our Common Stock on the date of the option exercise as reported on the NYSE composite tape and (b) the exercise price of the stock option.
(2)	We calculated these amounts by multiplying the number of shares vested times the closing price of our Common Stock as reported on the NYSE composite tape on the vesting date.

Pension Benefits

Cargill Pension Plans

Messrs. Mack and McLellan participate in Cargill’s U.S. salaried employees’ pension plan and Mr. McLellan participates in Cargill’s international retirement plan.

The Cargill U.S. salaried employees’ pension plan is a tax-qualified defined benefit pension plan under the provisions of the Code. Benefits under the plan are generally based on years of service and final average salary prior to termination of employment or retirement. No additional years of credited service are accrued under Cargill’s U.S. salaried employees’ pension plan for Messrs. Mack and McLellan after December 31, 2004. Accordingly, their total credited years of service primarily reflects their service with Cargill, while their credited years of service for employment at Mosaic includes only the period from the October 22, 2004 business combination between IMC and the fertilizer businesses of Cargill through December 31, 2004. However, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits under Cargill’s U.S. salaried employees’ pension plan for Messrs. Mack and McLellan include post-combination compensation that we pay them.

Cargill’s international retirement plan is a non-qualified defined benefit plan. Benefits under the plan for Mr. McLellan are generally based on years of service and final average salary prior to termination of employment. No additional years of credited service are accrued under Cargill’s international retirement plan for Mr. McLellan after October 15, 1998. Accordingly, his total credited years of service reflect only his service with Cargill. However, covered compensation for purposes of determining benefits under Cargill’s international retirement plan includes post-combination compensation that we paid him through December 31, 2010.

In accordance with the merger and contribution agreement related to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill under certain pension plans, including Cargill’s U.S. salaried employees’ pension plan but excluding Mr. McLellan’s participation in Cargill’s international retirement plan, and charges them to us. The amount that Cargill may charge to us under these plans for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of December 31, 2013, the unused portion of the $19.2 million cap was $3.7 million.

With respect to Cargill’s international retirement plan, in fiscal 2013, we entered into an agreement under which we paid Cargill $470,000. This agreement was part of arrangements intended to place certain of our employees, including Mr. McLellan, who participated in Cargill’s international retirement plan, in a position which, together with supplemental agreements we entered into with those employees, is comparable to that of our employees who are participants in Cargill’s U.S. salaried employees pension plan as described above. We have discussed these arrangements in additional detail in our Compensation Discussion and Analysis under “Elements of Compensation – Employee Benefits – Cargill Pension Plans” on page 57 above and “Potential Payments upon Termination or Change-in-Control – Supplemental Agreements for Cargill International Retirement Plan Participants” on page 75 below.

Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s U.S. salaried employees’ pension plan and international retirement plan.

Supplemental Agreements for Cargill International Retirement Plan Participants

As part of the arrangements referred to above that were intended to place certain of our employees, including Mr. McLellan, who participated in Cargill’s international pension plan in a position comparable to that of our U.S. participants in Cargill’s U.S. salaried employees plan following the combination between IMC and the fertilizer businesses of Cargill, in fiscal 2013, we also entered into supplemental agreements with the affected employees. The supplemental agreements provide for payment of a lump sum that increases each year to age 65.

For Mr. McLellan, the lump sum payment began at $119,000 had termination of employment occurred at age 56 and increases annually to $760,000 if termination of employment occurs at age 65.

The following table and accompanying narrative and notes provide information about the participation of the Named Executive Officers in Cargill’s U.S. salaried employees’ pension plan and international retirement plan and our supplemental agreement with Mr. McLellan.

Stub Period Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Richard L. Mack (1)	Cargill, Incorporated and Associated Companies Salaried Employees’ Pension Plan	10	$201,700(2)
Richard N. McLellan (1)	Cargill, Incorporated and Associated Companies Salaried Employees’ Pension Plan	6	$201,500(2)
Richard N. McLellan (1)	The Cargill International Retirement Plan	20	$637,600(2)
Richard N. McLellan (3)	Individual Nonqualified Pension Agreement	—	$191,000

(1)	Annual benefits for Messrs. Mack and McLellan under Cargill’s U.S. salaried employees’ pension plan are equal to 0.80% of final average salary plus 0.35% of final average salary in excess of Covered Compensation (as defined for social security purposes), all times years of service. Years of service are limited to (i) 40 years for the 0.80% component of the benefit, and (ii) 35 years for the 0.35% component of the benefit. Service is frozen for Messrs. Mack and McLellan as of December 31, 2004 and final average salary and covered compensation are as of the termination date of their employment at Mosaic.

Normal retirement benefits under Cargill’s U.S. salaried employees’ pension plan are payable at age 65. Messrs. Mack or McLellan may retire with unreduced retirement benefits under the plan once they are age 60. Once they are age 55, they may retire early and receive benefits that are reduced based on the percentages specified in the table below for each year that the payments start prior to age 60. Messrs. Mack and McLellan are age 46 and age 57, respectively, and have 19 years and 35 years, respectively, of credited vesting service at December 31, 2013.

Years of Credited Vesting Service	Per Year Reduction Percentage
35 or more	3%
30 – 34	4%
25 – 29	5%
20 – 24	6%
15 – 19	7%

If they terminate employment before age 55, they may either receive an unreduced benefit commencing at age 65, or may elect to receive a reduced benefit at an earlier date.

The normal form of payment of the annual benefit is a straight life annuity. Optional benefit forms include actuarial equivalent joint and survivor and 10-year certain and life annuities. The plan does not offer lump sum payments.

The credited years of service for Messrs. Mack and McLellan under Cargill’s U.S. salaried employees’ pension plan include their service with Cargill. Their benefits under the plan are fully vested.

Annual benefits for Mr. McLellan under Cargill’s international retirement plan are equal to 1.50% of final average salary times years of service (not to exceed 40) reduced by any pension benefits earned under any Cargill retirement plans and social security programs while earning service under Cargill’s international retirement plan. For Mr. McLellan, the benefit is based on years of service up to October 15, 1998 and final average salary as of December 31, 2010 including his service at Mosaic.

Normal retirement benefits under Cargill’s international retirement plan are payable at age 65. Mr. McLellan is not eligible to receive benefits at an earlier age.

The normal form of payment of the annual benefit under Cargill’s international retirement plan is a straight life annuity. If the participant has a joint annuitant, the benefit is paid as an actuarial equivalent 100% joint and survivor annuity. A lump sum is paid only if the actuarial equivalent value of the benefit is $10,000 or less.

The credited years of service for Mr. McLellan under Cargill’s international retirement plan include his service with Cargill. His benefits under the plan are fully vested.

Compensation Used to Determine Pension Benefits

Under Cargill’s U.S. salaried employees pension plan, eligible compensation consists of base salary. Eligible compensation is limited under the Code to $250,000 and $255,000 for calendar 2012 and calendar 2013, respectively.

Under Cargill’s international retirement plan, eligible compensation consists of base salary (and in the case of salespeople compensated on the basis of salary or sales bonuses, their commissions) but excluding any other remuneration.

Valuation Assumptions

The amounts listed in the “Present Value of Accumulated Benefit” column of the Pension Benefits Table and the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table are based on the following assumptions:

•

discount rates of 4.30% for the present value calculations as of December 31, 2013 and May 31, 2013 and 4.25% and 5.25% for the present value calculations as of May 31, 2012 and May 31, 2011, respectively, and post-retirement mortality using the RP-2000 mortality table with fixed 18-year projection as of December 31, 2013, May 31, 2013 and May 31, 2012 and combined mortality for active employees and retirees, and no collar adjustments. These are the same assumptions used by Cargill in determining the accumulated benefits under the Cargill U.S. salaried employees’ pension plan that it uses in determining its charges to us for the plan;

•

retirement age of 60 under the Cargill U.S. salaried employees’ pension plan, which is the earliest age that any Named Executive Officer may retire with unreduced retirement benefits under that plan,, and retirement at age 65 for Mr. McLellan under Cargill’s international retirement plan, which is the earliest age that he may retire with unreduced benefits under that plan; and

•	expected terminations, disability and pre-retirement mortality: none assumed.

The present values of the accrued benefits were calculated as of December 31, 2013, the date used by Cargill in determining its charges to us for Cargill’s U.S. salaried employees pension plan.

(2)	This amount is an estimate and does not necessarily reflect the actual amount that will be paid to the Named Executive Officer, which will only be known when he becomes eligible for payment.

(3)	Following termination of employment, Mr. McLellan is entitled to a lump sum that increases each year to age 65. The lump sum payment begins at $191,000 if termination of employment occurs at age 57 and increases annually to $760,000.

The amount listed in the “Present Value of Accumulated Benefit” column of the Pension Benefits table is the lump sum amount payable under the terms of the supplemental agreement in the event of termination of employment at December 31, 2013.

Non-Qualified Deferred Compensation

The table below sets forth the contributions, earnings and distributions for the Stub Period and balances at December 31, 2013 for each of the Named Executive Officers under our deferred compensation plan.

Each participant in our deferred compensation plan may choose how and when to receive payments of the portion of the participant’s account balance that results from the participant’s own contributions. A participant may choose to receive payments of this portion of the participant’s account balance on a specified date in a lump sum or in annual installments for up to ten years beginning on a date specified by the participant. If no election is made, payment is made in a lump sum after termination of employment. The portion of the participant’s account balance that results from our contributions is payable after termination of employment.

Stub Period Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Stub Period ($) (1)	Registrant Contributions in Stub Period ($) (2)	Aggregate Earnings in Stub Period ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Stub Period End ($) (5)
James T. Prokopanko	178,136	22,950	54,905	0	1,923,332
Lawrence W. Stranghoener	71,929	8,904	143,528	0	1,137,746
James (“Joc”) C. O’Rourke	86,783	9,347	77,121	0	752,579
Richard L. Mack	85,353	6,483	44,073	0	709,947
Richard N. McLellan	183,402	4,858	201,627	0	1,809,254

(1)	These amounts are included as part of the compensation shown for the Named Executive Officer in the “Salary” or “Non-Equity Incentive Plan Compensation” column for the Stub Period in the Summary Compensation Table.
(2)	Shows our contributions under the restoration provisions of our deferred compensation plan. The amount we credit under these restoration provisions is equal to the amount that would have been contributed to our tax-qualified defined contribution plan for the Named Executive Officer that exceeds limitations for tax-qualified plans under the Code. These amounts are included as part of the compensation shown for the Named Executive Officer in the “All Other Compensation” column for the Stub Period in the Summary Compensation Table and in the “Company Contributions to Defined Contribution Plans” column in the table in note (8) to the Summary Compensation Table.
(3)	Shows the earnings on each Named Executive Officer’s account balance for the Stub Period. Gains and losses accrue at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available to participants generally as investments under the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Code, except that our Common Stock is excluded. In general, participants in our deferred compensation plan may change how their deferrals are invested at any time. Because the rate of return is based on actual investment measures, no above-market earnings are paid. Accordingly, the amounts in this column were not included in the Summary Compensation Table.
(4)	Shows payments made to each Named Executive Officer from his account in the Stub Period.
(5)	The table below sets forth the amounts of executive and registrant contributions reported for the Named Executive Officers in the Summary Compensation Table in our Proxy Statement for any prior year:

Name	Contributions ($)
James T. Prokopanko	2,331,328
Lawrence W. Stranghoener	857,654
James (“Joc”) C. O’Rourke	745,809
Richard L. Mack	1,380,492
Richard N. McLellan	792,397

Potential Payments upon Termination or Change-in-Control

As discussed under “Elements of Compensation – Severance and Change-in-Control Arrangements” in our Compensation Discussion and Analysis on page 58, we have senior management severance and change-in-control agreements with our executive officers, including the Named Executive Officers.

The severance and change-in-control agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of their employment:

•	by us with cause (as the term cause is described below);

•	by us without cause;

•	by the covered executive for good reason (as the term good reason is described below);

•	due to the covered executive’s death or disability; or

•	by the covered executive without good reason.

General Benefits

In general, upon any termination of employment an executive officer is entitled to amounts earned but that we have not paid. These amounts include:

•	base salary for services through the date of termination;

•	bonus amounts earned through the date of termination;

•	vested stock options;

•	compensation deferred by the executive officer and earnings on that deferred compensation;

•	vested benefits under defined benefit retirement plans as described above under “Pension Benefits” on page 68; and

•

vested benefits under defined contribution retirement arrangements as described in note (8)(b) to the Summary Compensation Table and in the Non-Qualified Deferred Compensation Table and accompanying narrative and notes.

Benefits upon Termination by Company without Cause or by Executive for Good Reason

In addition, in the event of termination by us without cause or by an executive officer for good reason, the executive officer is entitled to:

•	an amount equal to the executive officer’s annual base salary;

•

an amount equal to the executive officer’s prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by the executive officer’s base salary;

•

if the executive officer was employed by us for three months or more during the fiscal year in which the termination occurs, a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan;

•

if the executive officer elects to continue group health or dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimbursement for a portion of the premiums equal to the amount we would pay if the executive officer were an active employee, for up to twelve months as long as coverage under COBRA is available;

•	elect to continue coverage under our life insurance or health flexible spending account programs in accordance with the terms of those programs;

•	compensation for unused vacation; and

•	outplacement services for up to one year (to a maximum of $25,000).

Amounts payable would be reduced by the amount of other compensation the executive officer receives from us as an employee, independent contractor or consultant during the twelve months following termination of employment, as well as by any compensation under any other severance plan of ours.

Benefits Following Change-in-Control

In the event of a qualified change-in-control termination (as the term qualified change-in-control termination is described below), the executive officer is entitled to the same benefits as discussed under “Benefits upon Termination by Company without Cause or by Executive for Good Reason,” except that:

•

our CEO would be entitled to three times, and other executive officers would be entitled to two times, annual base salary and prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by annual base salary;

•

the minimum period for which the executive officer would be required to be employed by us during the fiscal year in order to receive a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan would be reduced to one day;

•	if the executive officer has not used financial planning services or had an executive physical in the year of termination, we would pay the executive officer $7,000 and $10,000, respectively;

•

instead of reimbursing the executive officer for our portion of premium costs to continue coverage under group health, dental and life insurance plans, we would pay the executive officer a lump sum equal to eighteen months of our portion of the premium costs;

•	we would pay the executive officer a lump sum payment equal to eighteen months of the premium costs for executive disability and life insurance policies;

•	the reimbursement for outplacement services would be replaced by a lump sum payment of $25,000; and

•

we would also credit the executive officer’s account under our nonqualified deferred compensation plan with certain amounts that we would have credited through the date of termination of employment under the Mosaic Investment Plan that either:

•	exceed limitations for contributions to tax-qualified plans under the Code; or

•

are not credited to the executive officer’s account because of a requirement under the Mosaic Investment Plan that a participant remain actively employed as of the end of the year in order to be eligible for our contribution.

If the payments to an executive officer under the agreement together with amounts under other agreements or plans would subject the executive officer to the excise tax imposed by Section 4999 of the Code on parachute payments as defined in Section 280G of the Code, the benefits payable to the participant would be reduced if doing so would result in the best net benefit to the executive officer.

Description of Key Terms

For purposes of the severance and change-in-control agreements, in general:

•	“Cause” means:

➢	material breach of the severance agreement;

➢	gross neglect or willful failure or refusal to perform the executive officer’s duties;

➢	personal dishonesty intended to result in substantial personal enrichment at our expense;

➢	willful or intentional acts to injure The Mosaic Company or the executive officer’s reputation or business relationships;

➢	knowing and intentional fraud again us, our customers, suppliers, clients, agents or employees;

➢	conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or

➢	material breach of our Code of Business Conduct and Ethics.

•	“Good reason” means:

➢	material demotion in status or duties;

➢	requiring the executive officer to move his or her regular office location by more than 50 miles; or

➢	material diminution in base salary.

•	A “qualified change-in-control termination” means termination of an executive officer’s employment by us without cause or by an executive officer for good reason:

➢	within two years following a change-in-control (as the term change-in-control is defined below); or

➢

following our entry into a definitive agreement or plan that results in any of the following types of changes in control if the change-in-control occurs within six months after the date of termination:

•	an acquisition of 50% or more of the voting power of our outstanding voting stock;

•

a merger, consolidation, sale of substantially all assets or similar business combination unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or

•	stockholder approval of liquidation or dissolution of The Mosaic Company.

•	A “change-in-control” occurs if one of the following events occurs:

➢	a majority of our directors are not individuals:

•	for whose election proxies were solicited by our Board; or

•	who were appointed by our Board to fill vacancies caused by death, resignations or newly-created directorships; or

➢	an acquisition of 50% or more of the voting power of our outstanding voting stock; or

➢

a merger, consolidation, sale of substantially all assets or similar business combination unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or

➢	stockholder approval of liquidation or dissolution of The Mosaic Company.

Obligations of our Executive Officers

The severance and change-in-control agreements require our executive officers to:

•

furnish notice of good reason for termination by the executive officer and an opportunity for us to cure the good reason within 30 days, and continue to perform the executive officer’s duties during the cure period;

•	furnish at least 30 days advance notice of a termination of employment without good reason and continue to perform the executive officer’s duties during the notice period;

•

furnish us with a general release of claims the executive officer may have against us in order to obtain benefits as a result of termination by us without cause or by the executive officer with good reason; and

•	cooperate with the transition of the executive officer’s duties and responsibilities.

The severance and change-in-control agreements prohibit the executive officers from:

•	disclosing confidential information; and

•	for a period of 12 months following termination of employment:

➢	soliciting our customers, dealers, employees, vendors and suppliers, or interfering with our business relationships; or

➢	competing with us.

Duration of Severance and Change-in-Control Agreements

Our current severance and change-in-control agreements will expire March 31, 2017 unless renewed by us and the executive officer, except that following a change-in-control the term will extend to at least the second anniversary of the change-in-control.

Treatment of Long-Term Incentive Awards

Long-term equity incentive awards require a “double trigger” qualified change-in-control termination before vesting in the event of a change-in-control, as long as the consideration our stockholders receive in the change-in-control is stock that is registered under Section 12 of the Securities Exchange Act of 1934 (“’34 Act”). The definition of a change-in-control under our long-term incentive awards is generally the same as under our severance and change-in-control agreements.

Potential Acceleration of Payment of Non-Qualified Deferred Compensation

Our non-qualified deferred compensation plan in the U.S. provides that our Board, as constituted immediately before a change in control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

Supplemental Agreements for Cargill International Retirement Plan Participants

We have a supplemental agreement with Mr. McLellan, as a participant in Cargill’s international retirement plan, intended to put him in a position comparable to that of our employees who participants in Cargill’s U.S. salaried employees pension plan. If Mr. McLellan’s employment terminated at December 31, 2013, we would have paid him $191,000 under the supplemental agreement.

Quantification of Compensation Payable as a Result of Severance or Change-in-Control

The table below sets forth estimated potential incremental amounts payable to each Named Executive Officer pursuant to our severance and change-in-control agreements.

We relied on the following key assumptions in determining the amounts in the table, as well as the other assumptions discussed in the accompanying notes:

•	the termination of employment was effective as of December 31, 2013;

•	the pro rata portion of the annual bonus that would have been payable as of the date of severance was based on the actual bonus under our Management Incentive Plan for the Stub Period;

•

in estimating the reimbursement for outplacement services in the event of termination of employment without cause or for good reason without a change-in-control, the maximum $25,000 amount of outplacement services is used;

•	we did not pay the executive officer any other compensation as an employee, independent contractor or consultant during the twelve months following termination of employment;

•	each Named Executive Officer maximized his contributions to the Mosaic Investment Plan; and

•	the 30-day trading average of our Common Stock as of the date of termination of employment was equal to that for the period ended December 31, 2013.

Any change in these assumptions would change the amounts shown in the table, and the change could be material. The actual amounts that would be paid to a Named Executive Officer can only be determined at the time of the severance or change in control and/or termination of employment and can be expected to be different from the amounts shown in the table below. The table below does not include compensation that is accrued or vested prior to severance or a change in control.

Severance and Change-in-Control Compensation Table

Name and Benefits	Termination Before Change-in-Control without Cause or for Good Reason ($)	Qualified Change-in-Control Termination ($)
James T. Prokopanko
Cash Severance	3,534,700	9,174,700
Long-Term Incentives	—	6,887,855	(1)
Health, Dental, Life and Disability Reimbursement	38,068	57,102
Compensation for Unused Vacation	0	0
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical	—	17,000
Nonqualified Deferred Compensation Plan	—	100,414
Reduction to Avoid Excise Tax (2)	—	0
Total Estimated Incremental Value	3,597,768	16,262,071
Lawrence W. Stranghoener
Cash Severance	1,501,850	2,750,600
Long-Term Incentives	—	1,969,705	(1)
Health, Dental, Life and Disability Reimbursement	35,792	53,688
Compensation for Unused Vacation	0	0
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical	—	17,000
Nonqualified Deferred Compensation Plan	—	43,549
Reduction to Avoid Excise Tax (2)	—	0
Total Estimated Incremental Value	1,562,642	4,859,542
James (“Joc”) C. O’Rourke
Cash Severance	1,782,100	3,242,100
Long-Term Incentives	—	2,440,316	(1)
Health, Dental, Life and Disability Reimbursement	32,180	48,270
Compensation for Unused Vacation	0	0
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical	—	17,000
Nonqualified Deferred Compensation Plan	—	47,960
Reduction to Avoid Excise Tax (2)	0	28,385
Total Estimated Incremental Value	1,839,280	5,849,031
Richard L. Mack
Cash Severance	1,184,100	2,174,100
Long-Term Incentives	—	1,560,835	(1)
Health, Dental, Life and Disability Reimbursement	7,007	10,510
Compensation for Unused Vacation	31,730	31,730
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical	—	17,000
Nonqualified Deferred Compensation Plan	—	26,727
Reduction to Avoid Excise Tax (2)	—	0
Total Estimated Incremental Value	1,247,837	3,845,902
Richard N. McLellan
Cash Severance	1,009,250	1,858,000
Long-Term Incentives	—	1,116,947	(1)
Health, Dental, Life and Disability Reimbursement	33,848	50,771
Compensation for Unused Vacation	13,058	13,058
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical	—	17,000
Nonqualified Deferred Compensation Plan	—	27,479
Reduction to Avoid Excise Tax (2)	—	0
Total Estimated Incremental Value	1,081,155	3,108,255

(1)	Shows the pre-tax amounts that the Named Executive Officers would realize if they had sold on December 31, 2013 at a price of $47.27, shares of our Common Stock that:

•	they could acquire pursuant to stock options for which we would accelerate vesting upon a qualified change-in-control termination pursuant to the terms of the stock option; and

•	we would issue to the executive officers upon a qualified change-in-control termination pursuant to the vesting of restricted stock units and performance units.

In the event of a change-in-control in which the consideration our stockholders receive does not consist solely of shares of common stock that are registered under Section 12 of the ’34 Act, these (a) restricted stock units and performance units would vest, with the vested shares issued at the end of the performance period, and (b) stock options would be cancelled and the holders would be entitled to payment of the excess, if any, of the highest per share price offered to our stockholders in change-in-control over the purchase price per share of the options, for each share subject to the cancelled options.
(2)	The excise tax imposed by the Code on “excess parachute payments” is 20%. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change-in-control payments calculated under Section 280G of the Code equals or exceeds three times the average annual compensation attributable to the executive officer’s employment with us and Cargill over the prior five-year period. Under the severance and change-in-control agreements, if the excise tax would otherwise apply, the benefits payable to the executive officer would be reduced if doing so would result in the best net benefit to the executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was formed on October 22, 2004 through the business combination of IMC and the fertilizer businesses of Cargill. Prior to May 25, 2011, Cargill owned approximately 64% of our outstanding common stock.

In May 2011, in the Split-off, Cargill divested its approximately 64% (285.8 million share) interest in us to its stockholders (the “Exchanging Cargill Stockholders”), including the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended, and the Anne Ray Charitable Trust dated August 20, 1996, as amended (the “MAC Trusts”), and a debt exchange (the “Debt Exchange”) with certain Cargill debt holders (the “Exchanging Cargill Debt Holders”). Following the Split-off and Debt Exchange, the MAC Trusts and Exchanging Cargill Debt Holders sold an aggregate of 157.0 million of these shares in underwritten public secondary offerings or to us. These transactions completed the disposition of the 157.0 million shares designated to be sold during the 15-month period following the Split-off.

All other shares of our stock received by the Exchanging Cargill Stockholders (approximately 129 million shares in the aggregate) were issued as shares of Class A Common Stock, par value $0.01 per share (“Class A Shares”) or Class B Common Stock, par value $0.01 per share (all of which shares of Class B Common Stock were subsequently converted into Class A Shares) and were generally subject to transfer restrictions unless we consent. These transfer restrictions are removed as the Class A Shares convert to regular Common Stock. The first such conversion, under which all 42.9 million outstanding Class A Shares, Series A-1, were converted into regular Common Stock, occurred on November 26, 2013.

The agreements relating to the Cargill Transaction continued to restrict our ability to engage in share buybacks until November 26, 2013, when the last of such restrictions expired.

On December 6, 2013, Mosaic entered into the MAC Trusts Share Repurchase Agreement to purchase all of the remaining Class A Shares held by the MAC Trusts through a series of purchases occurring from January 8, 2014 through July 30, 2014. As of the date of this proxy statement, pursuant to the MAC Trusts Share Repurchase Agreement, all 21,647,007 Class A Shares, Series A-3, held by the MAC Trusts, and 6,184,858

Class A Shares, Series A-2, have been repurchased for an aggregate of $1.3 billion, and 15,462,150 Class A Shares, Series A-2, remain to be purchased as set forth in the table below:

Class A Shares, Series A-2
April 4, 2014	3,092,429
May 5, 2014	3,092,429
June 3, 2014	3,092,429
July 1, 2014	3,092,429
July 30, 2014	3,092,434
Total	15,462,150

The MAC Trusts Share Repurchase Agreement provides for a per share price for each purchase equal to the Common Market Price, as defined in Mosaic’s Restated Certificate of Incorporation, as of the date of the purchase. In general and subject to the terms and provisions of the Restated Certificate of Incorporation, the Common Market Price as of any date is equal to the average of the volume weighted average trading price of Common Stock, for each trading day during the preceding 20-day trading period.

In addition to the Class A Shares to be purchased by Mosaic under the MAC Trusts Share Repurchase Agreement, the MAC Trusts own an aggregate of 21,647,007 shares of Common Stock that were converted from outstanding Class A Shares, Series A-1, on November 26, 2013. Under the MAC Trusts Share Repurchase Agreement, through January 1, 2015, the MAC Trusts have granted Mosaic certain rights of first offer with respect to proposed sales in a market transaction or block trade, through or with a broker or dealer, of more than 5,000,000 of these shares of Common Stock, and certain rights of first refusal with respect to other proposed sales by the MAC Trusts of more than 5,000,000 of these shares of Common Stock.

Also under the MAC Trusts Share Repurchase Agreement, among other things, the MAC Trusts agreed to release Mosaic from its contractual obligation to register any remaining shares of stock in a secondary offering under the Registration Agreement, dated as of January 18, 2011, by and among Mosaic, the MAC Trusts and the other parties thereto.

On February 14, 2014, we entered into the Family Trusts Share Repurchase Agreements to purchase an aggregate of approximately 8.2 million Class A Shares in two tranches. These purchases have been completed for an aggregate of approximately $387.3 million.

Conversion of the remaining 17,176,068 Class A Shares, Series A-2, and 17,176,046 Class A Shares, Series A-3, which are held by Exchanging Cargill Stockholders other than the MAC Trusts and the Family Trusts, into regular Common Stock is scheduled to occur on November 26, 2014 and November 26, 2015, respectively.

In addition, in the New Horizon Transaction, we and the MAC Trusts became parties to an Amended and Restated Governance Agreement (the “Governance Agreement”), dated May 25, 2011. Under the Governance Agreement, the MAC Trusts are subject to certain transfer and standstill restrictions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the Stub Period, the Compensation Committee of our Board was comprised of Ms. Cochran and Messrs. Monahan, Ebel, Popowich and Seaton. No Compensation Committee interlocks or insider participation occurred during the Stub Period.

PROPOSAL NO. 3 – APPROVAL OF THE MOSAIC COMPANY 2014 STOCK AND INCENTIVE PLAN

On March 11, 2014, the Board adopted, subject to stockholder approval, The Mosaic Company 2014 Stock and Incentive Plan (the “2014 Stock and Incentive Plan”). The purpose of the 2014 Stock and Incentive Plan is to promote our interests and those of our stockholders by aiding us in attracting and retaining employees, officers, consultants, advisors and directors capable of assuring the future success of Mosaic and motivating such persons to put forth maximum efforts for the success of our business. The 2014 Stock and Incentive Plan will allow us to continue to motivate, reward and retain such persons through stock and cash-based incentive compensation and other stock-based arrangements and provide them with opportunities for stock ownership in us, thereby aligning the interests of such persons with those of our stockholders.

The 2014 Stock and Incentive Plan is an equity and incentive plan that allows us to make awards, including options to purchase shares of our Common Stock, stock appreciation rights, restricted stock, restricted stock units, performance awards (including performance awards that are “qualified performance-based compensation” within the meaning of Section 162(m) under the Code), dividend equivalents, other stock grants and other stock-based awards (collectively, “Awards”) to our employees, officers, directors, consultants, independent contractors and advisors (collectively, “Eligible Persons”). The total number of shares of Common Stock that may be issued under all stock-based Awards under the 2014 Stock and Incentive Plan will be 25,000,000.

We currently may make Awards to Eligible Persons under The Mosaic Company 2004 Omnibus Stock and Incentive Plan, as amended (the “2004 Stock and Incentive Plan”), which will expire by its terms on October 20, 2014. As of March 11, 2014, we had approximately 15.1 million shares that had not yet been used for awards under the 2004 Stock and Incentive Plan (exclusive of awards issued for an indeterminate number of shares). If the 2014 Stock and Incentive Plan is approved by our stockholders, no additional awards will be granted under the 2004 Stock and Incentive Plan after the date of stockholder approval.

The Board believes that the continuation of incentive and stock-based compensation programs is essential in attracting, retaining and motivating highly qualified officers, employees and non-employee directors to enhance our success. The 2014 Stock and Incentive Plan will allow for the continued use of incentive and stock-based compensation. Like the 2004 Stock and Incentive Plan, the flexibility of the 2014 Stock and Incentive Plan will allow future Awards to be based on then-current objectives for aligning compensation with stockholder value.

The following is a summary of the material terms of the 2014 Stock and Incentive Plan and is qualified in its entirety by reference to the 2014 Stock and Incentive Plan. A copy of the 2014 Stock and Incentive Plan is attached as Appendix B to this Proxy Statement.

Administration

The Compensation Committee, or a subcommittee thereof, will initially administer the 2014 Stock and Incentive Plan with respect to Awards to employees or officers who are not directors. The Board may also exercise any of the powers of the Committee at any time, and will initially administer the 2014 Stock and Incentive Plan with respect to Awards to directors. The Board will have the authority to designate another committee or committees to administer the 2014 Stock and Incentive Plan, in whole or in part (for purposes of this summary, the Compensation Committee or any such other committee, collectively with the Board to the extent it administers the 2014 Stock and Incentive Plan in whole or in part, are collectively referred to as the “Committee”). The Committee will have full power and authority to determine when and to whom Awards will be granted, and the type, amount, form of payment and other terms and conditions of each Award, consistent with the provisions of the 2014 Stock and Incentive Plan. In addition, the Committee may specify whether, and under what circumstances, Awards to be received or amounts payable under such Awards may be deferred automatically or at the election of either the holder of the Award or the Committee. Subject to the provisions of the 2014 Stock and Incentive Plan, the Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding Award. The Committee has authority to interpret the 2014 Stock and Incentive Plan and establish rules and regulations for its administration. The Committee may delegate its powers under the 2014 Stock and Incentive Plan.

Eligible Participants

Any Eligible Person providing services to us or any of our affiliates, who is selected by the Committee, is eligible to receive an Award. As of March 11, 2014, approximately 8,200 directors, officers and employees are eligible to participate, although under our current annual and long-term incentive program and director compensation policy approximately 500 directors, officers and employees have been selected to receive annual awards under the 2004 Stock and Incentive Plan.

Shares Available for Awards

The aggregate number of shares of our Common Stock that may be issued under all stock-based Awards will be 25,000,000. Certain Awards are subject to limitations as follows:

•

The Committee will not grant incentive stock options (“ISOs”) intended to meet the requirements of Section 422 of the Code in which the aggregate fair market value of the shares with respect to which such options are exercisable for the first time by a person during any calendar year exceeds $100,000.

•	No person may be granted in any calendar year Awards denominated in Common Stock for more than 1,000,000 shares in the aggregate.

•

The maximum amount payable in the aggregate in any taxable year to any person pursuant to all performance Awards denominated in cash and having performance periods longer than twelve months will be $7,000,000 in value, whether payable in cash, shares or other property.

•

The maximum amount payable in the aggregate in any taxable year to any person pursuant to all performance Awards having performance periods of twelve months or less and denominated in cash will be $7,000,000 in value, whether payable in cash, shares or other property.

The 2014 Stock and Incentive Plan requires the Committee to adjust the number of shares and share limits described above in the case of a stock dividend or other distribution (other than a regular cash dividend), including a stock split, merger or other similar corporate transaction or event that affects shares of our Common Stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2014 Stock and Incentive Plan, provided that the number of shares covered by any Award or to which an Award relates will always be a whole number.

Types of Awards and Terms and Conditions

The 2014 Stock and Incentive Plan permits the granting of:

•	stock options (including both ISOs and non-qualified stock options that do not meet the requirements for ISOs under the Code (“NQSOs”));

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	performance awards of cash, stock or property;

•	dividend equivalents;

•	other stock grants; and

•	other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other Award or an award under any other compensation plan. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, Common Stock, promissory notes, other securities or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of our Common Stock on the date of grant of such option or SAR except if the option or SAR is in substitution for an option or SAR previously granted by an entity acquired by or merged with us. Determinations of fair market value under the 2014 Stock and Incentive Plan will be made in accordance with methods and procedures established by the Committee. The term of stock options and SAR Awards will not be longer than ten years from the date of grant.

Stock Options.  The holder of an option will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the Committee. The option exercise price may be payable, at the discretion of the Committee, in cash, shares of our Common Stock, promissory notes (provided that the par value of any shares of Common Stock issued pursuant to such exercise must be paid in the form of cash, services rendered, personal property, real property or a combination thereof and provided that the acceptance of such promissory notes does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002), other securities or other awards or property having a fair market value on the exercise date equal to the exercise price. The Committee may also permit an option to be exercised by delivering to the participant a number of shares of our Common Stock having an aggregate fair market value equal to the excess, if positive, of the fair market value of the shares underlying the option being exercised, on the date of exercise, over the exercise price of the option for such shares (being referred to as a “net exercise”). Stock options vest and become exercisable in accordance with a vesting schedule established by the Committee.

In the case of a grant of an ISO to a participant who, at the time of grant, possesses more than 10% of the combined voting power of all classes of our stock and that of our affiliates, the exercise price per share may not be less than 110% of the fair market value of our Common Stock on the date of grant, and each such ISO will expire not later than five years from the date of grant.

Stock Appreciation Rights.  The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Committee.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of our Common Stock subject to restrictions imposed by the Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of our Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee. The Committee may waive in whole or in part any remaining restrictions with respect to shares of restricted stock or restricted stock units, for example in the event of the participant’s death, disability or retirement.

Performance Awards.  The Committee may grant Awards under the 2014 Stock and Incentive Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. A performance Award may be denominated or payable in cash, shares of our Common Stock (including restricted stock and restricted stock units), other securities, other awards or other property and confers on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more performance goals during performance periods as established by the Committee. The performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance Award granted, the amount of any payment or transfer to be made pursuant to any performance Award and any other terms and conditions of any performance Award will be determined by the Committee. For each performance Award, not later than 90 days after the beginning of each performance period, the Committee must designate all participants for the performance period and establish the objective performance factors for each participant for that performance period on the basis of one or more of the performance goals, the outcome of which is substantially uncertain at the time the Committee actually establishes the performance goal.

Performance goals must be based solely on one or more of the following business criteria, individually or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: revenue (gross or net); cash flow (including free cash flow or cash flow from operating, investing or financing activities) or cash generation; gross profit; earnings (including operating earnings; earnings from consolidated companies; earnings from continuing operations; equity in net earnings of nonconsolidated companies; net earnings including noncontrolling interests; net earnings attributable to the Company; net profit; net operating profit; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation, depletion and amortization (EBITDA); any of such measures of earnings as a percentage of other items including net sales, earnings or earnings from continuing operations per share (EPS) (basic or diluted)); margins (including one or more of gross, operating and net income margins); returns (including one or more of return on actual or pro forma assets; net assets; equity; investment; revenue; sales; capital; invested capital; net capital employed; revenue; total stockholder return (TSR); or total business return (TBR)); sales; costs (including cost of goods sold); expenses (including selling, general and administrative expenses); ratios (including price-to-earnings; debt-to-assets; debt-to-net assets; costs per tonne; and ratios regarding liquidity, solvency, fiscal capacity, productivity or risk); budget comparisons; unit volume; stock price; net working capital; value creation; environmental, health, safety or sustainability (“EHSS,” and including employee or contractor safety (including the OSHA Reportable Injury Frequency Rate, Lost-Time Injury Frequency Rate, components thereof or fatalities, for employees or contractors, or the application of such measures to employees or contractors not covered by OSHA rules) or other lagging or leading measures related to EHSS performance); other production or operating metrics; development, implementation or completion of key projects; strategic plan development and implementation; stock price; economic value added (EVA); working capital; market share; market capitalization; cost reductions; workforce satisfaction; diversity; employee retention; employee engagement; and customer satisfaction.

Such goals may reflect whole corporate entity or subsidiary, division, business segment or business unit, line of business, product line, product or other performance or a relative comparison to the performance of other companies or other external measure selected by the Committee. The Committee may, when it establishes performance criteria, also provide for the inclusion or exclusion of items related to an event or occurrence which the Committee determines should appropriately be included or excluded, including, but not limited to, asset write-downs; litigation or claim judgments or settlements, extraordinary items and other unusual or non-recurring items or charges; reorganizations, the impact of mergers, acquisitions and divestitures, capital expenditures or decisions, restructurings and discontinued operations; changes in tax laws or regulations; foreign exchange gains and losses or an event either not directly related to our operations or not within the reasonable control of our management; or the effects of tax or accounting changes.

Under the 2014 Stock and Incentive Plan, the Committee is required to certify that the applicable performance goals have been met prior to payment of any performance Awards to participants to the extent required by Section 162(m) of the Code.

Dividend Equivalents.  The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our Common Stock, other securities or other awards or property) equivalent to the amount of cash dividends paid by us to our stockholders, with respect to the number of shares determined by the Committee. Dividend equivalents will be subject to other terms and conditions determined by the Committee, but subject to the provisions of the 2014 Stock and Incentive Plan relating to anti-dilution or similar adjustment, the Committee may not grant dividend equivalents in connection with grants of options or SARs, and no dividend equivalent payments may be made to a participant with respect to any Award prior to the date on which all conditions or restrictions relating to such Award (or portion of the Award to which the dividend equivalent relates) have been satisfied, waived or lapsed.

Other Stock Grants.  The Committee may grant unrestricted shares of our Common Stock, subject to terms and conditions determined by the Committee and the limitations in the 2014 Stock and Incentive Plan.

Other Stock-Based Awards.  The Committee is also authorized to grant other types of Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our Common Stock, subject to terms and conditions determined by the Committee and the limitations in the 2014 Stock and Incentive Plan.

Accounting for Awards

For a SAR that is to be settled in shares, on the date of grant, the number of shares for which the SAR may be exercised will be counted against the number of shares available for Awards, without regard to the number of shares actually issued upon settlement. For a performance award (other than options or stock appreciation rights) that are to be settled in shares, or restricted stock or restricted stock units, on the date of settlement of the Award, the actual number of shares issued or delivered to the participant will be counted as two shares against the number of shares available for Awards, without regard to the number of actual shares issued upon settlement. For any other form of Award (including options) that entitles the holder to receive or purchase shares of our Common Stock, on the date of grant, the number of shares covered by the Award or to which the Award relates will be counted against the number of shares available for Awards.

Awards that do not entitle the holder to receive or purchase shares will not be counted against the aggregate number of shares available for Awards under the 2014 Stock and Incentive Plan.

If any shares covered by an Award or to which an Award relates, and that have been counted against the number of shares available for Awards under the Plan, are not purchased or acquired, or if any are forfeited or reacquired (including shares of restricted stock, whether or not dividends have been paid on such shares), or to the extent an Award otherwise terminates or is cancelled without delivery of the full number of shares covered by such Award or to which such Award relates, and that have been counted against the number of shares available for Awards under the Plan, the number of such unacquired shares will again be available for future Awards. The following shares will not again become available for future Awards: shares that would have been issued upon any exercise of an option but for the fact that the exercise price was paid by a “net exercise” permitted under the 2014 Stock and Incentive Plan or any shares tendered in payment of the exercise price of an option; shares withheld by us or tendered to satisfy tax withholding obligations relating to an option or SAR; or shares covered by a SAR issued under the 2014 Stock and Incentive Plan that are not issued in connection with settlement in shares of our Common Stock. In addition, shares that we repurchase using option exercise proceeds will not be added to or increase the number of shares available to be issued under the 2014 Stock and Incentive Plan.

Duration, Termination and Amendment

Unless discontinued or terminated by the Board, the 2014 Stock and Incentive Plan will terminate on May 15, 2024 and no Awards may be made after that date. In addition, no performance award may be granted under the 2014 Stock and Incentive Plan after the fifth year following the year in which our stockholders approved the related performance goals unless and until the performance goals are re-approved by our stockholders. Unless otherwise expressly provided in an applicable award agreement, any award granted under the 2014 Stock and Incentive Plan prior to expiration may extend beyond the expiration of the 2014 Stock and Incentive Plan through the award’s normal expiration date.

The Board may amend, suspend or terminate the 2014 Stock and Incentive Plan at any time, although stockholder approval must be obtained for any amendment that would (1) increase the number of shares of our Common Stock available, (2) modify the award limits, (3) permit any repricing of options or SARs that is currently prohibited, (4) permit awards of options or SARs at a price less than fair market value (other than as permitted under the 2014 Stock and Incentive Plan), or (5) cause us to be unable to grant ISOs under the 2014 Stock and Incentive Plan or cause Section 162(m) of the Code to become unavailable with respect to the 2014 Stock and Incentive Plan. Stockholder approval is also required for any amendment to the 2014 Stock and Incentive Plan or an Award that requires stockholder approval under applicable rules and regulations of the SEC, the NYSE or any other securities exchange.

Prohibition on Repricing Awards

Without the approval of our stockholders, the Committee will not seek to reprice any previously granted “underwater” option or SAR, whether through amendment, cancellation and a replacement grant, repurchasing or any other means, except in connection with a stock dividend or other distribution, including a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares of our Common Stock or other Mosaic securities or other similar corporate transaction or event that affects shares of our Common Stock, in order to prevent dilution or enlargement of the benefits, or potential benefits, intended to be provided under the 2014 Stock and Incentive Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of the shares of our Common Stock covered by such Award is less than the exercise price.

Transferability of Awards

Except as otherwise provided by the terms of the 2014 Stock and Incentive Plan, Awards may only be transferred by will or by the laws of descent and distribution.

Certain Corporate Events

In the event of certain corporate transactions or events involving us, including any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of shares of our Common Stock or other securities or change in control or other similar corporate transaction or event involving us, or if we enter into a written agreement to undergo such a transaction or event, the Committee will have the discretion, with respect to any Awards and subject to the terms of the 2014 Stock and Incentive Plan, effective upon consummation of the event or immediately prior to the consummation of the event provided that consummation of the event subsequently occurs, to (i) terminate any or all such Awards, whether or not vested, in exchange for or in replacement of such Award with an amount of cash and/or other rights or property, if any, with a value equal to that of the terminated or replaced Award, (ii) provide that any or all such Awards will be assumed by the successor or survivor corporation, or a parent or subsidiary of the successor or surviving corporation, or substituted for by similar options, rights or Awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, or (iii) accelerate any or all such Awards.

Forfeiture of Incentive Awards for Misconduct

Awards are subject to forfeiture to the same extent as provided under the 2004 Stock and Incentive Plan, as described under “Compensation Discussion and Analysis – Forfeiture of Incentive Awards for Misconduct (“Clawback”)” on page 59.

Foreign Participation

To comply with the laws in other countries, the Committee will have authority to (i) determine which affiliates will be covered by the 2014 Stock and Incentive Plan and which eligible persons outside the United States are eligible to participate in the 2014 Stock and Incentive Plan, (ii) establish subplans and modify exercise procedures and other terms and procedures to the extent necessary or advisable, and (iii) take any action the Committee deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Federal Income Tax Consequences

Grant of Options and SARs.  The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.  Upon exercising a NQSO, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our Common Stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an ISO generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our Common Stock received are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs.  The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an ISO or by exercising a NQSO or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an ISO before the applicable ISO holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs.  As to other Awards granted under the 2014 Stock and Incentive Plan that are payable either in cash or shares of our Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the Award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the Award. We will generally be entitled at that time to an income tax deduction for the same amount.

As to an Award that is payable in shares of our Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the Award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the Award. We will generally be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction.  Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance Awards paid under the 2014 Stock and Incentive Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from Awards.

Special Rules for Executive Officers and Directors Subject to Section 16 of the ’34 Act.  Special rules may apply to individuals subject to Section 16 of the ’34 Act. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Delivery of Shares for Tax Obligation.  The Committee may permit participants receiving or exercising Awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to deliver shares of our Common Stock (either shares received upon the receipt or exercise of the Award or shares previously owned by the participant) to us to satisfy federal, state or local tax obligations.

Section 409A of the Code.  The Board may amend, suspend, terminate or discontinue the 2014 Stock and Incentive Plan, and the Committee may amend or alter any previously granted Award, without obtaining the approval of our stockholders, in order to make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to avoid any adverse tax results under Section 409A of the Code, and no action taken to comply with Section 409A will be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof under the 2014 Stock and Incentive Plan).

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2014 Stock and Incentive Plan. In the future, the Committee, in its sole discretion, will determine the number and types of Awards that will be granted under the 2014 Stock and Incentive Plan. Accordingly, it is not possible to determine the benefits that will be received by eligible participants if the 2014 Stock and Incentive Plan is approved by our stockholders. The closing price of a share of our Common Stock as reported by the NYSE on March 10, 2014 was $49.89.

Equity Compensation Plan Information

The following provides information related to equity compensation plans as of December 31, 2013 :

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in first column)
Equity compensation plans approved by stockholders	3,784,936	$44.82	16,369,739
Equity compensation plans not approved by stockholders	—	—	—
Total	3,784,936	$44.82	16,369,739

(a)	Includes grants of stock options, time-based restricted stock units, performance units and retention awards. For purposes of the table above, the number of shares to be issued under a performance unit reflects the maximum number of shares of our Common Stock that may be issued pursuant to such performance unit; the actual number of shares to be issued will depend on the change in the market price of our Common Stock over a three-year vesting period, with no shares issued if the market price of a share of our Common Stock at the vesting date (plus, for grants made on and after July 18, 2012 dividends thereon), is less than 50% of its market price on the date of grant and the maximum number issued only if the market price of a share of our Common Stock at the vesting date (plus, for grants made on and after July 18, 2012 dividends thereon) is at least twice its market price on the date of grant. For purposes of the table above, the number of shares to be issued under a retention award reflects the fixed dollar value of the award divided by the market price of a share of our Common Stock at the close of business on December 31, 2013. A retention award will be paid if the participant is employed by us on July 21, 2014.
(b)	Includes weighted average exercise price of stock options only.

The Board of Directors recommends a vote FOR approval of the 2014 Stock and Incentive Plan.

AUDIT COMMITTEE REPORT AND

PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee oversees Mosaic’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Stub Period 10-K Report, including the footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

As part of its oversight, the Audit Committee reviewed with management the following material included or summarized in Item 9A of the Stub Period 10-K Report:

•	Management’s report on its assessment of the effectiveness of Mosaic’s internal control over financial reporting; and

•	Management’s conclusions regarding the effectiveness of Mosaic’s disclosure controls and procedures.

The Audit Committee also reviewed with Mosaic’s independent registered public accounting firm, KPMG LLP, its report on the effectiveness of Mosaic’s internal control over financial reporting included in the Stub Period 10-K Report. Management has the primary responsibility for maintaining adequate internal control over financial reporting and disclosure controls and procedures. KPMG LLP has the responsibility for auditing the effectiveness of Mosaic’s internal control over financial reporting as of year end and expressing an opinion thereon based on its audit.

The Audit Committee also reviewed with KPMG LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Mosaic’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and Auditing Standard No. 16 of the Public Company Accounting Oversight Board (United States). The Audit Committee has also reviewed with KPMG LLP and management the application and impact of new accounting rules, regulations, disclosure requirements and reporting practices on Mosaic’s financial statements and reports. In addition, the Audit Committee has discussed with KPMG LLP its independence from management and Mosaic, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also reviewed and considered the compatibility of nonaudit services with regard to KPMG LLP’s independence.

The Audit Committee discussed with our internal auditor and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets with our internal auditor and our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements and the reports of KPMG LLP be included in the Stub Period 10-K Report for filing with the SEC. The Audit Committee has also approved the reappointment of KPMG LLP as Mosaic’s independent registered public accounting firm to audit the financial statements and the effectiveness of internal control over financial reporting for our Stub Period.

Respectfully submitted,

Nancy E. Cooper, Chair

Gregory L. Ebel

William R. Graber

William T. Monahan

Fees Paid to Independent Registered Public Accounting Firm

During our Stub Period and our 2013 and 2012 fiscal years, KPMG LLP (“KPMG”) provided us with audit, audit-related, tax compliance and planning and other services. We incurred the following fees for services performed by KPMG for these periods:

	Stub Period ($)	2013 ($)	2012 ($)
Audit Fees	3,995,000	4,750,000	4,415,000
Audit-Related Fees	1,252,000	657,000	470,000
Tax Fees	290,000	386,000	433,000
All Other Fees	0	42,000	0

Audit fees include fees associated with the annual financial statement audit and the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Also included are fees related to the review of our quarterly reports on Form 10-Q, statutory reporting required internationally, other audits required, as well as assistance with review of documents filed with the SEC.

Audit-related fees principally include fees associated with employee benefit plan audits, certain attest services, accounting consultations and due diligence assistance. No internal audit assistance services were rendered during such periods.

Tax fees include tax compliance, tax return preparation, and tax planning fees. The fees related to tax planning were $174,000.

The Audit Committee of the Board has concluded that none of the services provided by KPMG has impaired KPMG’s independence.

Pre-Approval of Independent Registered Public Accounting Firm Services

Pursuant to the Audit Committee’s charter and independent registered public accounting firm services pre-approval policies, the Audit Committee pre-approves the annual audit fees and terms of engagement of our independent registered public accounting firm. In addition, the Audit Committee’s pre-approval policies identify specified categories of audit-related and tax services that may be provided by the independent registered public accounting firm.

The independent registered public accounting firm may be considered for other services not specifically approved as described above so long as the performance of such services by the independent registered public accounting firm is not prohibited by rules of the SEC.

Any engagement of the independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee. All approvals granted by the Chair are reported to the Audit Committee at its next scheduled meeting.

In pre-approving a proposed engagement of the independent registered public accounting firm, the Audit Committee or its Chair considers the impact of the proposed engagement on the independence of the independent registered public accounting firm. If the services do not impair independence, the Audit Committee or its Chair considers such other factors as it deems relevant. Such factors may include, among other matters, (i) the relationship between fees for audit and non-audit services, (ii) whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, (iii) whether the services will improve the quality of the annual audit, (iv) cost, and (v) familiarity with our business, accounting and business systems, accounting principles and corporate structure.

In addition, the Audit Committee, pursuant to its charter, reviews on an annual basis a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Mosaic and its subsidiaries, consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discusses with the independent registered public accounting firm its methods and procedures for assuring independence.

All of the services provided by KPMG for our Stub Period and our 2013 and 2012 fiscal years were approved by the Audit Committee or its Chair under its policies. None of the services provided by KPMG for our Stub Period and our 2013 and 2012 fiscal years were approved after the fact in reliance upon the de minimis exception of Regulation S-X promulgated by the SEC.

PROPOSAL NO. 4 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 19, 2014, the Audit Committee of the Board appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014.

While we are not required to do so, we are submitting the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014 for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to be present at the 2014 Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

PROPOSAL NO. 5 – ADVISORY “SAY-ON-PAY” VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the ’34 Act, we are providing our stockholders with an opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers for the Stub Period as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We have included an Executive Summary of our compensation philosophy and processes for our Named Executive Officers, and their compensation, for the Stub Period on page 35. The other sections of the Compensation Discussion and Analysis section of this Proxy Statement, including the related tables on page 61, describe in greater detail Mosaic’s executive compensation programs and decisions made by our Compensation Committee for the Stub Period. The Compensation Committee and our management have established a compensation philosophy that seeks to align our strategic interests with our stockholders’ interests, to achieve our business objectives, and to optimize our ability to attract, retain and motivate key employees to create stockholder value. We embrace a pay-for-performance philosophy for our executive officers, whereby short-term incentive compensation is tied to achievement of annual goals, and long-term incentive compensation consists of stock-based awards that tie compensation levels to the performance of our stock price over time and serve as a tool for our retention of key management talent.

We believe our compensation program for the Named Executive Officers is instrumental in helping Mosaic achieve strong financial performance, operational excellence and its strategic priorities. Accordingly, we ask that our stockholders cast an advisory vote to approve the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Mosaic’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosures set forth in Mosaic’s Proxy Statement for its 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

As an advisory vote, this proposal is not binding upon Mosaic. However, our Board and our Compensation Committee, which is responsible for designing and administering Mosaic’s executive compensation program, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions for our Named Executive Officers.

The Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers.

BENEFICIAL OWNERSHIP OF SECURITIES

Ownership of Securities by Directors and Executive Officers

The following table shows the number of shares of Common Stock owned beneficially, within the meaning of SEC rules, as of February 28, 2014, by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table in this Proxy Statement, and (3) all of our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that individual, and his or her shares are not subject to any pledge. None of the individuals named below beneficially own any of our Class A Shares.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Outstanding Common Stock
Nancy E. Cooper	5,821	*
Gregory L. Ebel	4,443	*
Timothy S. Gitzel	—	*
William R. Graber (3)	21,305	*
Denise C. Johnson	—	*
Emery N. Koenig	11,612	*
Robert L. Lumpkins (4)	25,663	*
Richard L. Mack	198,632	*
Richard N. McLellan	111,663	*
William T. Monahan	28,184	*
James (“Joc”) C. O’Rourke	75,696	*
James L. Popowich	13,866	*
James T. Prokopanko	618,174	*
David T. Seaton	8,810	*
Steven M. Seibert	17,672	*
Lawrence W. Stranghoener	335,941	*
All directors and executive officers as a group (20 persons)	1,656,881	*

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)	Beneficial ownership of securities is based on information furnished or confirmed by each director or executive officer.
(2)	Includes the following shares subject to stock options or restricted stock units exercisable, vested or vesting within 60 days of February 28, 2014:

Name	Stock Options	Restricted Stock Units
Nancy E. Cooper	—	5,721
Gregory L. Ebel	—	2,813
Timothy S. Gitzel	—	—
William R. Graber	—	5,721
Emery N. Koenig	—	5,721
Robert L. Lumpkins	—	9,597
Richard L. Mack	146,969	—
Richard N. McLellan	92,502	—
William T. Monahan	—	5,721
James (“Joc”) C. O’Rourke	52,271	—
James L. Popowich	—	5,721
James T. Prokopanko	474,594	—
David T. Seaton	—	5,721
Steven M. Seibert	—	5,721
Lawrence W. Stranghoener	224,105	—
All directors and executive officers as a group (20 persons)	1,117,776	52,457

(3)	Includes 15,584 shares of Common Stock held in a trust for which Mr. Graber shares the voting and investment power with his wife.
(4)	Includes 10,906 shares of Common Stock held in various trusts for which Mr. Lumpkins’ wife is the trustee.

Ownership of Securities by Others

Common Stock

We believe that, based solely on the Schedule 13Gs and an amendment to Schedule 13G/A described below, only the following named individuals and organizations are the beneficial owners of more than 5% of our outstanding Common Stock:

	Common Stock
Name and Address of Record Holder	Number of Shares	Percent of Outstanding Class as of February 28, 2014
Christine M. Morse and Paul G. Busch (1) 6889 Rowland Road Eden Prairie, MN 55344	21,647,007	6.37%
Temasek Holdings (Private) Limited (“Temasek Holdings”) (2) 60B Orchard Road #06-18, The Atrium@Orchard Singapore 238891	22,904,616	6.74%
Temasek Capital (Private) Limited (“Temasek Capital”) (2) 60B Orchard Road #06-18, The Atrium@Orchard Singapore 238891	22,904,616	6.74%
Seletar Investments Pte. Ltd. (“Seletar”) (2) 60B Orchard Road #06-18, The Atrium@Orchard Singapore 238891	22,904,616	6.74%
Dunearn Investments (Mauritius) Pte. Ltd. (2) c/o International Management (Mauritius) Limited Les Cascades, Edith Cavell Street Port Louis, Mauritius	22,904,616	6.74%
Sherwood Investments Pte. Ltd. (“Sherwood”) (2) c/o International Management (Mauritius) Limited Les Cascades, Edith Cavell Street Port Louis, Mauritius	18,548,988	5.46%
Capital World Investors (3) 333 South Hope Street Los Angeles, CA 90071	21,730,000	6.39%

(1)	Based solely on a Schedule 13G dated December 31, 2013 and filed with the SEC on February 7, 2014. Christine M. Morse and Paul G. Busch each has shared voting and dispositive power with regard to the number of shares shown.
(2)	Based solely on a Schedule 13G/A dated December 31, 2013 and filed with the SEC on February 11, 2014, as of December 31, 2013:
(a)	Sherwood directly owns 18,548,988 shares of Common Stock. Sherwood is wholly-owned by Dunearn, which in turn is wholly-owned by Seletar, which in turn is wholly-owned by Temasek Capital, which in turn is wholly-owned by Temasek Holdings.
(b)	Northbrooks Investments (Mauritius) Pte Ltd (“Northbrooks”) directly owns 4,355,628 shares of Common Stock. Northbrooks is wholly-owned by Dunearn, which in turn is wholly-owned by Seletar, which in turn is wholly-owned by Temasek Capital, which in turn is wholly-owned by Temasek Holdings.

(c)	Each of Temasek Holdings, Temasek Capital, Seletar and Dunearn may be deemed to have beneficially owned the 18,548,988 shares of Common Stock owned directly by Sherwood and the 4,355,628 shares of Common Stock owned directly by Northbrooks, being an aggregate of 22,904,616 shares.
(e)	Temasek Holdings, Temasek Capital, Seletar, Dunearn and Sherwood each has shared voting and dispositive power with respect to the number of shares of Common Stock shown opposite its name in the table above.
(3)	Based solely on a Schedule 13G dated December 31, 2013 and filed with the SEC on February 13, 2014. Capital World Investors has sole voting and dispositive power with respect to the number of shares shown.

Class A Common Stock

We believe that, based on the stock transfer records of our transfer agent, as of February 28, 2014, the following named organizations are the record holders of more than 5% of our outstanding Class A Shares:

	Class A Common Stock
Name and Address of Record Holder	Number of Shares	Percent of Outstanding Class
Christine M. Morse, Paul G. Busch and John B. Chane and their successors, as trustees of the Anne Ray Charitable Trust dated August 20, 1996, as amended 6889 Rowland Road Eden Prairie, MN 55344	10,116,421	17.24%
Christine M. Morse and Paul G. Busch and their successors as trustees of the Margaret A. Cargill Foundation under trust dated January 30, 1995, as amended 6889 Rowland Road Eden Prairie, MN 55344	8,438,158	14.38%
The Namina SubTrust c/o Catherine L. Van Der Schans 601 Carlson Parkway, No. 1235 Minnetonka, MN 55305	5,053,284	8.61%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the ’34 Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Specific due dates for these reports have been established by the SEC. We are required to disclose in this Proxy Statement any failure to timely file the required reports by these dates. Based solely on a review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements for our fiscal year ended December 31, 2013.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Our Bylaws establish an advance notice procedure for stockholder proposals at our 2015 Annual Meeting of Stockholders (“2015 Annual Meeting”). For business to be properly brought before the 2015 Annual Meeting by a stockholder, and for stockholder recommendations of future director nominees to be considered by the Corporate Governance and Nominating Committee:

•	the stockholder must have given written notice thereof to the Corporate Secretary;

•

the notice must be delivered or mailed to and received at our principal executive offices not later than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder proposal or nomination intended to be brought before the 2015 Annual Meeting must be received by the Corporate Secretary no earlier than January 15, 2015 and no later than February 14, 2015;

•	delivery must be by hand or by certified or registered mail, return receipt requested; and

•	the notice must include:

➢	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

➢	the name and address, as they appear on our books, of the stockholder proposing such business;

➢

a representation that the stockholder is a holder of record of shares of our stock entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business;

➢	the class and number of shares the stockholder beneficially owns; and

➢	any material interest of the stockholder in such business.

Additional requirements relating to a notice of nomination are described in this Proxy Statement under the caption “Proposal No. 2 – Election of Directors – Nomination and Selection of Directors.”

Proposals for inclusion in our proxy material for our 2015 Annual Meeting pursuant to Rule 14a-8 of the proxy rules of the SEC are not subject to the requirements described above. Such proposals must be received by December 3, 2014 and meet the other requirements of Rule 14a-8 to be eligible for inclusion in our proxy material for our 2015 Annual Meeting.

STUB PERIOD REPORT TO STOCKHOLDERS AND FORM 10-K

Our Stub Period Report to Stockholders, including financial statements for the Stub Period, accompanies this Proxy Statement but is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material. Stockholders who wish to obtain an additional copy of our Stub Period Report to Stockholders or a copy of our Stub Period 10-K Report may do so without charge by viewing these documents on our website at www.mosaicco.com, or by directing a written request to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Vice President – Investor Relations, or by telephone at (763) 577-8213.

OTHER MATTERS

We know of no matters which will be presented for consideration at the 2014 Annual Meeting other than those stated in the Notice of 2014 Annual Meeting of Stockholders and described in this Proxy Statement. If any matter properly comes before the 2014 Annual Meeting, holders of the proxies will vote your shares in accordance with their judgment regarding such matters, including the election of a director or directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the 2014 Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with SEC rules, we may now furnish proxy materials, including this Proxy Statement and our Stub Period Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, or Internet Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Internet Notice.

Who is entitled to vote at the meeting?

The Board has set March 24, 2014, as the record date for the 2014 Annual Meeting. If you were a stockholder of record at the close of business on March 24, 2014, you are entitled to vote at the 2014 Annual Meeting.

As of the record date, the following shares were issued, outstanding and eligible to vote at the 2014 Annual Meeting: 340,022,320 shares of our Common Stock; and an aggregate of 49,814,264 shares of our Class A Shares (consisting of 32,638,218 Class A Shares, series A-2, and 17,176,046 Class A Shares, series A-3).

What are my voting rights?

Holders of our Common Stock and each series of our Class A Shares are entitled to one vote per share on all matters. Therefore, a total of 389,836,584 votes are entitled to be cast at the meeting for each of the proposals. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Bylaws, the holders of a majority of the shares of the capital stock entitled to vote at the meeting must be present at the meeting, in person or by proxy, in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting (including by participation and voting through www.virtualshareholdermeeting.com/MOS14); or

•	you have properly submitted, and have not revoked, a proxy vote by mail, telephone or via the Internet.

Our Bylaws also provide that if a quorum fails to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time until a quorum is present. If the meeting is adjourned, we need not give notice of the new place, date, or time if the new place, date, or time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days. If a new record date is or must be set for the adjourned meeting, notice of the adjourned meeting will be given to persons who are stockholders of record entitled to vote at the meeting as of the new record date.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet;

•	by completing, signing and mailing the printed proxy card, if you received one; or

•

via the Internet, during the 2014 Annual Meeting by going to www.virtualshareholdermeeting.com/MOS14 and using your control number (included on the Notice of Internet Availability of Proxy Materials we mailed to you or on the proxy card, if you requested one be sent to you).

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided in the proxy materials. If you received a printed proxy card and wish to submit your proxy by mail, please return your signed proxy card to us before the 2014 Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided an Internet Notice or printed voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting are also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

How do I vote if my shares are held in the Mosaic Investment Plan (the “Mosaic 401(k) Plan”) or the Mosaic Union Savings Plan?

If you hold any shares in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you are receiving, or being provided access to, the same proxy materials as any other stockholder of record. However, your proxy vote will serve as voting instructions to Vanguard Fiduciary Trust Company (the “Trustee”), as Trustee of the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, respectively, and, in accordance with the terms of each plan, the Trustee will vote all of the shares held in each plan in the same proportion as the actual proxy vote instructions submitted by the respective plan participants. If voting instructions are not received by the Trustee by May 12, 2014, or if they are received but are invalid, the shares with respect to which you could have instructed the Trustee will be voted in the same proportion as the shares for which the Trustee received valid participant voting instructions.

What does it mean if I receive more than one Internet Notice or proxy card?

If you receive more than one Internet Notice or proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. You may also vote your shares on the Internet during the meeting by going to www.virtualshareholdermeeting.com/MOS14 and using your control number (included on the Notice of Availability of Proxy Materials we mailed to you or on the proxy card (if you requested one be sent to you)). Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the meeting or on the Internet via the virtual meeting.

What vote is required for the election of directors and the other proposals to be approved?

To be elected in an uncontested election, directors must receive a majority of the votes cast by the holders of the shares of our Common Stock and Class A Shares, voting together as a single class, present in person or by proxy at the 2014 Annual Meeting and entitled to vote in the election of directors (meaning the number of shares voted “for” a director must exceed the number of shares voted “against” that director). In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard will be a plurality of votes cast.

With respect to the amendment to Mosaic’s Restated Certificate of Incorporation to declassify the Board, The Mosaic Company 2014 Stock and Incentive Plan, ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the Say-on-Pay Proposal, the affirmative vote of the holders of a majority of the votes cast by the holders of the outstanding shares of Common Stock and Class A Shares present in person or by proxy and entitled to vote at the 2014 Annual Meeting, voting together as a single class, is required for the approval of those proposals.

How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN” for each nominee for the Board and on the other proposals.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. If you abstain from voting for one or more of the directors, this will have no effect on the election of those directors, however, directors must receive a majority of the votes cast to be elected (meaning the number of shares voted “FOR” a director must exceed the number of shares voted “Against” that director). If you abstain from voting on the amendment to Mosaic’s Restated Certificate of Incorporation, approval of The Mosaic Company 2014 Stock and Incentive Plan, appointment of KPMG LLP as our independent registered public accounting firm or the Say-on-Pay Proposal, this likewise will have no effect on those proposals.

How does the Board of Directors recommend that I vote?

We are asking for your vote on the following proposals:

•	Approval of the amendment to Mosaic’s Restated Certificate of Incorporation to declassify the Board;

•	Election of five directors: Denise C. Johnson, Nancy E. Cooper, James L. Popowich, James T. Prokopanko and Steven M. Seibert;

•	Approval of The Mosaic Company 2014 Stock and Incentive Plan;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

•	A non-binding Say-on-Pay advisory vote on Mosaic’s executive compensation program.

Our Board of Directors recommends that you vote “FOR” the amendment to Mosaic’s Restated Certificate of Incorporation to declassify the Board of Directors, “FOR” each of the nominees to the Board of Directors, “FOR” approval of The Mosaic Company 2014 Stock and Incentive Plan; “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014, and “FOR” the Say-on-Pay Proposal. We are not aware of any other matters that will be voted on at the 2014 Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.

What if I do not specify how I want my shares voted?

If you hold your shares through a stock brokerage account, bank, trust or other nominee, and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will be counted as present at the meeting for purposes of determining a quorum but, in accordance with applicable law and the rules of the NYSE, may not be voted on Proposal No. 1 – Amendment of Mosaic’s Restated Certificate of Incorporation, Proposal No. 2 – Election of Directors, Proposal No. 3 – Approval of The Mosaic Company 2014 Stock and Incentive Plan or Proposal No. 4 –Say-on-Pay Proposal. Shares for which you do not provide voting instructions may, however, be voted on Proposal No. 5 – Ratification of the Appointment of Independent Registered Public Accounting Firm, at the discretion of your broker, bank, trustee or nominee. Broker non-votes will have no effect on the outcome of each of these proposals.

If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote your shares:

•	“FOR” the amendment of Mosaic’s Restated Certificate of Incorporation to declassify the Board of Directors;

•	“FOR” the election of all of the nominees for director;

•	“FOR” approval of The Mosaic Company 2014 Stock and Incentive Plan;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for year ending December 31, 2014; and

•	“FOR” the Say-on-Pay Proposal.

Can I change my vote after submitting my proxy?

Yes. Except as otherwise provided below, you may revoke your proxy and change your vote at any time before your proxy is voted at the 2014 Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote:

•	if you voted over the telephone or by Internet, by voting again over the telephone or by Internet no later than 11:59 p.m. Eastern time on May 14, 2014;

•	if you completed and returned a proxy card, by submitting a new proxy card with a later date and returning it prior to the meeting;

•	by submitting timely written notice of revocation to our Corporate Secretary at the address shown on page 29 of this Proxy Statement; or

•	by voting virtually during the meeting at www.virtualshareholdermeeting.com/MOS14.

Attending the meeting will not revoke your proxy unless you specifically request to revoke it or submit a ballot at the meeting. If you have any questions about the 2014 Annual Meeting or how to vote or revoke your proxy, you should write to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Vice President – Investor Relations, or call (763) 577- 8213.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may revoke your proxy and change your vote as described above, but only until May 12, 2014. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by responding affirmatively when prompted during telephone or Internet voting or by marking the attendance box on the proxy card.

You may also attend the annual meeting virtually via the Internet by going to www.virtualshareholdermeeting.com/MOS14. Stockholders of record who use their control number (included on your Notice Regarding the Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you), will be able to vote electronically during the meeting. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail and Internet. In addition, our directors, officers and regular employees may solicit proxies by personal interview, telephone or telegrams. These individuals will receive no additional compensation for their services other than their regular salaries.

APPENDIX A

PROPOSED AMENDMENT TO ARTICLE VIII TO

THE MOSAIC COMPANY RESTATED CERTIFICATE OF INCORPORATION

ARTICLE VIII

BOARD OF DIRECTORS

The business of the Corporation shall be managed by or under the direction of the Board of Directors. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Any director may tender his resignation at any time. Subject to any rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock (as hereafter defined), voting together as a single class. For purposes of this Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

The number of directors to constitute the whole Board of Directors shall be established as provided in the bylaws. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, at the annual meeting of stockholders of the Corporation that is held in calendar year 2014 (the “2014 Annual Meeting”), the directors whose terms expire at the 2014 Annual Meeting (or such directors’ successors) will be elected to hold office for a one-year term expiring at the annual meeting of stockholders of the Corporation that is held in calendar year 2015 (the “2015 Annual Meeting”); the directors whose terms expire at the 2015 Annual Meeting (or such directors’ successors), will be elected to hold office for a one-year term expiring at the annual meeting of stockholders of the Corporation that is held in calendar year 2016; and at the 2016 Annual Meeting, and each annual meeting of stockholders of the Corporation thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders of the Corporation. For the avoidance of doubt, each person appointed by the directors of the Corporation or elected by the stockholders of the Corporation to the Board of Directors before the 2014 Annual Meeting will serve for the full term to which he or she was appointed or elected before the 2014 Annual Meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

A-1

APPENDIX B

THE MOSAIC COMPANY

2014 STOCK AND INCENTIVE PLAN

Section 1. Purpose

The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock Grant or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f) “Committee” shall mean any committee of Directors designated by the Board to administer the Plan, in whole or in part, which shall initially be the Compensation Committee of the Board or a subcommittee thereof with respect to Eligible Persons and Participants who are employees or officers. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a Non-Employee Director within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m).

(g) “Company” shall mean The Mosaic Company, a Delaware corporation, and any successor corporation.

(h) “Director” shall mean a member of the Board, including any Non-Employee Director.

(i) “Dividend Equivalent” shall mean any right granted under Section 6(f) of the Plan.

(j) “Eligible Person” shall mean any employee, officer, Director, consultant, independent contractor or advisor providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” shall mean, with respect to any property (including any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of a Share as of a given date shall be the closing price of one Share as reported on the New York Stock Exchange, and any successor securities exchange thereof, or, if the New York Stock Exchange is not the principal trading market for the Shares, such other securities exchange that is the principal trading market for the Shares on such date or, if the applicable securities exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.

(m) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(n) “including” shall mean including but not limited to and including without limitation.

(o) “Non-Employee Director” shall mean any Director who is not also an employee of the Company or an Affiliate within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code.

(p) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

(q) “or” shall include any of the listed items, individually or in any combination.

(r) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(s) “Other Stock Grant” shall mean any right granted under Section 6(g) of the Plan.

(t) “Other Stock-Based Award” shall mean any right granted under Section 6(h) of the Plan.

(u) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(v) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(w) “Performance Goal” shall mean one or more of the following performance goals, or any one or more components thereof, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit, line of business, product line, product or other basis: revenue (gross or net); cash flow (including free cash flow or cash flow from operating, investing or financing activities) or cash generation; gross profit; earnings (including operating earnings; earnings from consolidated companies; earnings from continuing operations; equity in net earnings of nonconsolidated companies; net earnings including noncontrolling interests; net earnings attributable to the Company; net profit; net operating profit; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation, depletion and amortization (EBITDA); any of such measures of earnings as a percentage of other items including net sales, earnings or earnings from continuing operations per share (EPS) (basic or diluted)); margins (including one or more of gross, operating and net income margins); returns (including one or more of return on actual or pro forma assets; net assets; equity; investment; revenue; sales; capital; invested capital; net capital employed; revenue; total stockholder return (TSR); or total business return (TBR)); sales; costs (including cost of goods sold); expenses (including selling, general and administrative expenses); ratios (including price-to-earnings; debt-to-assets; debt-to-net assets; costs per tonne; and ratios regarding liquidity, solvency, fiscal capacity, productivity or risk); budget comparisons; unit volume; stock price; net working capital; value creation; environmental, health, safety or sustainability (“EHSS,” and including employee or contractor safety (including the OSHA Reportable Injury Frequency Rate or Lost-Time

Injury Frequency Rate, components thereof or fatalities, for employees or contractors, or the application of such measures to employees or contractors not covered by OSHA rules) or other lagging or leading measures related to EHSS performance); other production or operating metrics; development, implementation or completion of key projects; strategic plan development and implementation; stock price; economic value added (EVA); working capital; market share; market capitalization; cost reductions; workforce satisfaction; diversity; employee retention; employee engagement; and customer satisfaction. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of one or more peer groups of entities, indices or other external measures of the selected performance criteria, and may be before or after the effect of taxes (including or excluding discrete items).

Each such Performance Goal may be based (i) solely by reference to absolute results of individual performance or organizational performance at various levels (including the Company’s performance or the performance of all or one or more parts of a subsidiary, division, business segment, business unit, line of business, product line or product of the Company or within one or more countries or other geographic areas), or (ii) upon organizational performance relative to the comparable performance of other companies selected by the Committee. The Committee may, when it establishes performance criteria, also provide for the inclusion or exclusion of items, including items related to an event or occurrence, which the Committee determines should appropriately be included or excluded, including the impact of (V) asset-write downs or write-offs (on a cash or non-cash basis), litigation or claim judgments or settlements, extraordinary items, and other unusual or non-recurring items or charges, (W) reorganizations, mergers, acquisitions and divestitures, capital expenditures including construction in progress, investments, restructurings, discontinued operations, capital decisions (including issuances or repurchases of equity or issuances or repayment of indebtedness or other obligations) or other changes in the business, (X) changes in tax laws or regulations, (Y) foreign exchange gains and losses or an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (Z) the effects of tax or accounting changes. To the extent that Section 162(m) or applicable tax and/or securities laws or regulations, or the interpretation thereof, change to, or otherwise, permit Committee discretion to alter the governing performance measures without disclosing to stockholders and obtaining stockholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining stockholder approval.

(x) “Person” shall include any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(y) “Plan” shall mean The Mosaic Company 2014 Stock and Incentive Plan, as amended from time to time.

(z) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(aa) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(bb) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.

(cc) “Section 162(m)” shall mean Section 162(m) of the Code, or any successor provision, and the applicable Treasury Regulations promulgated thereunder.

(dd) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(ee) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ff) “Share” or “Shares” shall mean a share or shares of Common Stock, $0.01 par value per share, of the Company (or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan), provided that such class is listed on a securities exchange.

(gg) “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.

(hh) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3. Administration

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement; (vi) accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, promissory notes (provided, however, that the par value of any Shares to be issued pursuant to such exercise shall be paid in the form of cash, services rendered, personal property, real property or a combination thereof, and provided, further, that the acceptance of such promissory notes does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002), other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, promissory notes, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee (provided, however, that the par value of any Shares and Restricted Stock shall be paid in the form of cash, services rendered, personal property, real property or a combination thereof prior to their issuance); (ix) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) delegate authority under the Plan; (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xiii) adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or an Affiliate may operate, including establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non-U.S. jurisdictions. Unless otherwise expressly provided in the Plan, all actions taken and all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Eligible Person or Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

Section 4. Shares Available for Awards

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 25,000,000. Shares to be issued under the

Plan may be either authorized but unissued Shares or Shares re-acquired and held in treasury. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 25,000,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Sections 422 or 424 of the Code or any successor provision.

(b) Accounting for Awards. For purposes of this Section 4, (i) with respect to a Stock Appreciation Right that is to be settled in Shares, on the date of grant, the aggregate number of Shares for which the Stock Appreciation Right may be exercised shall be counted against the number of Shares available for Awards under the Plan, without regard to the number of actual Shares issued or delivered upon settlement; (ii) with respect to a Performance Award (other than an Option or Stock Appreciation Right) that is to be settled in Shares, or Restricted Stock or a Restricted Stock Unit, on the date Shares are issued or delivered to the Participant upon settlement of the Award, the number of Shares so issued or delivered shall be counted as two Shares against the number of Shares available for Awards under the Plan; and (iii) with respect to any other form of Award (including an Option) that entitles the holder thereof to receive or purchase Shares, on the date of grant, the number of Shares covered by such Award or to which such Award relates shall be counted against the number of Shares available for Awards under the Plan. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

If any Shares covered by an Award or to which an Award relates and which have been counted against the number of Shares available for Awards under the Plan are not purchased or acquired, or if any are forfeited or are reacquired by the Company (including Shares of Restricted Stock, whether or not dividends have been paid on such Shares), or to the extent an Award otherwise terminates or is cancelled without delivery of the full number of Shares covered by such Award or to which such Award relates (collectively, “Unacquired Shares”), then such Unacquired Shares shall again be available for granting Awards under the Plan. Notwithstanding anything to the contrary in this Section 4, the following Shares will not again become available for issuance under the Plan: (i) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6(a)(iv) or any Shares tendered in payment of the exercise price of an Option; (ii) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation with respect to an Option or a Stock Appreciation Right; or (iii) Shares covered by a Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise. For the avoidance of doubt, Shares that are repurchased by the Company using Option exercise proceeds shall not be added to or increase the number of Shares available to be issued under the Plan.

(c) Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment, which may include any one or more of adjustments to (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d)(i) below; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.

(d) Award Limitations Under the Plan.

(i)

Individual Limitation for Awards Denominated in Shares. No Eligible Person may be granted any Award or Awards denominated in Shares, for more than 1,000,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year. This limitation contained in this Section 4(d)(i) does not apply to any Award or Awards subject to the limitations contained in Section 4(d)(ii) or Section 4(d)(iii).

(ii)	Individual Limitation for Performance Awards for Performance Periods Longer than Twelve Months Denominated in Cash. The maximum amount payable pursuant to all Performance Awards for performance periods longer than twelve months denominated in cash to any Participant in the aggregate in any taxable year shall be $7,000,000 in value, whether payable in cash, Shares or other property. This limitation contained in this Section 4(d)(ii) does not apply to any Award or Awards subject to the limitations contained in Section 4(d)(i) or Section 4(d)(iii).

(iii)	Individual Limitation for Performance Awards for Performance Periods of Twelve Months or Less Denominated in Cash. The maximum amount payable pursuant to all Performance Awards for performance periods of twelve months or less denominated in cash to any Participant in the aggregate in any taxable year shall be $7,000,000 in value, whether payable in cash, Shares or other property. This limitation contained in this Section 4(d)(iii) does not apply to any Award or Awards subject to the limitations contained in Section 4(d)(i) or Section 4(d)(ii).

The limitation contained in this Section 4(d) shall apply only with respect to any Award or Awards granted under this Plan, and any limitations on awards granted under any other incentive plan will be governed solely by the terms of such other plan.

Section 5. Eligibility

Any Eligible Person shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Awards

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)	Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, further, that the Committee may designate a per share purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii)	Option Term. The term of each Option shall be fixed by the Committee at the date of grant, but shall not be longer than 10 years from the date of grant.

(iii)

Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms including cash, Shares (actually or by attestation), promissory notes (provided, however, that the par value of any Shares to be issued pursuant to such exercise shall be paid in the form of cash, services rendered, personal property, real property or a combination thereof, and provided, further, that the acceptance of such promissory notes does not conflict with Section 402 of the Sarbanes-Oxley Act of

2002), other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(iv)	Net Exercises. The Committee may, in its discretion, permit an Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value of the Shares underlying the Option being exercised on the date of exercise, over the exercise price of the Option for such Shares.

(v)	Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:

(A)	The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed $100,000.

(B)	All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders of the Company.

(C)	Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five years from the date of grant.

(D)	The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

(E)	Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, as determined by the Committee, cash or a number of Shares equal to the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the

Committee (except that the term of each Stock Appreciation Right shall be subject to the term limitation in Section 6(a)(ii) above applicable to Options). The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)	Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

(ii)	Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent, brokerage service or other Person selected by the Company to provide such services for the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book-entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii)	Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by such Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units (including in the event of the Participant’s death, disability or retirement).

(d) Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards, including Performance Awards that are intended to satisfy the requirements for “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including Restricted Stock or Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more objective Performance Goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).

(e) Timing of Designations; Duration of Performance Periods. For each Performance Award, the Committee shall, not later than 90 days after the beginning of each performance period, (i) designate all Participants for such performance period and (ii) establish the objective performance factors for each Participant for that performance period on the basis of one or more of the Performance Goals, the outcome of which is substantially uncertain at the time the Committee actually establishes the Performance Goal. The Committee shall have sole discretion to determine the applicable performance period, provided that in the case of a performance period less than 12 months, in no event shall a performance goal be considered to be pre-established if it is established after 25% of the performance period (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

(f) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) subject to Section 4(c), the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options or Stock Appreciation Rights to such Eligible Persons, and (ii) no Dividend Equivalent payments shall be made to a Participant with respect to any Award prior to the date on which all conditions or restrictions relating to such Award (or portion thereof to which the Dividend Equivalent relates) have been satisfied, waived or lapsed.

(g) Other Stock Grants. The Committee is hereby authorized, subject to the terms of the Plan, to grant to Eligible Persons Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Other Stock Grant may have such terms and conditions as the Committee shall determine.

(h) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons, subject to the terms of the Plan, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the other terms and conditions of such Awards, subject to the terms of the Plan. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(h) shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms, including cash, Shares, promissory notes (provided, however, that the par value of any Shares to be issued pursuant to such exercise shall be paid in the form of cash, services rendered, personal property, real property or a combination thereof, and provided, further, that the acceptance of such promissory notes does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002), other securities, other Awards or other property or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(i) General.

(i)	Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii)	Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan or arrangement of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan or arrangement of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)	Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including cash, Shares, promissory notes (provided, however, that the acceptance of such promissory notes does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002), other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv)	Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution and the Company shall not be required to recognize any attempted assignment of such rights by any Participant. Notwithstanding the foregoing, the Committee may allow a Participant to (i) designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant, (ii) transfer a Non-Qualified Stock Option to any Family Member (as such term is defined in the General Instructions to Form S-8, or any successor to such Instructions or such Form, under the Securities Act) at any time that such Participant holds such Option; provided, however, that such transfer may not be for value (as such term is defined in the General Instructions to Form S-8, or any successor to such Instructions or such Form, under the Securities Act), the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution, and the Company receives written notice of such transfer, or (iii) transfer an Award under other circumstances determined by the Committee. Except as otherwise determined by the Committee, each Award or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Except as otherwise determined by the Committee, no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or other encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. No Incentive Stock Option shall be transferable by a Participant other than by will or by the laws of descent and distribution.

(v)	Restrictions. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(vi)	Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units or Performance Award in exchange; or (iii) repurchasing the underwater Options or Stock Appreciation Rights. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price.

(vii)

Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a change in control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control, disability or separation from service meet the definition of a change in ownership or effective control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7. Amendment and Termination; Corrections

(a) Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may, except as expressly provided in the Plan or the applicable Award Agreement, or with the written consent of the Participant or holder thereof, adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan. Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange. For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of stockholders of the Company in order to:

(i)	amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan;

(ii)	amend any terms relating to the granting or exercise of Awards, including terms relating to the amount and payment of the exercise price, or the vesting, expiry, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;

(iii)	make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to avoid any adverse tax results under Section 409A, and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof); or

(iv)	amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan.

For greater certainty and without limiting the foregoing, prior approval of the stockholders of the Company shall be required for any amendment to the Plan or an Award that would:

(v)	require stockholder approval under applicable rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange;

(vi)	increase the number of Shares authorized under the Plan as specified in Section 4(a) of the Plan;

(vii)	modify the limitations contained in Section 4(d) of the Plan;

(viii)	permit any repricing of Options or Stock Appreciation Rights that is currently prohibited by Section 6(i)(vi) of the Plan;

(ix)	permit the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a) and Section 6(b) of the Plan; or

(x)	cause the Company to be unable to grant Incentive Stock Options under the Plan, or would cause Section 162(m) to become unavailable with respect to the Plan.

(b) Corporate Transactions. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of Shares or other securities of the Company, change in control or any other similar corporate transaction or event involving the Company (or in the event the Company shall enter into a written agreement to undergo such a transaction or event), the Committee may, in its sole discretion, provide for any of the following, to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs):

(i)	termination of any or all outstanding Awards, whether or not vested, in exchange for, or replacement of such Award with an amount of cash and/or other rights or property, if any, with a value equal to that of the terminated or replaced award;

(ii)	that any or all outstanding Awards be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; or

(iii)	that any or all outstanding Awards shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may, without prior approval of the stockholders of the Company, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8. Income Tax Withholding

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9. General Provisions

(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. The terms and conditions of Awards under the Plan may be set forth in whole or in part in written Award Agreements from the Company to the Participant, to the extent specified by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee. An Award Agreement need not be signed by a representative of the Company or by a Participant unless required by the Committee.

(c) Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d) No Rights of Stockholders. Neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued (subject to such conditions and restrictions as the Committee may impose).

(e) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a Director of the Company or an Affiliate the right to continue as a Director or an Affiliate of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a Director of the Company or an Affiliate, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g) Governing Law. The internal law, and not the law of conflicts, of the State of Delaware shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the nonexclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

(h) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j) Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.

(k) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l) Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(m) Forfeiture for Misconduct. With respect to each Award, if fraudulent or intentional misconduct contributes to the need for a material restatement of all or a portion of the Company’s financial statements filed with the SEC or otherwise contributes to the use of inaccurate metrics to determine the amount of any Award or the amount of any incentive compensation that was paid to or earned by any Participant under the Plan (including any profit from the sale of stock that was the subject of an Award) or accrued by the Company in respect of any Award, in addition to any other disciplinary or other action available to the Company under any agreement, Company policy including its Code of Business Conduct and Ethics for Directors, Officers and Employees, applicable law or otherwise, the Board, upon the recommendation of the Committee, may require any Participant to forfeit any Award made to, and/or reimburse the Company the amount of any incentive compensation paid to, or received or earned by, such Participant or accrued by the Company in connection with any Award, provided that such Participant either knowingly or grossly negligently engaged in such misconduct, or grossly negligently failed to prevent such misconduct, if in any such case the amount of such Award or incentive compensation was greater than it would have been absent the misconduct.

(n) Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or its Affiliates operate or have Eligible Persons, the Committee, in its sole discretion, shall have the power and authority to:

(i)	determine which Affiliates shall be covered by the Plan;

(ii)	determine which Eligible Persons outside the United States are eligible to participate in the Plan;

(iii)	establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 9(n) by the Committee shall be attached to this Plan document as appendices; and

(iv)	take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Section 10. Effective Date of the Plan

The Plan was adopted by the Board on March 11, 2014. The Plan shall be subject to approval by the stockholders of the Company at the annual meeting of stockholders of the Company to be held on May 15, 2014, and the Plan shall be effective as of the date of such stockholder approval.

Section 11. Term of the Plan

No Award shall be granted under the Plan, and the Plan shall terminate, on May 15, 2024 or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. In all events, no Performance Award shall be granted under the Plan after the fifth year following the year in which stockholders approved the Performance Goals unless and until the Performance Goals are re-approved by the stockholders. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

APPENDIX C

LIST OF COMPANIES INCLUDED IN

THIRD-PARTY GENERAL INDUSTRY AND CHEMICAL AND MINING INDUSTRIES

SURVEY DATA

2012 Mercer Benchmark Database Executive Compensation Survey

Greater Than $5 Billion Revenue Sample

7-Eleven, Inc.	Federal-Mogul Corporation	Parker Hannifin Corporation
Abbott Laboratories	FedEx Corporation	Peabody Energy Corporation
AECOM Technology Corporation	Ferguson Enterprises, Inc.	Pearson Education
Aetna, Inc.	Fidelity National Information Services	Philip Morris International, Inc.
Aflac Incorporated	Fifth Third Bancorp	Phillips-Van Heusen Corporation
Allergan, Inc.	FirstEnergy Corporation	Pitney Bowes, Inc.
Altria	FirstGroup America	PPG Industries, Inc.
American Express	Fluor Corporation	PPL Corporation
American International Group, Inc.	Foot Locker, Inc.	Praxair, Inc.
Amerigroup Corporation	Fox Networks Group	Principal Financial Group
Ameriprise Financial	Fresenius Medical Care NA	Progressive Corporation
APL Ltd.	GEICO	QBE The Americas
Arrow Electronics, Inc.	General Dynamics Corporation — General Dynamics Information Technology (GDIT)	QVC, Inc.
Automatic Data Processing (ADP)	General Mills, Inc.	Regions Financial Corporation
AutoNation, Inc.	General Motors	Reynolds American, Inc.
AutoZone, Inc.	Genuine Parts	Ricoh Americas Corporation
Avery Dennison Corporation	Genworth Financial	Rite Aid Corporation
Avis Budget Group Inc.	GKN America Corporation — GKN Driveline	Rockwell Automation, Inc.
Aviva USA	Goodrich Corporation	Royal Caribbean Cruises Ltd.
Avon Products, Inc.	Halliburton Company	RR Donnelley & Sons
AXA Equitable	Harley-Davidson, Inc.	Ryder Systems, Inc.
Ball Corporation	HCA	Samsung Telecommunications America
Baxter International Inc.	Health Net, Inc.	Schlumberger Limited — Schlumberger Oilfield Services
Best Buy Company, Inc.	HollyFrontier Corporation	Science Applications International Corporation (SAIC)
Big Lots, Inc.	Hormel Foods Corporation	Siemens Corporation
BMW Financial Services NA, LLC	Humana, Inc.	Sodexo USA
BMW of North America, LLC	Illinois Tool Works	Southern Company
Branch Banking & Trust Company	ING North America Insurance Corporation — US Financial Services	Southwest Airlines
Cablevision Systems Corporation	Ingram Micro, Inc.	Spectra Energy Corp.
Campbell Soup Company	Insight	SPX Corporation
Capital One Financial Corp.	International Paper Company	Staples, Inc.
Cardinal Health, Inc.	Interpublic Group of Companies	Stryker Corporation
CarMax, Inc.	J. C. Penney Company, Inc.	SuperValu
Celestica	Jabil Circuit, Inc.	Target Corporation
CenterPoint Energy	Jacobs Engineering Group, Inc.	TE Connectivity
CenturyLink	John Hancock Financial Services, Inc.	Tenet Healthcare Corporation
CHS Inc.	Johnson Controls, Inc.	Textron Inc.
Citi — Citi North America, Operations & Technology	KBR, Inc.	The Allstate Corporation
CNA Financial Corporation	Kellogg Company	The Chubb Corporation
CNH America LLC	Kelly Services Inc.	The Coca-Cola Company

Colgate-Palmolive Company	Kimberly-Clark Corporation	The Hershey Company
Comcast Corporation	Kindred Healthcare, Inc.	The Hertz Corporation
Community Health Systems	Kohl’s Corporation	The Nielsen Company
Compass Group North America	Laboratory Corporation of America	The Pantry, Inc.
Computer Sciences Corporation	Limited Brands, Inc.	The Sherwin-Williams Company
Con-way Inc.	Lorillard Inc.	The TJX Companies, Inc.
Corn Products	Lubrizol Corporation	The Travelers Companies, Inc.
Corning, Inc.	Macy’s, Inc.	The Walt Disney Company
Coventry Health Care, Inc.	Manpower, Inc.	The Williams Companies, Inc.
Cummins, Inc.	Marriott International	Thermo Fisher Scientific, Inc.
CVS Caremark	Marsh & McLennan Companies, Inc.	Time Warner Cable
Darden Restaurants, Inc.	MasterCard Incorporated	Transocean, Inc.
Dassault Falcon Jet Corporation	McDonald’s Corporation	Turner Broadcasting System, Inc.
Dean Foods Company	MeadWestvaco Corporation	United Parcel Service
Deere & Company	Medtronic, Inc.	United States Steel Corporation
Delhaize America	Mercedes-Benz USA	United Stationers Supply Company
Devon Energy	MetLife	UnitedHealth Group
Dick’s Sporting Goods	Michelin North America, Inc.	Universal Health Services, Inc.
DISH Network Corp.	Mitsui & Co. (USA), Inc.	UNUM Group
Dole Food Company, Inc.	Mohawk Industries Inc.	US Bancorp
Dollar General Corporation	Monsanto Company	Valero Energy Corporation
Dollar Tree, Inc.	Mylan Inc.	Visteon Corporation
Dominion Resources, Inc.	Navistar, Inc.	Wal-Mart Stores, Inc.
Domtar Corporation	Nestlé USA, Inc.	Waste Management, Inc.
Dover Corporation	NextEra Energy, Inc.	WellCare Health Plans
Dr. Pepper Snapple Group	Norfolk Southern Corporation	WellPoint, Inc.
Duke Energy Corporation	Novartis Pharmaceuticals	Wells Fargo & Company
Ecolab	Novelis	WESCO International, Inc.
EMCOR Group, Inc.	NuStar Energy LP	Western Digital
Enterprise Products Partners L.P.	O`Reilly Auto Parts, Inc	Whole Foods Market, Inc.
EOG Resources, Inc.	Office Depot	Xcel Energy Inc.
Estee Lauder Companies, Inc.	OfficeMax Incorporated	Yamaha Corporation of America
Exelis Inc.	Omnicare, Inc.	Zimmer Holdings, Inc. — Zimmer Dental
Exelon Corporation	Owens Corning	Zimmer Holdings, Inc. — Zimmer Spine
Express Scripts, Inc.	PACCAR	Zurich North America
	Pacific Gas & Electric Company	Zurich North America — Farmers Insurance Group

2012 Hay Executive Survey

Total Sample Data

24 Hour Fitness	DSM Resins — DSM Nutritional Products	New York & Company
3M	DSM Resins — DSM Services USA	New Zealand Consulate
7-Eleven	DSW	Newark InOne
Abercrombie & Fitch	Duraline	NewMarket
Abercrombie & Fitch — abercrombie	Dyno Nobel	Nexen Petroleum
Abercrombie & Fitch — abercrombie — Outlets	E. I. du Pont de Nemours	Nitto Denko America — Permacel Automotive
Abercrombie & Fitch — Gilly Hicks	EADS North America	Nordstrom
Abercrombie & Fitch — Gilly Hicks — Outlets	Eagle Ottawa	Nordstrom — Nordstrom Direct
Abercrombie & Fitch — Hollister	Eastman Chemical	Nordstrom — Nordstrom Rack
Abercrombie & Fitch — Hollister — Outlets	Eaton	NORFALCO
Abercrombie & Fitch — Outlets	Elevance Renewable Sciences	North American Breweries
Academy Sports & Outdoors	Elliott	NOVA Chemicals
Ace Hardware	Embraer	Noven Pharmaceuticals
Aceto	EMD Serono	Novo Nordisk
Advance Auto Parts	Endo Pharmaceuticals	Novo Nordisk Inc
Afren	EnerSys	Nutreco Holding — Trouw Nutrition USA
Afton Chemical	ENI Group	Nyrstar Tennessee Mines
AGC Chemicals Americas, Inc.	Eni US Operating	Oasis Petroleum
Agrana	EPL Oil & Gas	Occidental Petroleum — Occidental Chemical
Ahold USA	Eramet Marietta	OCI Enterprises
Ahold USA — Giant Food Stores	Ethyl	Octapharma
Ahold USA — Stop & Shop Supermarket	Evonik Degussa	Octapharma — Octapharma Plasma
Ainsworth Pet Nutrition	EXCO Resources	Odfjell USA
Air Liquide America	Express	Office Depot
Air Products & Chemicals	Faconnable	OfficeMax
AK Steel Corporation	Family Dollar	Olam Americas
Akzo Nobel	Farmland Foods	Omron Management Center of America
Akzo Nobel — Automotive and Aerospace Coatings	FedEx	Openlands
Akzo Nobel — Deco Paints	FedEx — FedEx Express	Orion Engineered Carbons, LLC
Akzo Nobel — Functional Chemicals	FedEx — FedEx Office and Print Services	Outotec Oyj
Akzo Nobel — Industrial Coatings	FedEx — FedEx Supply Chain	Owens-Illinois
Akzo Nobel — Marine and Protective Coatings	FedEx Corporate Services	Pantry
Akzo Nobel — Powder Coatings	Ferrero USA	Park District Management Association
Akzo Nobel — Pulp & Paper Chemicals	Ferro	Payless ShoeSource
Akzo Nobel — Surface Chemistry	Fifth & Pacific Companies	Peabody Holding
Akzo Nobel — Wood Finishes and Adhesives	Fifth & Pacific Companies — Adelington Design Group	PepsiCo
Albemarle	Fifth & Pacific Companies — Juicy Couture	Pernod Ricard SA — Pernod Ricard USA
Alex Lee	Fifth & Pacific Companies — Kate Spade	Perrigo
Alex Lee — Lowes Foods Stores	Fifth & Pacific Companies — Lucky Brand	Perry Ellis International
Alex Lee — Merchants Distributors	Finish Line	PETCO
Allergan	Firmenich	PetSmart
Almatis	Five Below	Philip Morris International
Amazon.com	FMC	Phillips-Van Heusen
Amcor Limited—Flexibles	FMC — Agricultural Products Group	Pier 1 Imports

Amcor Limited — Rigid Plastics	FMC — Industrial Chemicals Group	Pirelli Tire NA
American Crystal Sugar	FMC — Specialty Chemicals Group	Plains Exploration & Production
American Eagle Outfitters	Fonterra	Plastic Omnium
Amsted Industries	Foot Locker	Plastiflex
Amsted Industries — Amsted Rail	Foot Locker — CCS	Ply Gem Siding Group
Amsted Industries — Baltimore Aircoil	Foot Locker — Champs Sports	PolyOne
Amsted Industries — Burgess Norton	Foot Locker — Footlocker.com/Eastbay	Potash Corporation of Saskatchewan
Amsted Industries — Consolidated Metco	Foot Locker — Team Edition	Prada USA
Amsted Industries — Diamond Chain	Forbo Flooring	Praxair
Amsted Industries — Griffin Pipe	Forest Laboratories	Premier
Amsted Industries — Means Industries	Forest Pharmaceuticals	Procter & Gamble
Amway — Alticor	Forth Worth Transportation Authority	Proximo Spirits
Andersons, The	Fossil	Public Building Commission of Chicago
Anheuser-Busch InBev — Anheuser-Busch	Fresh Market	Purdue Frederick
Ann	Fuller (H.B.)	PVH Corp — Bass
Ann — AnnTaylor Factory	Futurist Automotive	PVH Corp — Calvin Klein
Ann — AnnTaylor Loft	Gamesa Technology	PVH Corp — Izod
Ann — AnnTaylor Stores	Gander Mountain	PVH Corp — Tommy Hilfiger
Apple	Gap	PVH Corp — Van Heusen
Aptalis Pharma	Gap — Banana Republic	QVC
ARCADIS	Gap — Gap Direct	Ralph Lauren
ArcelorMittal	Gap — Gap International	Ralph Lauren — Club Monaco
ArcelorMittal — ArcelorMittal Tubular	Gap — Gap Outlet	Ralph Lauren — Outlets
Arizona Chemical	Gap — Gap Stores	Ralph Lauren — Polo Ralph Lauren
Arkema	Gap — Old Navy	Ralph Lauren — Rugby
Ascena Retail Group	Geberit — Chicago Faucet	Ranbaxy Pharmaceuticals
Ascena Retail Group — dressbarn	Gentherm	Randstad Holding
Ascena Retail Group — Justice	GEO Specialty Chemicals	Reiter Affiliated
Ascena Retail Group — Maurices	Gerdau AmeriSteel	Remy Cointreau USA
Ascend Performance Materials	Gestamp	Rent-A-Center
Ashland	Ghirardelli Chocolate	Rich Products
Ashland — Aqualon Functional Ingredients	Gilt Groupe	Richemont North America
Ashland — Consumer Markets	Givaudan	Rio Tinto Group
Ashland — Hercules Water Technologies	Glatfelter	Rite Aid
Ashland — Performance Materials	Glatfelter — Specialty Papers	RockTenn
Asics America	GNC	Rolls Royce
ASML	Google	Roquette America
Associated Grocers of New England	Gordmans Stores	Rosetta Resources
Associated Materials	Great Lakes Dredge and Dock	Ross Stores
Astellas	Griffith Laboratories USA	Ross Stores — dd’s Discounts
Atlas Energy	Groupe PSA	rue21
Aurubis AG	Groupon	S&B Industrial Minerals S.A.
Austin Packaging Company	Grupo Eulen	SABIC Innovative Plastics US
AutoZone	Halcon Resources	Sabine Oil & Gas
Avantor Performance Materials	Hallmark Cards	Sabra Dipping Company
Avis Budget Group	Harris Teeter	Safeway
Avon Products	Harry Winston	Saint-Gobain — Abrasives
Babcock & Wilcox	Heineken USA	Saint-Gobain — Ceramics
Babcock & Wilcox — B&W Nuclear Energy	Helsinn Thera	Saint-Gobain — Certain Teed
Babcock & Wilcox — B&W Nuclear Operations	Helzberg Diamonds	Saint-Gobain — Containers

Babcock & Wilcox — B&W Power Generation Group	Henkel	Saint-Gobain — Delegation
Babcock & Wilcox — Babcock & Wilcox mPower	Hershey Foods	Saint-Gobain — Gypsum
Babcock & Wilcox — Babcock & Wilcox Technical	hhgregg	Saint-Gobain — Technical Fabrics
Bacardi Limited — Bacardi USA	HighMount Exploration & Production	Saint-Gobain — Vetrotex
Baker Hughes	Hilcorp Energy Company	Saks
Bare Escentuals	Hilti — US	Saks — Off 5th
Barnes Group	Holcim Group Support	Saks — Saks Direct
Barnes Group — Barnes Aerospace	Home Depot	Saks — Saks Fifth Avenue
Barneys New York	Honeywell — Specialty Materials	Sanofi-Aventis
BASF	Hormel Foods	SAS Autosystemtechnik
Bassett Furniture	Hot Topic	Sasol North America
Bausch & Lomb	Houghton International	Sazerac
Baxter	Hudson’s Bay — Lord & Taylor	Schnucks
Baxter International	Huhtamaki	Sears Holdings
Bayer — MaterialScience	Huntsman — Advanced Materials	Sears Holdings — Kmart
Bayer Pharmaceuticals	Huntsman — Performance Products	Sears Holdings — Kmart
BE Aerospace	Huntsman — Polyurethanes	Sears Holdings — Lands’ End
Beam Global Spirits & Wine	Huntsman — Textile Effects	Sears Holdings — Sears, Roebuck
Beiersdorf	ICL Industrial Products	Service Management Group
Belden	IKEA Services AB	Severstal — Severstal North America
Belden — Belden Americas	Ineos	Sherwin Alumina
Belk	INEOS Oligomers	Shire
Beneo	Infineum USA	Shiseido Cosmetics America
Berry Plastics	Innophos	Shopko
Best Buy	Intermix	Sidel
BIC	International Flavors & Fragrances	Siegwerk USA
Big Lots	Interstates	Sika
Biogen Idec	inVentiv Health	Silgan Holdings
BIPI	INVISTA	Smith & Wesson
Bombardier Transportation Holdings USA	Iroquois Pipeline	Sojitz Corporation of America
Bon-Ton Stores	Italcementi	Solvay — Rhodia
Boot Barn	Itochu International	Solvay America
Boral Industries	ivivva usa	Solvay America — Flourides
Boston Beer	J.Crew	Solvay America — Solvay Advanced Polymers
BPZ Energy	Japan Tobacco — JT International USA	Solvay America — Solvay Chemicals
Braskem America	J.C. Penney	Solvay America — Solvay Information Technologies
BreitBurn Management Company	JMW Consultants	Sonic Automotive
Bridgestone Americas	Johnson Matthey, Inc. — Precious Metal Products	Sonoco Products
Brookhaven National Laboratory	Jotun Coating	Southco
Brooks Brothers	Joy Global	Southern Research Institute
Brown-Forman	Jubilant Organosys	Southern Star Concrete
Buckman Laboratories	K&L Gates	Southwestern Energy Company
Burberry	Kansas Turnpike Authority	Stage Stores
Bureau Veritas	Kellogg	Stage Stores — Peebles
Burlington Northern Santa Fe Railway	Kemira Chemicals	Stage Stores — Stage
Cabela’s	Kenneth Cole	Stage Stores — Steeles
Cabot	Kering	Staples
Calgon Carbon	Kforce	Statoil USA

Campari America	Kimberly-Clark	Stepan
Campbell Soup	Knorr-Bremse AG — Bendix	Stryker
Canadian National Railways	Knowledge Universe	Student Transportation
Capital Metropolitan Transportation Authority	Kohl’s	Sunovion Pharmaceuticals
Cardone Industries	Kongsberg Automotive	Superior Energy
Cargill	Kroger	SUPERVALU
Carolina Herrera	Kuraray Americas	SuperValu — Cub Foods
Carrizo Oil & Gas	L.L. Bean	SuperValu — Farm Fresh
Carter’s	L.L. Bean — Outlets	SuperValu — Hornbacher’s
Carter’s — OshKosh B’Gosh	Landauer	SuperValu — Shop N Save
Caterpillar	Lansing Trade Group LLC	Supreme Industries
Cedar Fair Entertainment Company	LANXESS	Swift Energy Operating
Celanese Americas	Lapp Insulators LLC	Talbots
CF Industries	Lavazza Premium Coffees	Talisman Energy USA
CGGVeritas	Legrand North America	Taminco Higher Amines, Inc.
Chanel	Lehigh Hanson	Tampico
Charlotte Pipe & Foundry	Lehigh Hanson — Building Products	Target
Charlotte Russe	Lehigh Hanson — Canada Region	Tata Global Beverages
Charming Charlie	Lehigh Hanson — Lehigh White	Tate & Lyle Americas
Chef’s Warehouse	Lehigh Hanson — North Region	Tate & Lyle Americas — Custom Ingredients
Chemtrade Logistics	Lehigh Hanson — South Region	Tate & Lyle Americas — Ingredients Americas
Chico’s	Lehigh Hanson — West Region	Tecan Group — Tecan Systems
Chico’s — Chico’s	Lely Holding	Tecan Group — Tecan US
Chico’s — Soma Intimates	Leslie’s Poolmart, Inc.	Tekni-Plex
Chico’s — White House/Black Market	Lhoist North America	Tesa Tape
Chico’s FAS, Inc. — Boston Proper	Limited Brands	Tessenderlo
Children’s Place	Limited Brands — Bath & Body Works	The Corporate Executive Board
Children’s Place, The — Outlets	Limited Brands — Henri Bendel	The Estee Lauder Companies
CHS	Limited Brands — Victoria’s Secret Direct	ThromboGenics
Church & Dwight	Limited Brands — Victoria’s Secret Stores	ThyssenKrupp
Cintra Infraestructuras	Limited Stores	Tiffany & Co.
Clariant	Linde Group, NA	Tigre USA
CNH Global	L’Oreal USA	TJX
Coach	Lotus Bakeries	TJX Companies, The — Home Goods
Coca-Cola	Lowe’s	TJX Companies, The — Marmaxx
Coca-Cola Bottling	Lubrizol	TJX Companies, The — Marshalls
COG Operating	lululemon athletica	TNT Express — TNT Express USA
Colgate-Palmolive	Lundbeck	Tory Burch
Commercial Metals	Luxottica	TOTAL S.A. — Total Petrochemicals & Refining USA
ConAgra Foods	LVMH Moet Hennessy Louis Vuitton — Bulgari	Toyota Financial Services
Continental Automotive Systems	LVMH Moet Hennessy Louis Vuitton — Fendi	Toyota Motor North America — Toyota Motor Sales, USA
Continental Resources	LVMH Moet Hennessy Louis Vuitton — Louis Vuitton	Toys R Us
Continental Tire	LVMH Moet Hennessy Louis Vuitton — Moet Hennessy USA	Tractor Supply
Corbion	LyondellBasell North America — Lyondell	Treasury Wine Estates
Coty	MacDermid	Trifleet Leasing
Crate and Barrel	Macy’s	Tronox
Crown Imports	Macy’s — Bloomingdale’s	Tumi, Inc.
CSN	Magotteaux	Tyson Foods

Cubist Pharmaceuticals	Maidenform Brands	UGN
Cumberland Farms	Marine Harvest	Ulta Inc.
Cumberland Gulf Group	Marmon Group — Union Tank Car	Umicore (N.V.)
Curtiss-Wright	Martek Biosciences Corporation	Unilever US
CVS/Caremark	Matthews International	Union Pacific
CVS/Caremark Pharmacy Services	Mauser	United Natural Foods
Cyberonics	MBM Corporation	United Space Alliance
Cytec Industries	McCormick & Company	United States Steel
D&B	McDermott International	Vera Bradley Designs
D&M	MeadWestvaco	Vernay Laboratories
Daiichi Sankyo	Meijer	Viterra
Daikin America	Michaels Stores	Volkert & Associates
Dallas Fort Worth International Airport	Michaels Stores — Aaron Brothers Stores	VWR Funding
Danfoss	Michaels Stores — Michaels Stores	Walgreens
David’s Bridal	Michelin North America	Walmart Stores
Day & Zimmermann	Millennium Inorganic Chemicals	Walmart Stores — Sam’s Club
Dean Foods	Minn-Dak Farmers Cooperative	Walmart Stores — Stores and Super Stores
Deere	Mitsubishi International	Watson Pharma
Del Monte Foods	Mitsubishi Polycrystalline Silicon America	Wawa
Denbury Resources	Molnlycke Health Care	WD-40
Denton County Transportation Authority	Molson Coors Brewing	Wegmans Food Markets
Diageo North America	Momentive Specialty Chemicals	Westlake Chemical
Dick’s Sporting Goods	Moog	Wienerberger — General Shale Brick
Dollar General	Mosaic	William Grant & Sons
Dollar Tree	Movado Group	Williams Companies
Dorman Products	National Association of Realtors	Williams-Sonoma
Dow Chemical	Neiman Marcus	Williams-Sonoma — Pottery Barn
Dow Chemical — Dow AgroSciences	Neiman Marcus — Bergdorf Goodman	Williams-Sonoma — Pottery Barn Kids
Dow Corning	Neiman Marcus — Last Call	Williams-Sonoma — West Elm
Dow Corning — Hemlock Semiconductor	Neiman Marcus — Neiman Marcus Stores	Williams-Sonoma — Williams-Sonoma Stores
DSM Dyneema	Neovia	Wilo
DSM Pharmaceuticals	Nestle USA	Winn-Dixie
Zale

2012 Towers Watson CDB Executive Compensation Survey

$6 Billion to $20 Billion Revenue Sample

ACH Food Companies, Inc.*	Eastman Chemical Company	Mylan Inc.
Agilent Technologies, Inc.	Eaton Corporation PLC	Navistar International Corporation
Agrium Inc.*	eBay Inc.	Neoris USA, Inc.*
Air Liquide*	Ecolab Inc.	Newmont Mining Corporation
Air Products & Chemicals Inc.	Eisai Co., Ltd.*	Norfolk Southern Corporation
Alcatel Lucent	EMC Metals Corp.	Novo Nordisk Pharmaceuticals*
Allergan, Inc.	Encana Oil & Gas (USA)*	Office Depot, Inc.
Amgen Inc.	Essilor of America, Inc.*	Omnicare, Inc.
Anixter Internaional Inc.	Estee Lauder Companies Inc.	Owens Corning
APL Limited*	Exelis Inc.	Parker Hannifin Corporation
ARAMARK Corporation	Federal-Mogul Corporation	PCL Constructors Inc.*
Arkema*	Freeport-McMoRan Copper & Gold Inc.	Performance Food Group Company
Arrow Electronics, Inc.	The GAP, Inc.	Pitney Bowes Inc.
Ashland Inc.	Gavilon	Potash Corporation of Saskatchewan Inc.*
Atos IT Solutions and Services GmbH*	General Mills, Inc.	PPG Industries, Inc.
Automatic Data Processing, Inc.	Gilead Sciences, Inc.	Praxair, Inc.
Avaya Inc.	Goodrich Corporation	Quest Diagnostics Incorporated
Avis Budget Group, Inc.	GROWMARK, Inc.	R.R. Donnelley & Sons Company
Ball Corporation	The Hershey Company	Research in Motion Limited
Baxter International Inc.	Hertz Corporation	Rockwell Automation, Inc.
Becton, Dickinson and Company	Hilton Worldwide	Rolls-Royce PLC*
Big Lots, Inc.	Hormel Foods Corporation	S. C. Johnson
Boehringer Ingelheim International GmbH*	HTC Golf Club, LLC*	SAIC, Inc.
Booz Allen Hamilton Inc.	Hunt Consolidated, Inc.	SCA Americas*
BorgWarner Inc.	Illinois Tool Works Inc.	Seagate Technology PLC
Boston Scientific Corporation	Ingersoll-Rand PLC	Sealed Air Corporation
Bristol-Myers Squibb Company	J.R. Simplot Company	The Sherwin-Williams Company
Carnival Corporation	Jabil Circuit, Inc.	Sodexo Group*
Catalyst Health Solutions, Inc.	Jacobs Engineering Group Inc.	Solvay America, Inc.*
Celanese Americas LLC	Kao Corporation*	SPX Corporation
Celestica Inc.	KBR, Inc.	Starbucks Corporation
CEVA Logistics	Kellogg Company	Starwood Hotels & Resorts Worldwide, Inc.
CH2M HILL Companies, Ltd.	Kelly Services, Inc.	Stryker Corporation
Clear Channel Communications, Inc.	Kimberly-Clark Corporation	Syngenta AG*
Cliffs Natural Resources Inc.	Kyocera Corporation*	TE Connectivity Ltd.
Coca-Cola Enterprises, Inc.	L-3 Communications Corporation	Terex Corporation
Colgate-Palmolive Company	Land O’Lakes, Inc.	Textron Inc.
ConAgra Foods, Inc.	Lend Lease Corporation*	Thermo Fisher Scientific Inc.
Cooper Industries PLC	Limited Stores, LLC	Thomson Reuters Corporation
Corning Incorporated	Lorillard Tobacco Company	Time Warner Cable Inc.
Covidien PLC	Marriott International, Inc.	Transocean Ltd.
CSC Holdings, LLC	Mattel, Inc.	TRW Automotive Holdings Corp.
CSX Corporation	McGraw-Hill Companies, Inc.	Union Pacific Corporation
Cummins Inc.	MeadWestvaco Corporation	URS Corporation
Daiichi Sankyo Company, Ltd.*	Medtronic, Inc.	Viacom Inc.
Danaher Corporation	Micron Technology, Inc.	Waste Management, Inc.
Darden Restaurants, Inc.	MillerCoors LLC	Weyerhaeuser Company
Dean Foods Company	Monsanto Company	Whirlpool Corporation
Dollar Tree, Inc.	Motorola Mobility LLC	Xerox Corporation
Domtar Corporation	Motorola Solutions, Inc.	Yum! Brands, Inc.
Dow Corning Corp.

* Subsidiary company data used.

2012 Towers Watson Compensation Survey Resource

Total Sample Data

(Size Adjusted to Mosaic Revenue Scope Using Regression Analysis)

AAA	Freeport-McMoRan Copper & Gold	Prometric Inc
Accident Fund Insurance	Gannett	PSS World Medical
ACUMED	General Dynamics Information Technology	Publix Super Markets
AFLAC	Genesis Energy	QBE the Americas
Alfa Laval, Inc.	GenOn Energy	QTI Human Resources
Alliant Energy	Gentiva Health Services	Quadion Corporation
Alta Resources Corp	Georg Fischer Signet	Quality Bicycle Products
American Career College	Gerdau Long Steel North America	Quest Diagnostics
American Commercial Lines	GKN	Ralph Lauren
AmeriPride Services	G&K Services	Rational Energies
Ames True Temper	GNC	REA Magnet Wire Company Inc
AMETEK	GOJO Industries	Recology
Amica Mutual Insurance	Gold Eagle	Redcats USA
A.O. Smith	Grande Cheese	Red Wing Shoe Co
Applied Research Associates	Great American Insurance	Regency Centers
Asahi Kasei Plastics N.A. Inc.	Greyhound Lines	Regions Financial
Ascend Performance Materials	GROWMARK	Rembrandt
ASCO—Valve	GTECH	Renaissance Learning
Ash Grove Cement Company	Harman International Industries	Rexnord Corporation
Automobile Club of Southern California	Hastings Mutual Insurance Co	RiceTec
Avis Budget Group	Haynes International	Rich Products
Avista	HDR Inc	Ricoh Americas
Axcess Financial Services Inc	HD Supply	Ricoh Electronics Inc
Bank of America Merchant Services	Hendrickson	Rite-Hite Holding Corporation
Baxter International	Herman Miller	Riverside Research Institute
B Braun Medical	Hill Phoenix	Rollins
Belk	Hilton Worldwide	R.R. Donnelley
Bemis Manufacturing Company	Hitachi Computer Products	RSC Equipment Rental
Beneficial Bank	HNI	The Ryland Group
The Bergquist Company	HNTB	Ryman Hospitality Properties
Berwick Offray	Hu-Friedy Manufacturing Company, Inc.	Safety-Kleen Systems
BIC-Graphic	Hunter Industries	Sage Publications
Black Hills	IDEX Corporation	Sally Beauty
Bloomin Brands	IDEXX Laboratories	Sauer-Danfoss
Blue Cross Blue Shield of South Carolina	Information Management Service	SCANA
Blue Cross Blue Shield of Tennessee	Ingram Industries	S&C Electric
Bluegreen Corporation	Insperity	Schaumburg Township District Library
Bluestem Brands	Integra Lifesciences Corporation	Schwan Food
Bob Evans Farms	Intertape Polymer Corp	Scientific Research Corporation
Boddie-Noell Enterprises Inc	Intrepid Potash	The Scooter Store
Bosch Rexroth	Iron Mountain	Seaman Corporation
Boyd Gaming	Irvine	Seco Tools Inc
Bradley	Isuzu Motors America	Securus Technologies Inc
Bridgepoint Education	Itochu International	SEMCO Energy
Bristow Group	Jacobs Technology	Seneca Gaming Corporation
Brown-Forman	Jarden	Sentry Insurance
Build-A-Bear Workshop	Jefferson Science Associates	Serco
Bulk Handling Systems	J J Keller & Associates Inc	Service Corporation International
Cablevision Systems	John Crane	ServiceMaster Company
CACI International	Johnson Outdoors	Seventh Generation
Caelum Research Corporation	Jones Lang LaSalle	Sharp Electronics
California Casualty Management	Joy Global	Simmons Bedding Company

Camcraft	J.R. Simplot	Simon Property Group Inc
Carlson	Kansas City Southern	SMSC Gaming Enterprise
CarMax	Katun Corporation	Sole Technology, Inc.
CDM Smith	Kewaunee Scientific Corporation	Solo Cup
CEC Entertainment	Keystone Foods	Southco, Inc.
Cell Therapeutics	KI, Inc	Southeastern Freight Lines
CEMEX, Inc.	KIK Custom Products	South Jersey Gas
CenturyLink	Kingston Technology	Southwest Gas
Choice Hotels International	Klein Tools	SPX Corporation
CHS	Laboratory Corporation of America	Stampin’ Up!
Chumash Employee Resource Center	Lake Federal Bank	Standard Motor Products
CIGNA	Lake Region Medical	Staples
Citizens Energy Group	Lane Enterprise, Inc.	Stericycle Inc.
Citizens Republic Bank	Lantech.com	Stinger Ghaffarian Technologies
ClubCorp Inc	Lawson Products	Stonyfield Farm Inc
CNH America, LLC	L Brands	Subaru of Indiana Automotive, Inc.
Cobham Management Services	Learning Care Group	SuperValu Stores
Coca-Cola Bottling	Legal & General America	Sykes Enterprises
Coca-Cola Refreshments	Leggett and Platt	Synthes
Colsa	LG&E and KU Energy	Taubman Centers
CommScope	Lieberman Research Worldwide	TDS Telecom
Community Coffee	Little Lady Foods	Tecolote Research Inc
Compressor Controls	L.L. Bean	Tenet Healthcare Corporation
Computer Task Group	Logic PD	Terumo BCT
ConnectiCare Capital LLC	LSG Sky Chefs	Texas Industries Inc
Core Laboratories	Lutron Electronics	Texas Mutual Insurance
Corrections Corp of America	Magellan Health Services	Thule
Coventry Health Care	Magna Seating	TIMET (Titanium Metals Corp.)
Cox Enterprises	Malco Products Inc	TJX Companies
Cracker Barrel Old Country Stores	Manpower	Total System Service (TSYS)
CSIG	MAPFRE U.S.A.	Transamerica
CUNA Mutual	Mary Kay	Tribune
D&B	McGladrey and Pullen	Trinity Consultants Inc
Decurion	Medical Mutual of Ohio	Trinity Health
Dekalb Regional Healthcare Systems	Merit Medical Systems	True Value Company
Delhaize America	Merrill	Turner Broadcasting
Dickstein Shapiro	Metagenics	UDR
Diebold	MetLife	Underwriters Laboratories
Doherty Employer Services	MFS Investment Management.	United Conveyor Corporation
Dole Foods	Michael Baker	UnitedHealthCare
Domino’s Pizza	Mine Safety Appliances	United Maritime Group
Duke Realty	Mitsubishi International	United Natural Foods, Inc.
Dyn McDermott	Mitsui U S A.	United States Steel
E A Sween Company	Molex	Universal Studios Orlando
Edward Jones	Molina Healthcare	Uponor, Ltd.
Edwards Lifesciences	MTD Products Inc	UPS
Elizabeth Arden	MTS Systems	URS
EMCOR Group	MultiPlan	USAA
Emerson Electric	Mutual of Omaha	U.S. Foodservice
Energy Future Holdings	Nash-Finch	USG Corporation
Energy Solutions	National Interstate	Vail Resorts Management
Engineered Plastics Company	Nature’s Sunshine Products	Valpak/Cox Target Media
Enpro Industries (Fairbanks Morse Engine)	Navistar International	Ventura Foods
Entergy	Navy Exchange Enterprise	Verde Realty
Erickson Retirement Communities	Neenah Paper	Vermeer Mfg Company
Erie Insurance	NJVC LLC	VF

ESCO	The Nordam Group	Vi-Jon
ESCO Technologies	Northwestern Mutual	Volvo Group North America
Etnyre International Ltd	NSK Corporation	Wake Forest University
Exel	Oil-Dri Corporation of America	Walgreen Co.
Exelis Information Systems	Oppenheimer Group	Walter Energy
Exide Technologies	Opus Bank	Wawa
Express Scripts	Orbital Science Corporation	Wayne Farms
Fairfield Manufacturing	Oshkosh	W. C. Bradley
Farm Credit Bank of Texas	Panduit Corporation	Wellmark BlueCross BlueShield
Farm Credit Foundations	Papa John’s	Wells’ Dairy
Farmland Foods	Patterson Companies	West Bend Mutual Insurance Co
Federal Reserve Bank of Cleveland	Paychex	Weston Solutions Inc
FedEx Express	Paycor	Whole Foods Market
FedEx Office	Pearson PLC	WilmerHale LLP
Fender Musical Instruments	Pegasus Solutions	Windstream Communications
Ferguson Enterprises	Pepper Construction Company	Winn-Dixie Stores
First American	Pharmavite	Winpak Portion Packaging Ltd
First Citizens Bank	PHH	The Wornick Company
Fleetwood Group	PM	Worthington Industries
Flexcon Company Inc	PMA Companies	Wyle Laboratories
Flexible Steel Lacing	Premier	Xcel Energy
Follett Corporation	Principal Financial Group	XO Communications
Fortune Brands Home & Security	Pro-Build Holdings	Yamaha Corporation of America
Freeman Dallas	Project Management Institute	Zeon Chemicals L.P.
Zimmer

2012 Towers Watson CDB Executive Compensation Survey

Chemical and Gases Industry

(Median Revenue Size $6 Billion)

Agrium Inc.	Dow Corning Corp.	PolyOne Corporation
Air Liquide	E.I. du Pont de Nemours and Company	Potash Corporation of Saskatchewan Inc.
Air Products & Chemicals Inc.	Eastman Chemical Company	PPG Industries, Inc.
Americas Styrenics LLC	Ecolab Inc.	Praxair, Inc.
Arkema	H.B. Fuller Company	Solvay America, Inc.
Ashland Inc.	International Flavors & Fragrances Inc.	Stepan Company
BASF Group	LyondellBasell Industries N.V.	Tronox Incorporated
Celanese Americas LLC	OMNOVA Solutions Inc.	Westlake Chemical Corporation
Chemtura Corporation	Polymer Group, Inc.

2014 ANNUAL MEETING

Our 2014 Annual Meeting will be held on Thursday, May 15, 2014, at 10:00 a.m. local time at the Crowne Plaza Hotel. You will also be able to attend the 2014 Annual Meeting via the Internet at www.virtualshareholdermeeting.com/MOS14. You will need the 12-digit number included on the notice or proxy card we mailed to you in order to vote via the Internet during the 2014 Annual Meeting. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote.

DIRECTIONS TO THE CROWNE PLAZA HOTEL

The meeting will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441. The general telephone number for the Crowne Plaza Hotel is (763) 559-6600.

General Directions

The Crowne Plaza Hotel is just east of I-494 between Highway 55 and Rockford Road. From the County Rd. 9/Rockford Road exit proceed east on County Rd. 9/Rockford Road. Turn South on Vinewood. The Hotel is approximately 2 miles south, on the west side of the road.

From Minneapolis-St. Paul International Airport

Follow Interstate 494 West. It will become Interstate 494 North. Stay on I-494 North until Highway 55, Exit 22. Turn right onto Highway 55 East, then left (north) at the first set of signal lights, onto Northwest Boulevard. Turn left at Xenium Lane and follow Xenium Lane to the Hotel. The Hotel will be on the left.

From Downtown Minneapolis

Take Interstate 394 West to the Plymouth Road Exit. Turn right and follow Plymouth Road, which will become Northwest Boulevard. After crossing Highway 55, turn left at Xenium Lane. Follow Xenium Lane to the Hotel. The Hotel will be on the left.

MEETING ADMITTANCE REQUIREMENTS

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on May 15, 2014.

THE MOSAIC COMPANY	Meeting Information
Meeting Type: Annual
For holders as of: March 24, 2014
Date: May 15, 2014 Time: 10:00 AM Local Time
Location: Crowne Plaza Hotel
3131 Campus Drive

 Plymouth, Minnesota 55441

For directions to the annual meeting, please see the end of the proxy statement forming a part of the proxy materials referred to below.

Meeting live via the Internet-please visit

www.virtualshareholdermeeting.com/MOS14

THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219	You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

  NOTICE AND PROXY STATEMENT        STUB PERIOD REPORT TO STOCKHOLDERS

  How to View Online:

  Have the information that is printed in the box marked by the arrow (located on the   following page) and visit: www.proxyvote.com.

  How to Request and Receive a PAPER or E-MAIL Copy:

  If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                                 1) BY INTERNET:         www.proxyvote.com

                                 2) BY TELEPHONE:     1-800-579-1639

                                 3) BY E-MAIL*:             sendmaterial@proxyvote.com

  *  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 1, 2014 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

  Vote By Internet:

Before The Meeting:    Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

During The Meeting:    Go to www.virtualshareholdermeeting.com/MOS14. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

  Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the following proposal:
The Board of Directors recommends you vote FOR the following proposals:
1. Approval of an amendment to Mosaic’s Restated Certificate of Incorporation to declassify the Board of Directors.

The Board of Directors recommends you vote FOR the listed nominees:

2.     Election of one (1) director for a term expiring in 2015, as recommended by the Board of Directors:

Nominee:

2a.   Denise C. Johnson

Election of four (4) directors for terms expiring in 2015 or, in the alternative, if the proposal to de-classify the Board is rejected, for terms expiring in 2017, as recommended by the Board of Directors:

Nominees:

        2b. Nancy E. Cooper

        2c. James L. Popowich

        2d. James T. Prokopanko

        2e. Steven M. Seibert

3.     Approval of The Mosaic Company 2014 Stock and Incentive Plan, as recommended by the Board of Directors.

4.     Ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014.

5.     A non-binding advisory vote on executive compensation (“Say-on-Pay”).

6.     In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2014 Annual Meeting of Stockholders or any adjournment or postponement thereof.

THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MOS14

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M67604-P48836-Z62545 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE MOSAIC COMPANY
The Board of Directors recommends you vote FOR the following proposal:
		For	Against	Abstain
1.	Approval of an amendment to Mosaic’s Restated Certificate of Incorporation to declassify the Board of Directors.	☐	☐	☐
The Board of Directors recommends you vote FOR the listed nominees:						For	Against	Abstain
2.	Election of one (1) director for a term expiring in 2015, as recommended by the Board of Directors:				2c. James L. Popowich 2d. James T. Prokopanko 2e. Steven M. Seibert	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
Nominee:

2a.  Denise C. Johnson

Election of four (4) directors for terms expiring in 2015 or, in the alternative, if the proposal to de-classify the Board is rejected, for terms expiring in 2017, as recommended by the Board of Directors:

		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals: 3. Approval of The Mosaic Company 2014 Stock and Incentive Plan, as recommended by the Board of Directors.	☐	☐	☐
	Nominees: 2b. Nancy E. Cooper	☐	☐	☐

4.      Ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014.

						☐	☐	☐
					5. A non-binding advisory vote on executive compensation (“Say-on-Pay”).	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

6.      In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2014 Annual Meeting of Stockholders or any adjournment or postponement thereof.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Stub Period Report to Stockholders are available at www.proxyvote.com.

M67605-P48836-Z62545

THE MOSAIC COMPANY
Annual Meeting of Stockholders
May 15, 2014 10:00 AM Local Time
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints James T. Prokopanko, Lawrence W. Stranghoener and Richard L. Mack, and each of them with full power of substitution, Proxies to represent the undersigned at the 2014 Annual Meeting of Stockholders of The Mosaic Company to be held at Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on May 15, 2014 at 10:00 a.m. local time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations as noted in the proxy statement and on the reverse side of this card. The Proxies cannot vote these shares unless you return this card by mail or instructions by Internet or phone as described on the reverse side of this card.

If the undersigned is a participant in the Mosaic Investment Plan or the Mosaic Union Savings Plan, the undersigned hereby directs Vanguard Fiduciary Trust Company (the “Trustee”) as Trustee of the Mosaic Investment Plan or the Mosaic Union Savings Plan, to vote at the 2014 Annual Meeting of Stockholders of The Mosaic Company to be held on May 15, 2014 and at any and all adjournments thereof, the shares of common stock of The Mosaic Company, allocated to the account of and as instructed by the undersigned. For participants in the Mosaic Investment Plan or the Mosaic Union Savings Plan, if voting instructions are not received by the Trustee by May 12, 2014, or if they are received but are invalid, the shares with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions for each plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side